                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-36746

May 22, 2000                                                   [ARROWPOINT LOGO]

Dear ArrowPoint Stockholders:

     On behalf of the ArrowPoint board of directors, I am pleased to forward the enclosed proxy statement/prospectus regarding an opportunity for ArrowPoint to merge with Cisco Systems, Inc. We believe the merger will strengthen the combined company's product offerings, competitive position, management depth and research and development capabilities while offering significant value to our stockholders.

     If the merger with Cisco is approved, each share of your ArrowPoint common stock will be exchanged for 2.1218 shares of Cisco common stock. Cisco common stock is traded on the Nasdaq National Market under the trading symbol "CSCO," and on May 19, 2000, Cisco common stock closed at $53.44 per share.

     Before we can merge, those holding a majority of ArrowPoint's outstanding common stock must vote to adopt the merger agreement. The merger proposal will be voted on at a special meeting of ArrowPoint stockholders on Friday, June 23, 2000 at 10:00 a.m. Eastern Time, at the offices of Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts. Only those who hold shares of our common stock at the close of business on Friday, May 19, 2000 will be entitled to vote at the special meeting.

     The ArrowPoint board of directors has carefully considered the terms and conditions of the merger and agrees that the terms are fair to, and in the best interests of, our stockholders. The board of directors has approved the merger agreement and merger and recommends that you vote FOR the adoption of the merger agreement.

     This proxy statement/prospectus provides you with detailed information concerning Cisco and the merger. Please give all of the information in the proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 14.

     YOUR VOTE IS VERY IMPORTANT. To adopt the merger agreement, you MUST VOTE FOR the proposal by following the instructions stated on the enclosed proxy card. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy.

     Whether or not you plan to attend the special meeting, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you do not vote at all, it will, in effect, count as a vote against the proposal.

     On behalf of the ArrowPoint board of directors, I thank you for your support and urge you to VOTE FOR ADOPTION of the merger agreement between ArrowPoint Communications, Inc. and Cisco Systems, Inc.

                                          Sincerely,

                                          /s/ CHIN-CHENG WU
                                          Chin-Cheng Wu
                                          Chairman of the Board and
                                          Chief Executive Officer

                        ArrowPoint Communications, Inc.
       50 Nagog Park, Acton, MA 01720 / (978) 206-3000 Fax (978) 206-3200

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF CISCO COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE.

     This proxy statement/prospectus is dated May 22, 2000, and was first mailed to ArrowPoint stockholders on or about May 24, 2000.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 50 NAGOG PARK
                                ACTON, MA 01720
                                 (978) 206-3000
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, JUNE 23, 2000

To the Stockholders of ArrowPoint Communications, Inc.:

     We will hold a special meeting of stockholders of ArrowPoint
Communications, Inc. at 10:00 a.m. Eastern Time, on Friday, June 23, 2000 at the offices of Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts, for the following purposes:

     1. To consider and vote on a proposal to adopt the agreement and plan of merger and reorganization, dated May 4, 2000, by and among Cisco Systems, Inc., Archer Acquisition Corporation and ArrowPoint Communications, Inc. Under the agreement and plan of merger and reorganization, each outstanding share of ArrowPoint common stock will be converted into the right to receive 2.1218 shares of Cisco common stock.

     2. To transact such other business as may properly come before the special meeting.

     We describe these items of business more fully in the proxy statement/prospectus attached to this notice. Please give all of the information in the proxy statement/prospectus your careful attention.

     Only stockholders of record of ArrowPoint common stock at the close of business on Friday, May 19, 2000 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Adoption of the merger agreement will require the affirmative vote of the holders of ArrowPoint common stock representing a majority of the outstanding shares of ArrowPoint common stock entitled to vote at the special meeting.

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDERS ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          /s/ CHARLES J. GRAY
                                          Charles J. Gray
                                          Secretary
Acton, Massachusetts
May 22, 2000

            QUESTIONS AND ANSWERS ABOUT THE ARROWPOINT/CISCO MERGER

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive 2.1218 shares of Cisco common stock for each share of ArrowPoint common stock you own. Cisco will not issue fractional shares of common stock. You will receive cash based on the market price of Cisco common stock instead of any fractional share. Cisco common stock is traded on the Nasdaq National Market under the trading symbol "CSCO," and on May 19, 2000, Cisco common stock closed at $53.44 per share. Because the exchange ratio is fixed at 2.1218 but the market price of Cisco common stock is subject to fluctuation, the market value of the shares of Cisco common stock that you will receive in the merger may increase or decrease prior to and following the merger. We urge you to obtain current market quotations for Cisco common stock and ArrowPoint common stock.

Q: WHEN WILL THE MERGER BE COMPLETED?

A: We hope to complete the merger by the end of June 2000. Because the merger is subject to governmental approvals, however, we cannot predict the exact timing.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After we complete the merger, Cisco will send instructions to you explaining how to exchange your shares of ArrowPoint common stock for the appropriate number of shares of Cisco common stock.

Q: HOW DO I VOTE?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted at the special meeting and it will have the same effect as voting against approval of the merger agreement.

Q: HOW CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY?

A: You may change your vote by delivering a signed notice of revocation or a subsequently dated, signed proxy card to ArrowPoint's corporate secretary before the stockholder meeting, or by attending the stockholder meeting and voting in person.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger, please call ArrowPoint Investor
   Relations at (978) 206-3000.

[ARROWPOINT LOGO]                                                   [CISCO LOGO]
Proxy Statement                                                       Prospectus

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................    1
MARKET PRICE AND DIVIDEND INFORMATION.......................   12
RISK FACTORS................................................   14
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   21
THE SPECIAL MEETING.........................................   22
  Proxy Statement/Prospectus................................   22
  Date, Time and Place of the Special Meeting...............   22
  Matters to be Considered at the Special Meeting...........   22
  Record Date and Shares Entitled to Vote...................   22
  Voting of Proxies.........................................   22
  Vote Required.............................................   23
  Quorum; Abstentions and Broker Non-Votes..................   23
  Solicitation of Proxies and Expenses......................   23
  No Appraisal Rights.......................................   23
  Board Recommendation......................................   23
THE MERGER AND RELATED TRANSACTIONS.........................   25
  Background of the Merger..................................   25
  Reasons for the Merger....................................   26
  Recommendation of ArrowPoint's Board of Directors.........   28
  Opinion of ArrowPoint's Financial Advisors................   29
  Completion and Effectiveness of the Merger................   37
  Structure of the Merger and Conversion of ArrowPoint
     Common Stock...........................................   37
  Exchange of ArrowPoint Stock Certificates for Cisco Stock
     Certificates...........................................   38
  Treatment of ArrowPoint Stock Option and Stock Incentive
     Plans..................................................   39
  Other Provisions of The Merger Agreement..................   40
  Related Agreements........................................   47
  Operations Following the Merger...........................   50
  Indemnification and Insurance.............................   50
  Interests of ArrowPoint Directors, Officers and Affiliates
     in the Merger..........................................   51
  Antitrust Approval........................................   52
  Federal Income Tax Considerations.........................   53
  Accounting Treatment......................................   54
  No Dissenters' or Appraisal Rights........................   54
  Restrictions on Sale of Shares by Affiliates of ArrowPoint
     and Cisco..............................................   54
SELECTED FINANCIAL DATA OF ARROWPOINT.......................   56
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF ARROWPOINT...................   57
BUSINESS OF ARROWPOINT......................................   63
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
  MANAGEMENT OF ARROWPOINT..................................   74
COMPARISON OF RIGHTS OF STOCKHOLDERS OF ARROWPOINT AND
  CISCO.....................................................   76
  Director Nominations and Stockholder Proposals............   76
  Amendment to Governing Documents..........................   76
  Cumulative Voting.........................................   78

                                                              PAGE
                                                              ----
  Appraisal Rights..........................................   78
  Derivative Action.........................................   79
  Stockholder Consent in Lieu of Meeting....................   79
  Fiduciary Duties of Directors.............................   79
  Indemnification...........................................   80
  Director Liability........................................   81
  Anti-Takeover Provisions and Interested Stockholder
     Transactions...........................................   81
  Advance Notice of Meeting.................................   82
  Inspection of Books and Records...........................   83
  Size of the Board of Directors............................   83
  Removal of Directors......................................   83
  Transactions Involving Directors..........................   84
  Filling Vacancies on the Board of Directors...............   84
EXPERTS.....................................................   85
LEGAL MATTERS...............................................   85
WHERE YOU CAN FIND MORE INFORMATION.........................   86
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   87
INDEX TO ARROWPOINT CONSOLIDATED FINANCIAL STATEMENTS.......  F-1
APPENDICES:
Appendix A -- Agreement and Plan of Merger and
  Reorganization............................................  A-1
Appendix B -- Stock Option Agreement........................  B-1
Appendix C -- Stockholder Agreement.........................  C-1
Appendix D -- Opinion of Goldman, Sachs & Co. ..............  D-1

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the appendices, and the other documents we refer to for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about Cisco into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 86 of this proxy statement/prospectus.

THE COMPANIES

ARROWPOINT COMMUNICATIONS, INC.
50 Nagog Park
Acton, Massachusetts 01720
www.arrowpoint.com
(978) 206-3000

     ArrowPoint provides intelligent Web switches that enable its customers to deploy a global Web network architecture to optimize e-commerce transactions and the delivery of Web content. ArrowPoint's products, which are specifically designed for the Web, are intended to enhance the performance, scalability, availability, reliability and security of its customers' Web sites. Using patented technology, ArrowPoint's switches intelligently route requests for Web content or transactions to the network server that is best able to handle the request at that moment, based on information about the requesting party, the content or transaction requested and the structure and changing conditions of the customer's Web network.

     ArrowPoint's intelligent Web switches enable its customers to deploy a Web network architecture that:

     - facilitates e-commerce transactions;

     - gives preferred or differing treatment to specific users or specific types of content requests;

     - directs Web requests to the network server best able to handle those requests based on information about the requesting party, the Web content or transaction requested and the customer's Web network;

     - identifies hot content, such as a breaking news story, and automatically triggers the copying of that content to dynamically add capacity to handle the requests for that content;

     - intelligently redirects requests for content or applications unavailable due to a Web site failure to another Web site or server which has the requested information;

     - protects against attempts by computer hackers to disable servers or keep servers busy performing useless tasks without significantly impairing performance;

     - addresses a range of customer needs, from those of smaller Web sites to the high-performance demands of large, complex Web hosting operations; and

     - tracks detailed statistics about the performance of the network, servers, applications and content.

     ArrowPoint's customers include Web hosting and application service providers, e-commerce companies, Internet service providers and other enterprises deploying applications on the Web. ArrowPoint's Web switches enable its customers to solve many e-commerce problems and to offer new and enhanced Web services. As of March 31, 2000, over 200 companies have deployed ArrowPoint's switches in their Web networks. ArrowPoint's customers include EMC, Exodus Communications, Global Crossing, NaviSite, Lycos and Road Runner.

CISCO SYSTEMS, INC.
170 West Tasman Drive
San Jose, California 95134
(408) 526-4000

     Cisco Systems, Inc. is the worldwide leader in networking for the Internet. Cisco hardware, software and service offerings are used to create Internet solutions so that individuals, companies and countries have seamless access to information -- regardless of differences in time and place. Cisco solutions provide competitive advantage to our customers through more efficient and timely exchange of information, which in turn leads to cost savings, process efficiencies, and closer relationships with their customers, prospects, business partners, suppliers, and employees. These solutions form the networking foundation for companies, universities, utilities, and government agencies worldwide.

     The company was founded in 1984 by a small group of computer scientists from Stanford University seeking an easier way to connect different types of computer systems. Cisco Systems shipped its first product in 1986. Since then, Cisco has grown into a multinational corporation with more than 30,000 employees in more than 200 offices in 60 countries.

STRUCTURE OF THE MERGER AND CONVERSION OF ARROWPOINT COMMON STOCK (SEE PAGE 37)

     ArrowPoint and Cisco have entered into a merger agreement that provides for the merger of ArrowPoint and Archer Acquisition Corporation, a newly formed wholly-owned subsidiary of Cisco. Following the merger, ArrowPoint will continue its operations as a wholly-owned subsidiary of Cisco and stockholders of ArrowPoint will become stockholders of Cisco. Each share of ArrowPoint common stock will be exchanged for 2.1218 shares of Cisco common stock. A corresponding right to purchase shares of Cisco Series A Junior Participating Preferred Stock, no par value, pursuant to the Cisco Rights Agreement dated as of June 30, 1998 between Cisco and BankBoston, N.A. will accompany each share of Cisco common stock. We urge you to read the merger agreement, which is attached as Appendix A to this proxy statement/prospectus, carefully and in its entirety.

VOTE REQUIRED FOR STOCKHOLDER APPROVAL (SEE PAGE 23)

     The holders of a majority of the outstanding shares of ArrowPoint common stock must adopt the merger agreement. Cisco stockholders are not required to approve the merger agreement and will not vote on the merger.

     You are entitled to cast one vote per share of ArrowPoint common stock you owned as of May 19, 2000, the record date.

RECOMMENDATION OF ARROWPOINT'S BOARD OF DIRECTORS (SEE PAGES 23 AND 28)

     After careful consideration, ArrowPoint's board of directors has approved the merger agreement and determined that the merger is advisable and in the best interest of ArrowPoint and its stockholders and recommends that ArrowPoint stockholders vote FOR adoption of the merger agreement.

OPINION OF ARROWPOINT'S FINANCIAL ADVISOR (SEE PAGE 29)

     Goldman, Sachs & Co., ArrowPoint's financial advisor, delivered an opinion to the ArrowPoint board of directors that, as of the date of the opinion and based on the procedures followed, factors considered and assumptions made by Goldman, Sachs, and subject to the limitations set forth in the opinion, the exchange ratio in the merger agreement was fair to the stockholders from a financial point of view. The complete opinion of Goldman, Sachs is attached as Appendix D to this proxy statement/prospectus. We urge you to read it in its entirety.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 44)

     Cisco's and ArrowPoint's respective obligations to complete the merger are subject to the prior satisfaction or waiver of a number of conditions. If either Cisco or ArrowPoint waives any conditions, ArrowPoint will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from ArrowPoint stockholders is appropriate. The following conditions, among others, must be satisfied or waived before completion of the merger:

     - the merger agreement must be adopted by ArrowPoint stockholders;

     - no law, regulation or order which makes completion of the merger illegal may be enacted or issued;

     - all necessary governmental approvals must be obtained, including such waivers required under United States antitrust laws and federal and state securities laws;

     - no injunction or order preventing consummation of the merger or restricting Cisco's operation of ArrowPoint after the merger may be in effect;

     - Cisco's and ArrowPoint's respective representations and warranties in the merger agreement must be true and correct except where the failure to be so true and correct would not have a material adverse effect;

     - Cisco and ArrowPoint must comply with their respective agreements in the merger agreement;

     - Cisco and ArrowPoint must receive an opinion of tax counsel to the effect that the merger will qualify as a reorganization;

     - Cisco must be advised by its independent accountants that pooling of interests accounting is appropriate for the merger and ArrowPoint must be advised by its independent accountants that it qualifies as a combining company in a pooling of interests business combination;

     - ArrowPoint must obtain all necessary third-party consents required under its material contracts;

     - certain employees of ArrowPoint must have entered into employment and non-competition agreements with Cisco; and

     - the shares of Cisco common stock to be issued to ArrowPoint stockholders in the merger must be authorized for listing on the Nasdaq National Market.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 45)

     The merger agreement may be terminated before the completion of the merger by the mutual consent of both parties or by either Cisco or ArrowPoint if:

     - the conditions to completion of the merger would not be satisfied because of either a breach of an agreement in the merger agreement by the other or a breach of a representation, warranty or obligation of the other in the merger agreement, either of which is not cured within ten business days of receipt of written notice of such breach;

     - the merger is not completed, without the fault of the terminating party, by October 31, 2000 (or, under certain circumstances, December 31, 2000);

     - a final court order prohibiting the merger is issued and is not appealable; or

     - the ArrowPoint stockholders do not approve the merger agreement at the special meeting.

     In addition, the merger agreement may be terminated by Cisco if the ArrowPoint board of directors takes any of the following actions:

     - withdraws or modifies its recommendation that ArrowPoint stockholders adopt the merger agreement in a manner adverse to Cisco, or resolves to do so;

     - fails to comply with the nonsolicitation provisions contained in the merger agreement, which provisions are summarized below and discussed in detail on page 43 of this proxy statement/ prospectus;

     - fails to call and hold the special meeting by September 30, 2000 (or December 15, 2000 under certain circumstances); or

     - with respect to an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets, involving ArrowPoint and a party other than Cisco, if the ArrowPoint board of directors does not reconfirm its approval and recommendation of the merger agreement and does not reject the other extraordinary transaction within ten business days.

PAYMENT OF TERMINATION FEE (SEE PAGE 46)

     ArrowPoint has agreed to pay Cisco a termination fee of $150 million or reimburse Cisco for its out-of-pocket expenses if the merger agreement is terminated under circumstances which are described on page 46 of this proxy statement/prospectus under the heading "Payment of Fees and Expenses."

NO OTHER TAKEOVER NEGOTIATIONS INVOLVING ARROWPOINT (SEE PAGE 43)

     Until the merger is completed or the merger agreement is terminated, or unless Cisco consents in writing, ArrowPoint has agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or agree to any takeover proposal; or

     - engage in negotiations with, or disclose any nonpublic information relating to ArrowPoint or any of its subsidiaries to, or afford access to the properties, books or records of, ArrowPoint or any of its subsidiaries to, any person that has advised ArrowPoint that it may be considering making, or that has made, a takeover proposal.

     ArrowPoint's board of directors is not prohibited from taking and disclosing to the ArrowPoint stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934. Additionally, the ArrowPoint board of directors is not prohibited from providing a copy of the non-solicitation provision of the merger agreement to any third party.

     ArrowPoint has agreed to provide Cisco with detailed information about any takeover proposal it receives.

     ArrowPoint may engage in any of these otherwise prohibited acts, other than solicitation, initiation or encouragement of any takeover proposal, if its board of directors:

     - believes in good faith that a particular proposal will result in a transaction more favorable than the merger to the ArrowPoint stockholders from a financial point of view; and

     - determines in good faith after advice from outside legal counsel that engaging in the prohibited negotiations or discussions or providing non-public information is necessary in order to comply with the fiduciary duties of the board under applicable law.

     A takeover proposal is:

     - any offer or proposal for a merger or other business combination involving ArrowPoint or any of its subsidiaries;

     - the acquisition of 15% or more of the outstanding shares of capital stock of ArrowPoint or any of its subsidiaries; or

     - the sale or transfer of any significant portion of the assets of ArrowPoint or any of its subsidiaries, other than the merger.

ARROWPOINT HAS ENTERED INTO A STOCK OPTION AGREEMENT THAT MAY DISCOURAGE THIRD PARTIES THAT MAY BE INTERESTED IN ACQUIRING A STAKE IN ARROWPOINT AND IF THE MERGER IS NOT COMPLETED, MAY PREVENT ARROWPOINT FROM QUALIFYING AS A COMBINING COMPANY IN A POOLING OF INTERESTS BUSINESS COMBINATION IN THE FUTURE (SEE PAGE
48)

     ArrowPoint entered into a stock option agreement with Cisco that granted Cisco the option to buy up to 6,974,047 shares of ArrowPoint common stock, which represented approximately 19.9% of the shares of ArrowPoint common stock outstanding on May 4, 2000, or approximately 16.6% after issuance of the shares of ArrowPoint common stock subject to the option. The exercise price of the option is $135 per share.

     Cisco required ArrowPoint to grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in ArrowPoint and is intended by Cisco to increase the likelihood that the merger will be completed.

     The option is not currently exercisable and Cisco may only exercise the option if the merger agreement is terminated under circumstances in which the termination fee is payable or prior to an extraordinary transaction of the nature specified in the merger agreement which obligates ArrowPoint to pay the termination fee. Otherwise, the option will terminate and may not be exercised by Cisco.

     We urge you to read the stock option agreement attached as Appendix B to this proxy statement/prospectus in its entirety.

STOCKHOLDERS HOLDING APPROXIMATELY 38% OF ARROWPOINT'S COMMON STOCK HAVE ENTERED INTO STOCKHOLDER AGREEMENTS REQUIRING THEM TO VOTE IN FAVOR OF THE MERGER (SEE PAGE 47)

     In connection with the execution of the merger agreement various funds associated with Matrix Partners and North Bridge Venture Partners have entered into stockholder agreements with Cisco. The stockholder agreements require these ArrowPoint stockholders to vote all shares of ArrowPoint common stock beneficially owned by them in favor of approval of the merger agreement. The stockholder agreements also required the stockholders to deliver an irrevocable proxy to Cisco. The irrevocable proxy enables Cisco to vote the stockholders' shares to approve the merger. These ArrowPoint stockholders were not paid additional consideration in connection with the stockholder agreements.

     The shares of ArrowPoint Common Stock subject to the stockholder agreements collectively represent approximately 38% of the outstanding ArrowPoint common stock as of May 19, 2000 the record date.

     We urge you to read the form of stockholder agreement attached as Appendix C to this proxy statement/prospectus in its entirety.

INTERESTS OF ARROWPOINT'S DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER (SEE PAGE 51)

     When considering the recommendation of the ArrowPoint board of directors, you should be aware that certain ArrowPoint directors and officers have interests in the merger that are different from, or in addition to, yours. As a result, ArrowPoint's directors and officers may be more likely to vote to approve the merger than ArrowPoint stockholders generally. These interests include the following:

     - As of March 31, 2000, directors and executive officers of ArrowPoint and their affiliates beneficially owned approximately 52.0% of the outstanding shares of ArrowPoint common stock.

     - As of the date of this proxy statement/prospectus, non-employee directors of ArrowPoint beneficially owned stock options to purchase an aggregate of 60,000 shares of ArrowPoint common stock, all of which were unvested. If the merger is completed, 50% of the unvested options having an exercise price of $34.00 per share will accelerate and become fully vested and exercisable.

     - Stock options granted by ArrowPoint under the 1997 Stock Incentive Plan provide for the acceleration of 50% of the unvested portion of each option if the merger is completed. As of the date of this proxy statement/prospectus approximately 394,967 unvested stock options granted to executive officers (including employee directors) of ArrowPoint will vest upon completion of the merger in accordance with these provisions.

     - Grants of restricted stock made by ArrowPoint under the 1997 Stock Incentive Plan and subject to stock restriction agreements provide for the acceleration of 50% of the unvested shares if the merger is completed. As of the date of this proxy statement/prospectus approximately 881,500 unvested shares granted to executive officers (including employee directors) will vest upon completion of the merger.

     - Several employees and executive officers, as a condition to closing of the merger, are required to enter into employment and non-competition agreements with Cisco that will become effective upon completion of the merger.

     - Cisco has agreed to indemnify each present and former ArrowPoint officer and director against liabilities arising out of the fact that such person is or was a director or officer of ArrowPoint.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 53)

     We have structured the merger so that, in general, ArrowPoint stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by ArrowPoint stockholders instead of fractional shares. It is a condition to the merger that both Cisco and ArrowPoint receive legal opinions to the effect that the merger constitutes a reorganization within the meaning of the Internal Revenue Code.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 54)

     We intend to account for the merger as a pooling of interests business combination. It is a condition to completion of the merger that Cisco be advised in writing by PricewaterhouseCoopers LLP that the merger can properly be accounted for as a pooling of interests business combination, although this condition may be waived. It is also a condition to completion of the merger that ArrowPoint shall be advised by Arthur Andersen LLP that it qualifies as a combining company in a pooling of interests business combination.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (SEE PAGE 52)

     The merger is subject to United States antitrust laws. We have made the required filings with the United States Department of Justice and the Federal Trade Commission. However, we are not permitted to complete the merger until the applicable waiting period has expired or terminated.

     In addition, Cisco and ArrowPoint may need to obtain approval for the merger in foreign jurisdictions depending upon the extent that ArrowPoint conducts business in these jurisdictions and the statutory requirements of each of these jurisdictions.

RESTRICTIONS ON THE ABILITY TO SELL CISCO STOCK (SEE PAGE 54)

     All shares of Cisco common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either ArrowPoint or Cisco for purposes of the Securities Act of 1933. Shares of Cisco common stock held by these affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.

YOU DO NOT HAVE DISSENTERS' OR APPRAISAL RIGHTS (SEE PAGE 54)

     Under Delaware law, you are not entitled to dissenters' or appraisal rights in the merger.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS

     This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Cisco's and ArrowPoint's financial condition, results of operations and business and on the expected impact of the merger on Cisco's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 14 of this proxy statement/prospectus.

                             SUMMARY FINANCIAL DATA

     The following tables show financial results actually achieved by each of Cisco and ArrowPoint.

     Cisco's summary financial data as of and for the fiscal years ended July 30, 1995, July 28, 1996, July 26, 1997, July 25, 1998, and July 31, 1999 has
been derived from its consolidated financial statements and related notes thereto incorporated herein by reference. Cisco's historical figures as of and for the six months ended January 23, 1999 and January 29, 2000 have been derived from, and should be read in conjunction with, Cisco's consolidated financial statements and the notes thereto that are incorporated herein by reference. The results of operations for the interim period presented are unaudited and are not necessarily indicative of the results to be expected for any other interim period or for the fiscal year as a whole. However, in the opinion of Cisco's management, the interim financial data presented reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for all periods presented.

     ArrowPoint's summary financial data as of and for the period since its inception to December 31, 1997 and for the fiscal years ended December 31, 1998 and 1999 has been derived from its consolidated financial statements and related notes thereto and as indicated herein. ArrowPoint's historical financial data for the three months ended March 31, 1999 and 2000 have been derived from, and should be read in conjunction with, ArrowPoint's unaudited consolidated financial statements and the notes thereto that are included herein. The results of operations for the interim period presented are unaudited and not necessarily indicative of the results to be expected for any other interim period or for the fiscal year as a whole. However, in the opinion of ArrowPoint's management, the interim financial data presented reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for all periods presented.

     The ArrowPoint financial data reflects the two-for-one stock split effective February 29, 2000, payable to holders of shares as of the close of business on February 18, 2000. The Cisco financial data reflects the two-for-one stock split effective March 22, 2000.

                         SUMMARY FINANCIAL DATA, CONT.

CISCO:

                                                                                                                  SIX MONTHS
                                                                        FISCAL YEARS ENDED                           ENDED
                                                       ----------------------------------------------------   -------------------
                                                       JULY 30,   JULY 28,   JULY 26,   JULY 25,   JULY 31,   JAN. 23,   JAN. 29,
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(1)(2)(3):
  Net sales..........................................   $2,232     $4,101     $6,452     $8,489    $12,170     $5,443     $8,264
  Net income.........................................   $  452     $  915     $1,049     $1,340    $ 2,035     $  791     $1,245
  Net income per share -- basic......................   $ 0.08     $ 0.16     $ 0.17     $ 0.21    $  0.31     $ 0.12     $ 0.18
  Net income per share -- diluted....................   $ 0.08     $ 0.15     $ 0.17     $ 0.20    $  0.29     $ 0.11     $ 0.17
  Number of shares used in per common share
    calculation -- basic.............................    5,478      5,758      6,000      6,270      6,582      6,502      6,801
  Number of shares used in per common share
    calculation -- diluted...........................    5,738      6,008      6,280      6,616      6,995      6,905      7,257

                                                                          AS OF THE FISCAL YEAR ENDED
                                                              ----------------------------------------------------      AS OF
                                                              JULY 30,   JULY 28,   JULY 26,   JULY 25,   JULY 31,   JANUARY 29,
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   -----------
                                                                                        (IN MILLIONS)
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
  Total assets..............................................   $1,997     $3,639     $5,498     $9,023    $ 14,846     $21,391

------------------------
(1) Cisco acquired StratumOne Communications, Inc. and TransMedia Communications, Inc. in the first quarter of fiscal 2000 and Cerent Corporation and WebLine Communications Corporation in the second quarter of fiscal 2000. In addition, Cisco completed the acquisition of Fibex Systems in the fourth quarter of 1999. Each of these acquisitions were accounted for as poolings of interests. The Cisco financial data reflects the effect of these acquisitions as if StratumOne, TransMedia, Cerent, WebLine and Fibex were wholly owned entities of Cisco since inception.

(2) All historical per share and share information has been adjusted to reflect the Cisco two-for-one stock split effected March 22, 2000.

(3) Historical consolidated operating results include the following non-recurring or acquisition related charges:

                                                                  FISCAL YEARS ENDED                        SIX MONTHS ENDED
                                                 ----------------------------------------------------   -------------------------
                                                 JULY 30,   JULY 28,   JULY 26,   JULY 25,   JULY 31,   JANUARY 23,   JANUARY 29,
                                                   1995       1996       1997       1998       1999        1999          2000
                                                 --------   --------   --------   --------   --------   -----------   -----------
                                                                                  (IN MILLIONS)
    Purchased in-process research and
      development..............................     96         --         508       594        471          390           424
    Acquisition related costs..................     --         --          --        --         16           --            25
    Amortization of goodwill and purchased
      intangible assets........................      4         14          11        23         61           23            71
    Net gain on sale of minority investments...     --         --        (152)       (5)        --           --           (31)
    Income tax effect..........................    (36)        (2)          7       (67)       (54)         (37)           (9)
                                                   ---         --        ----       ---        ---          ---           ---
    Net amount after tax.......................     64         12         374       545        494          376           480
                                                   ===         ==        ====       ===        ===          ===           ===

ARROWPOINT:

                                                                                           THREE MONTHS
                                                                 FOR THE YEARS ENDED        ENDED MARCH
                                                                    DECEMBER 31,                31,
                                                              -------------------------   ---------------
                                                              1997(4)    1998     1999     1999     2000
                                                              -------   ------   ------   ------   ------
                                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS DATA(4)(5):
  Net sales.................................................  $    --   $   --   $   12   $    1   $   10
  Net loss available to common stockholders.................  $    (3)  $   (9)  $  (13)  $   (3)  $  (14)
  Net loss per share -- basic and diluted...................  $(11.36)  $(6.26)  $(3.99)  $(1.07)  $(3.34)
  Pro forma net loss per share -- basic and diluted.........                     $(0.57)  $(0.13)  $(0.56)
  Number of shares used in per common share
    calculation -- basic and diluted........................        1        2        3        3        4
  Pro forma number of shares used in per common share
    calculation -- basic and diluted........................                         22       20       25

                                                                 AS OF THE YEAR
                                                               ENDED DECEMBER 31,       AS OF
                                                              ---------------------   MARCH 31,
                                                              1997(4)   1998   1999     2000
                                                              -------   ----   ----   ---------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA(4):
  Total assets..............................................    $3       $8    $23       $33

(4) ArrowPoint was incorporated on April 14, 1997 (date of inception).

(5) All historical per share and share information has been adjusted to reflect the ArrowPoint two-for-one stock split effective February 29, 2000.

                           COMPARATIVE PER SHARE DATA

     In the following table, we provide you with certain historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger assuming that 2.1218 shares of Cisco common stock are issued in exchange for each share of ArrowPoint common stock. This data should be read along with the selected historical financial data set forth herein and the historical financial statements of Cisco and ArrowPoint and the notes thereto that are included herein or incorporated herein by reference. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                       SELECTED HISTORICAL FINANCIAL DATA

                                                  FISCAL YEARS ENDED            SIX MONTHS ENDED
                                           --------------------------------    -------------------
                                           JULY 26,    JULY 25,    JULY 31,    JAN. 31,    JAN. 29
                                             1997        1998        1999        1999       2000
                                           --------    --------    --------    --------    -------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
CISCO HISTORICAL DATA(D):
  Net income per share -- basic..........   $0.17       $0.21       $0.31       $0.12       $0.18
  Net income per share -- diluted........   $0.17       $0.20       $0.29       $0.11       $0.17
  Book value per share...................   $0.71       $1.12       $1.74       $1.41       $2.40

                                                 TWELVE MONTHS ENDED        SIX MONTHS ENDED
                                                       JUNE 30,               DECEMBER 31,
                                              --------------------------    ----------------
                                               1997      1998      1999      1998      1999
                                              ------    ------    ------    ------    ------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
ARROWPOINT HISTORICAL DATA(A)(D)(E)(G):
  Net loss per share -- basic...............  $   --    $(9.54)   $(4.51)   $(2.77)   $(2.04)
  Net loss per share -- diluted.............  $(0.18)   $(0.33)   $(0.39)   $(0.22)   $(0.21)
  Book value per share......................  $ 0.55    $ 0.60    $ 0.94    $ 0.40    $ 0.83

                                                  FISCAL YEARS ENDED            SIX MONTHS ENDED
                                           --------------------------------    -------------------
                                           JULY 26,    JULY 25,    JULY 31,    JAN. 31,    JAN. 29
                                           1997(G)       1998        1999        1999       2000
                                           --------    --------    --------    --------    -------
PRO FORMA COMBINED PER SHARE
  DATA(B)(C)(E)(F):
  Per Cisco common share-- basic.........   $0.17       $0.21       $0.31       $0.12       $0.18
  Per Cisco common share-- diluted.......   $0.17       $0.20       $0.29       $0.11       $0.17
  Equivalent per ArrowPoint
     share-- basic.......................   $0.37       $0.45       $0.65       $0.26       $0.39
  Equivalent per ArrowPoint
     share-- diluted.....................   $0.35       $0.42       $0.61       $0.24       $0.36
PRO FORMA COMBINED BOOK VALUE PER
  SHARE(B)(C)(D)(E):
  Per Cisco share........................   $0.70       $1.11       $1.74       $1.40       $2.39
  Equivalent per ArrowPoint share........   $1.49       $2.36       $3.69       $2.98       $5.06

---------------
A. The ArrowPoint financial information presented has been derived from its financial statements; however, the periods shown above are presented to conform more closely with Cisco's fiscal year-end rather than the historical presentation of ArrowPoint's fiscal year-end at December 31.

 B. The pro forma combined per share information combines financial information of Cisco for the fiscal years ended July 26, 1997, July 25, 1998 and July 31, 1999 and the six months ended January 23, 1999 and January 29, 2000 with the financial information of ArrowPoint for the period from inception (April 14, 1997) to June 30, 1997 and the twelve months ended June 30, 1998 and 1999 and the six months ended December 31, 1998 and 1999, respectively. This information also assumes the merger occurred as of the beginning of the earliest period presented and was accounted for as a pooling of interests.

 C. The unaudited equivalent ArrowPoint pro forma per share amounts are calculated by multiplying the Cisco combined pro forma per share amounts by the exchange ratio.

D. Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

 E. All share and per share information assumes that ArrowPoint's preferred stock was converted into common stock at the beginning of the earliest period presented.

 F. The pro forma financial information includes adjustments to record the tax benefit from net operating loss carryforwards in the periods which they were generated. These amounts reflect the impact of the reversal of valuation allowances realized in the historical financial statements of ArrowPoint which would not have been present had the companies always been combined historically.

G. ArrowPoint was incorporated on April 14, 1997 (date of inception).

                     MARKET PRICE AND DIVIDEND INFORMATION

CISCO MARKET PRICE DATA

     Cisco's common stock is traded on the Nasdaq National Market under the symbol "CSCO." The following table shows the range of high and low closing sales prices reported on the Nasdaq National Market for Cisco common stock for the periods indicated, adjusted to reflect the three-for-two stock splits effected in September 1998 and December 1997 and the two-for-one stock splits effected in February 1996, June 1999 and March 2000.

                                                         HIGH      LOW
                                                        ------    ------
CISCO'S FISCAL 1997
  First Quarter.......................................  $ 7.45    $ 5.56
  Second Quarter......................................    8.32      6.41
  Third Quarter.......................................    7.75      5.16
  Fourth Quarter......................................    8.93      5.17
CISCO'S FISCAL 1998
  First Quarter.......................................    9.37      7.75
  Second Quarter......................................   10.05      8.10
  Third Quarter.......................................   12.32      9.44
  Fourth Quarter......................................   17.20     11.92
CISCO'S FISCAL 1999
  First Quarter.......................................   17.33     10.97
  Second Quarter......................................   26.67     15.19
  Third Quarter.......................................   29.69     23.78
  Fourth Quarter......................................   33.53     26.09
CISCO'S FISCAL 2000
  First Quarter.......................................   37.00     29.38
  Second Quarter......................................   57.63     35.00
  Third Quarter.......................................   80.06     54.75
  Fourth Quarter (through May 19, 2000)...............   71.44     53.44

ARROWPOINT MARKET PRICE DATA

     ArrowPoint's common stock commenced trading on the Nasdaq National Market on March 31, 2000 under the symbol "ARPT." The following table shows the range of high and low closing prices reported on the Nasdaq National Market for ArrowPoint common stock for the periods indicated.

                                                       HIGH        LOW
                                                      -------    -------
ARROWPOINT'S FISCAL 2000
  First Quarter (commencing March 31, 2000).........  $118.48    $   118.48
  Second Quarter (through May 19, 2000).............   140.75         59.50

DIVIDEND INFORMATION

     Neither Cisco nor ArrowPoint has ever paid any cash dividends on its stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

RECENT CLOSING PRICES

     As of May 4, 2000, the last trading day before announcement of the proposed merger, the closing prices per share of Cisco common stock and ArrowPoint common stock on the Nasdaq National Market were $63.625 and $134.8125, respectively. On May 19, 2000, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing prices per share of Cisco common stock and ArrowPoint common stock on the Nasdaq National Market were $53.4375 and $111.4375, respectively. The equivalent per share prices for ArrowPoint common stock based on the Cisco common stock prices multiplied by the exchange ratio of
2.1218 were $134.999 as of May 4, 2000 and $113.3837 as of May 19, 2000.

     Because the exchange ratio is fixed at 2.1218 but the market price of Cisco common stock is subject to fluctuation, the market value of the shares of Cisco common stock that holders of ArrowPoint common stock will receive in the merger may increase or decrease prior to and following the merger. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR CISCO COMMON STOCK AND ARROWPOINT COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CISCO COMMON STOCK OR ARROWPOINT COMMON STOCK.

NUMBER OF ARROWPOINT STOCKHOLDERS

     As of May 19, 2000, there were approximately 360 stockholders of record who held shares of ArrowPoint common stock, as shown on the records of ArrowPoint's transfer agent for such shares.

                                  RISK FACTORS

     By voting in favor of the merger, you will be choosing to invest in Cisco common stock. An investment in Cisco common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

                          RISKS RELATED TO THE MERGER

YOU WILL RECEIVE 2.1218 SHARES OF CISCO COMMON STOCK FOR EACH SHARE OF ARROWPOINT COMMON STOCK OWNED DESPITE CHANGES IN MARKET VALUE OF ARROWPOINT COMMON STOCK OR CISCO COMMON STOCK.

     Upon completion of the merger, each share of ArrowPoint common stock will be exchanged for 2.1218 shares of Cisco common stock. There will be no adjustment for changes in the market price of either ArrowPoint common stock or Cisco common stock. ArrowPoint and Cisco are not permitted to abandon the merger nor is ArrowPoint permitted to resolicit the vote of its stockholders solely because of changes in the market price of Cisco common stock. Accordingly, the specific dollar value of Cisco common stock to be received by you upon completion of the merger will depend on the market value of Cisco common stock at the time of completion of the merger. The share price of Cisco common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. No prediction can be made as to the market price of Cisco common stock at the completion of the merger or as to the market price of Cisco common stock after the completion of the merger.

ALTHOUGH CISCO AND ARROWPOINT EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED.

     Cisco and ArrowPoint entered into the merger agreement with the expectation that the merger will result in benefits, including the ability to:

     - strengthen Cisco's abilities to offer its customers a broad portfolio of content networking solutions;

     - enhance Cisco's capabilities immediately in software and hardware-based content switching products that optimize the delivery of Web content; and

     - leverage ArrowPoint's sales and support organizations focused on delivering content switching solutions.

     Achieving the benefits of the merger will depend in part on the integration of the technology, operations and personnel of the two companies in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of customers or key employees or the continued diversion of the attention of management.

     In addition, the combined entity may not fully increase efficiencies from the transaction. ArrowPoint's product line consists of content smart Web switches. Integrating ArrowPoint's product sales into Cisco's business model will involve risks that may jeopardize the success of the merged company. The ArrowPoint technology and products address a new market for Cisco, namely the content smart switching market. For merger-related efficiencies to be realized, Cisco will have to learn to satisfy the needs of ArrowPoint's customers in a timely and efficient manner. ArrowPoint's content smart switching products are new products for Cisco. In order for the merger to be successful, Cisco and ArrowPoint may need to integrate ArrowPoint's products and technologies with other Cisco products and platforms. This integration will involve considerable technology and execution risk and may or may not be successful. We cannot assure you that Cisco and ArrowPoint will be successfully integrated or that any of the anticipated benefits will be realized, and failure to do so could have a material adverse effect on Cisco's business, financial condition and operating results.

ARROWPOINT OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of ArrowPoint participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, yours including the following:

     - Stock options granted by ArrowPoint under the 1997 Stock Incentive Plan provide for the acceleration of 50% of the unvested portion of each option if the merger is completed. As of the date of this proxy statement/prospectus approximately 394,967 unvested stock options granted to executive officers (including employee directors) of ArrowPoint will vest upon completion of the merger in accordance with these provisions.

     - Grants of restricted stock made by ArrowPoint under the 1997 Stock Incentive Plan and subject to stock restriction agreements provide for the acceleration of 50% of the unvested shares if the merger is completed. As of the date of this proxy statement/prospectus approximately 881,500 unvested shares granted to executive officers (including employee directors) will vest upon completion of the merger.

     - Stock options granted by ArrowPoint under the 2000 Non-Employee Director Stock Option Plan provide for the acceleration of 50% of the unvested portion of each option if the merger is completed. As of the date of this proxy statement/prospectus, 30,000 unvested options granted to non-employee directors will vest upon completion of the merger.

     Several employees and executive officers, as a condition to closing the merger, are required to enter into employment and non-competition agreements with Cisco that will become effective upon completion of the merger. Please see summary of the terms of their employment agreements in the section of this proxy statement/prospectus entitled "Employment and Non-Competition Agreements" under "Related Agreements" on page 47 of this proxy statement/prospectus.

     Furthermore, Cisco has agreed to indemnify each present and former ArrowPoint director and officer against liabilities arising out of the fact that such person is or was a director or officer.

     As a result, these directors and officers could be more likely to vote to approve the merger agreement than if they did not hold these interests. ArrowPoint stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ARROWPOINT'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, ArrowPoint may be subject to a number of material risks, including the following:

     - ArrowPoint may be required to pay Cisco a termination fee of $150 million or reimburse Cisco for expenses;

     - ArrowPoint stockholders may experience dilution to their stock ownership because the stock option granted to Cisco by ArrowPoint may become exercisable;

     - ArrowPoint may no longer qualify as an entity that may be a party to a business combination for which pooling of interests accounting would be available;

     - the price of ArrowPoint common stock may decline to the extent that the current market price of ArrowPoint common stock reflects a market assumption that the merger will be completed; and

     - costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

     In addition, ArrowPoint customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by ArrowPoint customers could have a material adverse effect on ArrowPoint's business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective ArrowPoint employees may experience uncertainty about their future role with Cisco until Cisco's strategies with regard to ArrowPoint are announced or executed. This may adversely affect ArrowPoint's ability to attract and retain key management, sales, marketing and technical personnel.

     Further, if the merger is terminated and ArrowPoint's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to certain limited exceptions described on page 43 of this proxy statement/prospectus, ArrowPoint is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Cisco.

UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE ARROWPOINT TO LOSE KEY PERSONNEL.

     Current and prospective ArrowPoint employees may experience uncertainty about their future as employees of Cisco. This uncertainty may adversely affect ArrowPoint's ability to attract and retain key management, sales and marketing and technical personnel.

                             RISKS RELATED TO CISCO

     In addition to the risks discussed above, Cisco is subject to its own specific risks relating to its business model, strategies, markets and legal and regulatory environment. For a detailed discussion of these risks, please see the risk factors included in Cisco's reports filed with the Commission under the Securities Exchange Act of 1934, which reports are incorporated by reference into this proxy statement/ prospectus.

                          RISKS RELATED TO ARROWPOINT

ARROWPOINT'S LIMITED OPERATING HISTORY MAY MAKE IT DIFFICULT TO VALUE AND EVALUATE ITS BUSINESS AND FUTURE PROSPECTS

     ArrowPoint commenced operations in April 1997 and commercially released its first product in the fourth quarter of 1998. Your evaluation of the risks and uncertainties of ArrowPoint's business will be difficult because of its limited operating history. In addition, ArrowPoint's limited operating history means that it has less insight into how technological and market trends may affect its business. The revenue and income potential of ArrowPoint's business and market are unproven. You must consider ArrowPoint's business and prospects in light of the risks and difficulties typically encountered by companies in the early stages of development, particularly those in new and rapidly evolving markets such as the Internet infrastructure industry.

ARROWPOINT HAS INCURRED SUBSTANTIAL LOSSES TO DATE AND MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN PROFITABILITY, WHICH COULD CAUSE THE MARKET PRICE OF ITS COMMON STOCK TO DECLINE

     Since ArrowPoint began operations, it has incurred losses in every fiscal period. It incurred a net loss available to common stockholders of $14.0 million in the first quarter of 2000 and its accumulated deficit through March 31, 2000 was $39.0 million. ArrowPoint cannot be certain if or when it will become profitable. Its failure to become profitable within the timeframe expected by investors may adversely affect the market price of its common stock. ArrowPoint expects to continue to increase its expenses in an effort to develop its business and, as a result, will need to generate significant revenue to achieve profitability. Even if ArrowPoint does achieve profitability, it cannot assure you that it can sustain or increase profitability on a quarterly or annual basis in the future.

ARROWPOINT'S OPERATING RESULTS ARE DIFFICULT TO FORECAST AND MAY FLUCTUATE FROM QUARTER TO QUARTER, WHICH MAY HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF ITS COMMON STOCK

     ArrowPoint's operating results are difficult to forecast and may fluctuate from quarter to quarter. As a result of ArrowPoint's limited operating history, it does not have historical financial data for a significant number of periods upon which to forecast quarterly financial performance. If ArrowPoint's quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of its common stock could fall substantially.

     Among the factors that could cause ArrowPoint's quarterly operating results to fluctuate are:

     - ArrowPoint depends on a relatively small number of customers for a large percentage of its revenue in any particular quarter. As a result, a delay in a particular quarter in receiving orders from one or a small number of customers may have a significant negative impact on its operating results for that quarter.

     - ArrowPoint's sales cycle makes it difficult to predict accurately when it will complete sales and recognize revenue.

     - ArrowPoint has historically derived a significant portion of its revenue from sales that occur near the end of a fiscal quarter. As a result, a delay in anticipated sales is more likely to result in a deferral of the associated revenue beyond the end of a particular quarter, which would have a significant impact on ArrowPoint's operating results for that quarter.

     Most of ArrowPoint's operating expenses do not vary directly with revenue and are difficult to adjust in the short term. As a result, if revenue for a particular quarter is below ArrowPoint's expectations, it could not proportionately reduce operating expenses for that quarter, and therefore this revenue shortfall would have a disproportionate effect on ArrowPoint's expected operating results for that quarter.

THERE IS INTENSE COMPETITION IN THE MARKET FOR INTERNET INFRASTRUCTURE SOLUTIONS AND IF ARROWPOINT FAILS TO COMPETE SUCCESSFULLY, ITS REVENUE COULD DECLINE AND IT COULD EXPERIENCE ADDITIONAL LOSSES

     The market for Internet infrastructure solutions is new, rapidly evolving and very competitive. ArrowPoint expects competition in this market to increase as a result of factors such as:

     - the entrance of new competitors;

     - innovations that improve competitive products or that enable products or services that are not currently competitive with ArrowPoint's solutions to compete with ArrowPoint;

     - acquisitions of competitive products or technologies, particularly by a large competitor with an established market presence and distribution capabilities; and

     - strategic alliances, in which competitors succeed in bundling their products with other software products, hardware products or services.

     This competition could, among other things:

     - divert sales from ArrowPoint;

     - force ArrowPoint to charge lower prices; and

     - adversely affect ArrowPoint's strategic relationships with manufacturers, resellers and others.

     If any of these risks occurred, ArrowPoint's revenues could decline, its gross margins could decrease, its expenses could increase and it could experience additional losses.

ARROWPOINT IS GROWING RAPIDLY AND MAY BE UNABLE TO MANAGE ITS GROWTH EFFECTIVELY, WHICH COULD RESULT IN LOST SALES OR DISRUPTIONS TO ITS BUSINESS

     ArrowPoint's failure to effectively manage its recent and anticipated growth could have a material adverse effect on the quality of its products, its ability to retain key personnel and financial performance. From January 1, 1999 to March 31, 2000, the number of ArrowPoint's employees increased from 60 to over 330 and it established a sales presence in over 12 U.S. cities and 18 countries. This growth has strained, and may further strain, ArrowPoint's management, operational systems and other resources. To manage its growth effectively, ArrowPoint must be able to enhance its financial and accounting systems and controls, integrate new personnel and manage expanded operations. There can be no assurance ArrowPoint will be able to do so.

ARROWPOINT PURCHASES SEVERAL OF ITS KEY COMPONENTS FROM SINGLE SOURCES, AND IT COULD LOSE REVENUE AND MARKET SHARE IF IT WERE UNABLE TO OBTAIN A SUFFICIENT SUPPLY OF THOSE COMPONENTS

     Several key components of ArrowPoint's products are currently available from single vendors. If ArrowPoint is unable to obtain sufficient quantities of these components, it would be unable to manufacture and ship its products on a timely basis. This could result in lost or delayed revenue, damage to ArrowPoint's reputation and increased manufacturing costs.

     Examples of the components which ArrowPoint purchases from single sources are:

     - critical network processors for the CS-50, CS-150 and the CS-800 from MMC Networks;

     - the power supply device for the CS-50 and CS-150 from Cherokee International; and

     - the power supply device for the CS-800 from Tectrol.

     ArrowPoint does not have guaranteed supply agreements with any of the vendors of these products. Moreover, even if supply is available, ArrowPoint's inability to accurately forecast the demand for its products may result in an inadequate supply of these components. ArrowPoint's products are designed based on the MMC network processor, and if it were unable to obtain a sufficient supply of these network processors from MMC, ArrowPoint would be forced to significantly modify the design of its products to use different network processors. If ArrowPoint were unable to obtain a sufficient supply of power supplies from its current vendors, it would be forced either to develop alternative sources of supply or to modify the design of its products to use more readily available components. Redesigning ArrowPoint's products, particularly a redesign involving new network processors, or identifying new sources of supply may take a long time and may involve significant additional expenses. Moreover, its vendors may increase their prices for these components. Accordingly, the lack of alternative sources for these components may force ArrowPoint to pay higher prices for these components, which would cause its gross margins to decrease and could cause it to incur additional losses.

IF ARROWPOINT IS NOT ABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL IT NEEDS TO SUCCEED, IT WILL NOT BE ABLE TO GROW ITS BUSINESS AS IT ANTICIPATES

     The growth of ArrowPoint's business and revenue depends in large part upon its ability to attract and retain sufficient numbers of highly skilled employees, particularly qualified sales and engineering personnel. ArrowPoint plans to increase its employee count from 337 at March 31, 2000 to approximately 400 by December 31, 2000. ArrowPoint may not be successful in hiring and retaining the skilled personnel that it needs. Qualified personnel are in great demand throughout the computer networking industry.

IF INTERNET INFRASTRUCTURE SOLUTIONS DO NOT ACHIEVE WIDESPREAD COMMERCIAL ACCEPTANCE, ARROWPOINT WILL NOT BE ABLE TO SELL ITS PRODUCTS AND ITS ABILITY TO INCREASE REVENUE WOULD BE HARMED

     Widespread commercial acceptance of ArrowPoint's products is critical to its future success. The market for Internet infrastructure solutions is relatively new and rapidly evolving. Rather than utilizing Internet infrastructure solutions, many Web data center administrators manage Internet traffic by adding servers and interconnecting a variety of single-function traffic management tools. ArrowPoint's ability to increase revenue in the future depends on the extent to which its potential customers recognize the value of its solutions.

     The acceptance of ArrowPoint's products may be hindered by:

     - the failure of prospective customers to recognize the value of Internet infrastructure solutions;

     - the reluctance of ArrowPoint's prospective customers to replace or expand their current networking solutions, which may be supplied by more established vendors, with its products; and

     - the emergence of new technologies or industry standards that could cause ArrowPoint's products to be less competitive or obsolete.

     In addition, because the market for Internet infrastructure solutions is in an early stage of development, ArrowPoint cannot assess the size of the market accurately, and it has limited insight into trends that may emerge and affect its business. For example, ArrowPoint may have difficulty in predicting customer needs, developing products that could address those needs and establishing a distribution strategy for those products. ArrowPoint may also have difficulties in predicting the competitive environment that will develop.

IF ARROWPOINT IS UNABLE TO INTRODUCE NEW PRODUCTS AND FEATURES ON A TIMELY BASIS OR IF ITS NEW PRODUCTS ARE UNSUCCESSFUL, ITS SALES AND COMPETITIVE POSITION WILL SUFFER

     The market for Internet infrastructure solutions is characterized by rapidly changing technologies, frequent new product introductions and evolving customer requirements and industry standards. The rapid growth in the use of the Web and intense competition in ArrowPoint's industry exacerbate these market characteristics. In order to remain competitive in its markets, ArrowPoint will need to introduce on a timely basis new products that offer significantly improved performance and features, at lower prices, and it may not be successful in doing so. Some prior versions of ArrowPoint's products were released behind schedule, and this may happen again in the future. Delays in introducing new products and features, or the introduction of new products which do not meet the evolving demands of ArrowPoint's customers, could damage its corporate reputation and cause a loss of or delay in revenue.

In addition, some of the benefits offered by ArrowPoint's products are based on their ability to route Web requests based on information about, among other things, the person making the request. To the extent that privacy concerns or technological developments limit the amount of information available about the person making the Web request, the benefits of ArrowPoint's products would be diminished.

BECAUSE ARROWPOINT DERIVES A SUBSTANTIAL PORTION OF ITS REVENUE FROM A SMALL NUMBER OF CUSTOMERS, ANY LOSS OF OR DELAY IN RECEIVING REVENUE FROM THOSE CUSTOMERS COULD SIGNIFICANTLY DAMAGE ITS FINANCIAL PERFORMANCE

     ArrowPoint has historically derived a significant portion of its revenue from a relatively small number of customers. If any of these customers stop or delay purchasing products or services from ArrowPoint, its financial performance would be negatively impacted. NaviSite accounted for 14% of ArrowPoint's revenue in 1999. None of its reseller or end-user customers are contractually obligated to purchase future products or services from ArrowPoint, and they may discontinue doing so at any time. In addition, although ArrowPoint's largest customers will probably vary from period to period, ArrowPoint anticipates that a small number of customers will continue to represent a large percentage of its revenue in any given fiscal period. Accordingly, the failure to obtain a significant order from a customer within the fiscal period expected by us could have a significant adverse effect on its financial performance for that fiscal period.

FACTORS ADVERSELY AFFECTING THE USE OF THE INTERNET COULD REDUCE THE DEMAND FOR ARROWPOINT'S PRODUCTS

     ArrowPoint's products are designed to enable its customers to provide faster and more reliable connections to users accessing their Web sites. Any factors that adversely affect Internet usage could result in less demand for ArrowPoint's products. Among the factors that could disrupt Internet usage are:

     - security concerns;

     - user dissatisfaction due to network problems or service disruptions that prevent users from accessing an Internet server; and

     - delays in, or disputes concerning, the development and adoption of industry-wide Internet standards and protocols.

ARROWPOINT IS INVOLVED IN LITIGATION WITH ARROW ELECTRONICS OVER ITS USE OF THE NAME ARROWPOINT, AND AN ADVERSE OUTCOME IN THIS LITIGATION COULD CAUSE ARROWPOINT TO CHANGE ITS NAME, INCUR SIGNIFICANT COSTS AND DAMAGE ITS COMPETITIVE POSITION

     ArrowPoint was sued by Arrow Electronics in July 1999 over its use of the trademark ArrowPoint and the Internet domain name arrowpoint.com. Arrow Electronics is seeking an injunction precluding ArrowPoint from using the name ArrowPoint and requiring it to relinquish the domain name arrowpoint.com. This lawsuit is still in the early stages of discovery, and ArrowPoint is not yet able to assess its potential liability. If ArrowPoint fails to prevail in this litigation, it may be forced to change its corporate name and its domain name, which could damage its sales and marketing efforts and competitive position. In addition, regardless of its outcome, this litigation may force ArrowPoint to incur significant expenses in defending the lawsuit and may divert the attention and efforts of its management team from normal business operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Cisco's and ArrowPoint's financial condition, results of operations and business, and on the expected impact of the merger on Cisco's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 14 of this proxy statement/prospectus.

                              THE SPECIAL MEETING

PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of ArrowPoint common stock by the ArrowPoint board of directors for use at a special meeting of ArrowPoint stockholders.

     This proxy statement/prospectus is first being furnished to stockholders of ArrowPoint on or about Wednesday, May 24, 2000.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting will be held on Friday, June 23, 2000 at 10:00 a.m., Eastern Time, at the offices of Hale and Dorr, LLP, 60 State Street, 26th Floor, Boston, Massachusetts.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting and any adjournment or postponement of the special meeting, stockholders of ArrowPoint will be asked to consider and vote upon proposals:

     - to approve the merger agreement; and

     - to grant the proxy authority to transact such business as may properly come before the special meeting.

RECORD DATE AND SHARES ENTITLED TO VOTE

     ArrowPoint's board of directors has fixed the close of business on Friday, May 19, 2000, as the record date for determination of ArrowPoint stockholders entitled to notice of, and to vote at, the special meeting. As of the close of business on May 19, 2000, there were approximately 35,272,234 shares of ArrowPoint common stock outstanding and entitled to vote, held by approximately 360 shareholders of record of ArrowPoint. Each ArrowPoint stockholder is entitled to one vote for each share of ArrowPoint common stock held as of the record date.

VOTING OF PROXIES

     You are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to ArrowPoint. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by ArrowPoint prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is made, your proxy will be voted to approve the merger agreement. ArrowPoint's board of directors does not presently intend to bring any other business before the special meeting and, so far as is known to ArrowPoint's board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies. You may revoke your proxy at any time prior to its use by delivering to the Secretary of ArrowPoint a signed notice of revocation or a subsequently dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTE REQUIRED

     Delaware General Corporation Law requires the affirmative vote of the holders of a majority of the shares of ArrowPoint common stock outstanding and entitled to vote at the special meeting to approve the merger. Selected stockholders of ArrowPoint have entered into a stockholder agreement and have delivered irrevocable proxies obligating them to vote in favor of the merger agreement and the merger. As of the date of this proxy statement/prospectus, these stockholders, constituting various funds affiliated with Matrix Partners and North Bridge Venture Partners, as a group beneficially owned 13,269,996 shares (exclusive of any shares issuable upon the exercise of options or warrants) of ArrowPoint common stock (constituting approximately 38% of the shares of ArrowPoint common stock outstanding as of the record date). As of the record date and the date of this proxy statement/prospectus, Cisco owns no shares of ArrowPoint common stock.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the special meeting is a majority of the shares of ArrowPoint common stock issued and outstanding on the record date. If a quorum is not present in person or represented by proxy, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Because adoption of the merger agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of ArrowPoint common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement. In addition, the failure of an ArrowPoint stockholder to return a proxy will have the effect of a vote against the adoption of the merger agreement. The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions. Accordingly, you are urged to return the enclosed proxy card marked to indicate your vote. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers and employees of ArrowPoint may solicit proxies from stockholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, ArrowPoint will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of ArrowPoint common stock and to request authority for the exercise of proxies. In these cases, ArrowPoint, upon the request of the record holders, will reimburse the record holders for their reasonable expenses.

NO APPRAISAL RIGHTS

     You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand payment for your shares under Delaware law.

BOARD RECOMMENDATION

     THE ARROWPOINT BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ARROWPOINT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. IN CONSIDERING SUCH RECOMMENDATION, ARROWPOINT STOCKHOLDERS SHOULD BE AWARE THAT CISCO HAS AGREED TO PROVIDE CERTAIN EMPLOYMENT, SEVERANCE AND INDEMNIFICATION AGREEMENTS TO CERTAIN DIRECTORS AND OFFICERS OF ARROWPOINT.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF ARROWPOINT. ACCORDINGLY, YOU ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                      THE MERGER AND RELATED TRANSACTIONS

     This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement and the stock option agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

     The following discussion of the background of the merger and the parties' reasons for the merger and the potential benefits that could result from the merger contains forward-looking statements which involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. The actual results of Cisco could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" on page 14 of this proxy statement/prospectus and in the documents incorporated by reference in this proxy statement/prospectus.

BACKGROUND OF THE MERGER

     On March 26, 2000, Chin-Cheng Wu and Louis Volpe, the Chairman and Chief Executive Officer and President and Chief Operating Officer of ArrowPoint, respectively, met with Ammar Hanafi, Vijay Parikh and Graeme Fraser of Cisco. At the meeting, the representatives of ArrowPoint provided an overview of ArrowPoint and its products. There was no discussion of a merger nor was any agreement reached to pursue any relationship at this meeting. No subsequent meetings were scheduled to further explore any relationship.

     On April 10, 2000, Cisco contacted ArrowPoint requesting to hold discussions relating to a potential strategic relationship between the two companies.

     On April 12, 2000, ArrowPoint retained Goldman, Sachs & Co. as financial advisor relating to a potential transaction with Cisco.

     On April 13, 2000, Cisco, represented by Vijay Parikh, Gary Epps, David Getchell, Janey Hoe, Jack Jenney and Ammar Hanafi met with Chin-Cheng Wu, Louis Volpe, Peter Piscia, Douglas Potter and Walter Kelt. At the meeting, ArrowPoint and Cisco executed a non-disclosure agreement. ArrowPoint representatives then presented to Cisco an overview of ArrowPoint's products, technology and business strategy. The representatives of Cisco and ArrowPoint then discussed a range of partnership opportunities including a possible strategic combination of ArrowPoint with Cisco.

     At the April 18, 2000 meeting of the ArrowPoint board of directors, ArrowPoint management reported to the ArrowPoint board members on their discussions with Cisco. At this meeting, ArrowPoint's board authorized management to continue its discussions with Cisco regarding a strategic combination.

     On April 20, 2000 Ammar Hanafi and Janey Hoe of Cisco telephoned Chin-Cheng Wu of ArrowPoint to set up further meetings and to continue discussions.

     Between April 21 and May 4, 2000, representatives and employees of Cisco, representatives and employees of ArrowPoint and representatives of Goldman, Sachs held a series of meetings to discuss further ArrowPoint's and Cisco's products, technologies, markets and business strategies and to discuss further a strategic combination between the two companies.

     Between April 24, 2000 and May 4, 2000, management of Cisco and ArrowPoint, together with their respective legal counsel and Goldman, Sachs, held extensive negotiations regarding the terms and conditions of the agreements relating to a transaction.

     On April 25, 2000, ArrowPoint and Cisco entered into an exclusivity agreement to permit due diligence and negotiation of a definitive agreement. Pursuant to this agreement, ArrowPoint agreed not to solicit or negotiate an alternative acquisition proposal by a party other than Cisco prior to May 5, 2000.

     On May 1, 2000, ArrowPoint's board of directors met by teleconference during which ArrowPoint's management updated the board as to the status of the negotiations. The ArrowPoint board authorized and instructed senior management to continue negotiation of a definitive merger agreement with Cisco.

     On May 1, 2000, Cisco's board of directors held a meeting and unanimously voted to approve the merger agreement and related transaction documents.

     On May 3, 2000, ArrowPoint's board of directors held a meeting where ArrowPoint's legal advisors made a presentation on the terms of the proposed transaction and the board of directors' duties with respect to consideration of the transaction. Goldman, Sachs, ArrowPoint's financial advisor, made a presentation on the financial terms of the proposed transaction. ArrowPoint's legal and financial advisors answered questions posed by the ArrowPoint board of directors.

     On May 4, 2000, ArrowPoint's board of directors again met with its legal and financial advisors and discussed the final terms of the proposed merger. Goldman Sachs reviewed its financial analysis of the proposed transaction, answered questions posed by the ArrowPoint board of directors and delivered an oral opinion, subsequently confirmed in writing, that, as of such date and based upon the procedures followed, factors considered and assumptions made by Goldman, Sachs and subject to the limitations set forth in its opinion, the exchange ratio in the transaction was fair to ArrowPoint stockholders from a financial point of view. At the conclusion of these discussions and presentation, the ArrowPoint board of directors voted to approve the merger agreement and related transaction documents.

     On the evening of May 4, 2000, ArrowPoint and Cisco entered into the merger agreement and certain related agreements were executed and delivered by Cisco and the parties thereto. At approximately 8:00 a.m., Eastern Time, on May 5, 2000, Cisco, in collaboration with ArrowPoint, issued a press release announcing the proposed business combination.

REASONS FOR THE MERGER

  Cisco's Reasons for the Merger

     Cisco's board of directors has identified several potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include the ability to:

     - strengthen Cisco's abilities to offer its customers a broad portfolio of content networking solutions;

     - enhance Cisco's capabilities immediately in software and hardware-based content switching products that optimize the delivery of Web content; and

     - leverage ArrowPoint's sales and support organizations focused on delivering content switching solutions.

     For the strategic reasons set forth above, the Cisco board of directors determined that the merger agreement and the merger were in the best interests of Cisco and its stockholders and that Cisco should proceed with the merger agreement and the merger.

  ArrowPoint's Reasons for the Merger

     The ArrowPoint board of directors has approved the merger agreement and recommends that the holders of shares of ArrowPoint common stock vote FOR the adoption of the merger agreement.

     The ArrowPoint board of directors' decision to approve the merger agreement was based primarily on factors resulting from the highly competitive nature of the market for Internet infrastructure solutions. The ArrowPoint board of directors believes that increasing competition in the intelligent Web switch market would make it more difficult for ArrowPoint to succeed as a relatively small independent company. Despite ArrowPoint's success to date, its board of directors believes that it would be increasingly important for ArrowPoint to grow and gain critical mass in order to compete against larger companies with substantially greater resources and broader, more integrated product offerings. In order to enhance its competitive position, ArrowPoint's management considered a number of alternatives, including growth through the acquisition of strategic technologies that could extend ArrowPoint's product offerings and expansion of its distribution network, or merger with a larger company.

     The ArrowPoint board of directors identified a number of benefits for ArrowPoint's stockholders, employees and customers that could result from the merger. These potential benefits include:

     - operational efficiencies and compatibility of ArrowPoint and Cisco, based on their complementary technologies, business philosophies and strategies, which the ArrowPoint board of directors believes is important for the successful integration of the companies;

     - the ability to dedicate greater resources to both current and emerging product development efforts and to fund the future growth of ArrowPoint's business;

     - the ability of ArrowPoint to leverage Cisco's extensive distribution network and expertise, particularly internationally, and to use Cisco's presence in major markets to increase the sales of its products and to further expand ArrowPoint's own distribution base;

     - the exchange ratio of ArrowPoint common stock for Cisco common stock represented a premium of approximately:

          54% over the closing price as of one week prior to the date of the merger agreement; and

          39% over the average closing price during the one month period prior to the date of the merger agreement;

     - the opportunity for ArrowPoint stockholders to receive stock with more liquidity and less volatility than ArrowPoint common stock;

     - the opportunity for ArrowPoint stockholders to participate in the potential for growth of the combined company after the merger;

     - the treatment of the merger as a reorganization for tax purposes;

     - opportunities for ArrowPoint, as part of the combined company, to compete more effectively in the intelligent Web switch industry;

     - the exchange ratio of ArrowPoint common stock for Cisco common stock under the terms of the merger agreement was fair to the stockholders from a financial point of view based upon the opinion of Goldman, Sachs & Co. dated as of May 4, 2000;

     - greater liquidity to ArrowPoint stockholders offered by Cisco's common stock relative to ArrowPoint's common stock;

     - current financial market conditions and historical market prices, volatility and trading information with respect to ArrowPoint and Cisco common stock; and

     - the economic effects on the employees, customers, suppliers and other constituents of ArrowPoint and its subsidiaries and on the communities in which ArrowPoint and its subsidiaries operate or are located.

     In addition, the ArrowPoint board of directors noted that the merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the combined company as a result of the merger.

     The ArrowPoint board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the possibility that the merger would not be consummated and the effect of the public announcement of the merger on ArrowPoint's sales and operating results and ArrowPoint's ability to attract and retain key management, sales, marketing and technical personnel;

     - the risk that, despite the efforts of ArrowPoint and Cisco, key technical, marketing and management personnel might choose not to remain employed by Cisco after the merger;

     - the risk that the potential benefits sought in the merger might not be realized fully or within the time frame contemplated, if at all;

     - the substantial charges to be incurred, primarily in the quarter in which the merger is consummated, including costs of integrating the business and transaction expenses arising from the merger; and

     - the other risks associated with Cisco's business and the merger described under "Risk Factors" on page 14 of this proxy statement/prospectus.

     The ArrowPoint board of directors believes that the potential benefits of the merger outweigh these risks.

     The foregoing discussion of the information and factors considered by the ArrowPoint board of directors is not intended to be exhaustive but is believed to include all material factors considered by the ArrowPoint board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the ArrowPoint board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the ArrowPoint board of directors may have given different weight to different factors.

     In light of the size and diversity of the marketplace and the competitive positions of both Cisco and ArrowPoint, the ArrowPoint board of directors has concluded that the merger represents the best current and long-term strategy for ArrowPoint.

RECOMMENDATION OF ARROWPOINT'S BOARD OF DIRECTORS

     FOR THE REASONS DISCUSSED ABOVE, THE ARROWPOINT BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ARROWPOINT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     In considering the recommendation of the ArrowPoint board of directors with respect to the merger agreement, you should be aware that some of the directors and officers of ArrowPoint have interests in the merger that are different from, or are in addition to, the interests of ArrowPoint stockholders generally. Please see the section entitled "Interests of ArrowPoint Directors, Officers and Affiliates in the Merger" on page 51 of this proxy statement/prospectus.

OPINION OF GOLDMAN, SACHS & CO., FINANCIAL ADVISOR TO ARROWPOINT

     On May 4, 2000, Goldman, Sachs & Co. rendered its written opinion to the board of directors of ArrowPoint that, as of that date, and based upon and subject to the various qualifications and assumptions described in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of ArrowPoint common stock.

     THE FULL TEXT OF THE FAIRNESS OPINION OF GOLDMAN SACHS, DATED MAY 4, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED TO THIS PROXY STATEMENT/ PROSPECTUS AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. ARROWPOINT STOCKHOLDERS SHOULD READ THE OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - the registration statement of ArrowPoint on Form S-1, dated March 30, 2000, relating to the initial public offering of ArrowPoint common stock, including the prospectus therein;

     - a draft of the registration statement of ArrowPoint on Form S-4, dated May 4, 2000, including a draft of the proxy statement/prospectus relating to the special meeting of stockholders of ArrowPoint to be held in connection with the merger agreement;

     - annual reports to shareholders and annual reports on Form 10-K of Cisco for the five fiscal years ended July 31, 1999;

     - certain interim reports to stockholders and quarterly reports on Form 10-Q of ArrowPoint and Cisco;

     - certain other communications from ArrowPoint and Cisco to their respective stockholders; and

     - certain internal financial analyses and forecasts for ArrowPoint prepared by its management.

     In addition, Goldman Sachs:

     - held discussions with members of the senior management of ArrowPoint and Cisco regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies;

     - reviewed the reported price and trading activity for ArrowPoint common stock and Cisco common stock which, like many Internet related stocks, have been and are likely to continue to be subject to significant short term volatility;

     - compared certain financial and stock market information for ArrowPoint and Cisco with similar information for certain other companies the securities of which are publicly traded and reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally; and

     - performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs has relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. As ArrowPoint was aware, Cisco did not make available to Goldman Sachs Cisco's forecasts of future financial performance. Accordingly, Goldman Sachs' review of such matters was limited to discussions with the senior management of Cisco of certain publicly available estimates of research analysts covering Cisco, which according to Cisco, do not materially differ from the view of management of Cisco as to the future performance of Cisco.

     In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of ArrowPoint or Cisco or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. In rendering its opinion, Goldman Sachs did not address the underlying business decision of ArrowPoint to effect the transaction contemplated by the merger agreement. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the board of directors of ArrowPoint in connection with its consideration of the transaction contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any holder of ArrowPoint common stock should vote with respect to such transaction.

     The following is a summary of the material financial analyses considered by Goldman Sachs in connection with providing its opinion to the board of directors of ArrowPoint on May 4, 2000. It does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of analyses described, and the results of those analyses, do not represent the relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 4, 2000, and is not necessarily indicative of current market conditions.

     THE SUMMARY INCLUDES INFORMATION PRESENTED IN TABULAR FORMAT. THESE TABLES SHOULD BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY.

TRADING PRICE HISTORY

     Goldman Sachs reviewed the closing price of ArrowPoint common stock since it began trading on March 31, 2000 following its initial public offering and of Cisco common stock during the one year period ended May 4, 2000. In the period from March 31, 2000 through May 4, 2000, the closing price of ArrowPoint common stock ranged between $59.50 and $140.75 and the average closing price of ArrowPoint common stock during this period was $103.93. The average price of ArrowPoint common stock based on one-minute trading intervals during the period from March 31, 2000 through May 4, 2000 was $100.54. The average closing price of Cisco common stock was $67.69, $66.88, $67.54, $67.91 and $45.26 for the five day, ten day, one month, three month and one year periods ended May 4, 2000, respectively. On May 4, 2000, the closing price of Cisco common stock was $63.63.

TRANSACTION PREMIUM ANALYSIS

     Noting the very significant increase in the price of ArrowPoint common stock during the two days preceding the announcement of the merger on May 5, 2000, and a substantial decline in the price of Cisco common stock during the same period, Goldman Sachs conducted premium analyses based on both the May 2 and May 4, 2000 closing prices. At the exchange ratio of 2.1218 shares of Cisco common stock for each share of ArrowPoint common stock, Goldman Sachs noted that, based on the closing prices of Cisco common stock of $68.00 and ArrowPoint common stock of $103.00 on May 2, 2000, the implied price per share being paid in the merger was $144.28, which represented a premium of 40.1%, and based on the closing prices of Cisco common stock of $63.63 and ArrowPoint common stock of $134.81 on May 4, 2000, the implied price per share being paid in the merger was $135.00, representing a premium of 0.1%. Goldman Sachs then calculated what the implied premium would be using the exchange ratio of 2.1218 shares of Cisco common stock for each share of ArrowPoint common stock, the closing prices of Cisco common stock on May 2, 2000 of $68.00 and on May 4, 2000 of $63.63 and various additional prices of ArrowPoint common stock. The following additional prices of ArrowPoint common stock were used: the all-time high trading price, the all-time low trading price, the highest closing price, the lowest closing price, the average closing price for the ten trading day periods ending through May 2 and May 4, 2000 and the average closing prices since ArrowPoint's IPO through May 2 and through May 4, 2000. The results of this analysis are as follows:

                                                           IMPLIED PREMIUM
                                                          BASED ON EXCHANGE
                                                         RATIO OF 2.1218 AND
                                                        CISCO CLOSING PRICE ON
            ARROWPOINT COMMON STOCK PRICE               MAY 2, 2000 OF $68.00
            -----------------------------              ------------------------
Closing price of $103.00 (May 2, 2000)...............            40.1%
All time high price of $154.88 (April 6).............            (6.8)%
All time low price of $59.00 (April 14)..............           144.5%
Highest closing price of $140.75 (April 6)...........             2.5%
Lowest closing price of $59.50 (April 14)............           142.5%
Average closing price over 10 trading day period
  ending May 2, 2000 of $96.46.......................            49.6%
Average closing price since IPO through May 2, 2000
  of $102.97.........................................            40.1%

                                                           IMPLIED PREMIUM
                                                          BASED ON EXCHANGE
                                                         RATIO OF 2.1218 AND
                                                        CISCO CLOSING PRICE ON
            ARROWPOINT COMMON STOCK PRICE               MAY 4, 2000 OF $63.63
            -----------------------------              ------------------------
Closing price of $134.81 (May 4, 2000)...............             0.1%
All time high price of $154.88 (April 6).............           (12.8)%
All time low price of $59.00 (April 14)..............           128.8%
Highest closing price of $140.75 (April 6)...........            (4.1)%
Lowest closing price of $59.50 (April 14)............           126.9%
Average closing price over 10 trading day period
  ending May 4, 2000 of $100.79......................            33.9%
Average closing price since IPO through May 4, 2000
  of $103.93.........................................            29.9%

REVENUES AND EARNINGS MULTIPLES ANALYSIS

     Using the implied price per share based on the exchange ratio of 2.1218 shares of Cisco common stock for each share of ArrowPoint common stock and the closing price of Cisco common stock of $63.63 on May 4, 2000, Goldman Sachs calculated the levered market capitalization of ArrowPoint as a multiple of ArrowPoint's estimated revenues, estimated earnings before interest, taxes and amortization, or EBITA, and estimated earnings per share before amortization of deferred compensation, or cash EPS, for fiscal years 2000 and 2001. The analysis assumes that there were 41.7 million shares of ArrowPoint common stock outstanding on a fully diluted basis, taking into account 7.1 million outstanding options based on the treasury method. ArrowPoint's levered market capitalization was calculated using the implied price per share based on the exchange ratio adjusted for the amount of ArrowPoint's net debt (cash) after giving pro forma effect to ArrowPoint's IPO. Estimates of ArrowPoint's revenues, EBITA and cash EPS were based on projections of ArrowPoint management and ArrowPoint's SEC filings, which in the case of ArrowPoint's cash EPS, excluded stock compensation charges and assumed that no additional options were granted. Street estimates of ArrowPoint's revenues were based on the average of publicly available estimates of four research analysts who initiated coverage of ArrowPoint following its IPO. Street estimates of ArrowPoint's EBITA were based on the average of publicly available estimates of three of these analysts who specify stock-based compensation charges. Street estimates of

ArrowPoint's cash EPS were based on the mean of publicly available estimates of three of these analysts who specify cash or pro forma EPS. The results of these analyses are as follows:

                                                                          LEVERED MARKET
                                                                          CAPITALIZATION
                                                          ESTIMATES          MULTIPLE
                                                       ---------------   ----------------
                                                        2000     2001    2000      2001
                                                       ------   ------   -----   --------
Revenues (in millions)
  ArrowPoint management estimates....................  $100.0   $210.0   54.1x      25.8x
  Street estimates...................................  $ 63.3   $140.2   85.5x      38.6x
EBITA (in millions)
  ArrowPoint management estimates....................  $ (7.0)  $ 29.5      NM     183.6x
  Street estimates...................................  $(19.0)  $  3.1      NM   1,738.9x
Cash EPS
  ArrowPoint management estimates....................  $(0.04)  $ 0.88      NM     154.1x
  Street estimates...................................  $(0.46)  $ 0.20      NM     664.3x

-------------------------
* NM means not meaningful

COMPARISON OF SELECTED COMMUNICATIONS TECHNOLOGY COMPANIES

     Goldman Sachs reviewed and compared financial information of ArrowPoint, Cisco and three groups of other companies whose securities are publicly traded. These three groups were as follows:

     Layer 3+ switching/load balancing vendors:

     - Alteon Websystems;

     - Extreme Networks;

     - F5 Networks;

     - Foundry Networks;

     - Packeteer; and

     - Radware

     Other Internet infrastructure leaders:

     - Brocade Communications;

     - Clarent;

     - Cobalt Networks;

     - Inktomi;

     - Juniper Networks;

     - Redback Networks; and

     - Sycamore Networks

     Systems companies:

     - Lucent Technologies;

     - Nortel Networks; and

     - Cisco

     Goldman Sachs calculated the implied value of ArrowPoint common stock based on the exchange ratio, the closing price of Cisco common stock on May 4, 2000 and the range of closing prices and the median closing prices on May 4, 2000 of the common stock of the companies comprising each of the three groups of other companies examined, in each case as a percentage of the respective 52 week closing high. Goldman Sachs also calculated various financial multiples and ratios for ArrowPoint, Cisco and the three groups of other companies examined using (i) the closing prices of the common stock of these companies on May 4, 2000, (ii) the equity market capitalization of these companies on a fully diluted basis, (iii) the levered value of these companies and (iv) estimates of revenues and earnings for these companies. Levered value means equity market capitalization on a fully diluted basis plus net debt (cash). In the case of ArrowPoint, the financial multiples and ratios were also calculated using the implied value of ArrowPoint common stock based on the exchange ratio and the closing price of Cisco common stock on May 4, 2000 of $63.63. In addition, in the case of ArrowPoint, estimates of revenues and earnings were based on projections of ArrowPoint management, which excluded stock compensation charges and assumed no additional options were granted. ArrowPoint street estimates of revenues were based on the mean of publicly available estimates of four research analysts who initiated coverage of ArrowPoint following its IPO and street estimates of EPS were based on the mean of publicly available cash EPS estimates of three of these analysts who specified cash or pro forma EPS. In the case of Cisco, estimated revenues were from IBES calendarized estimates and estimated earnings were from publicly available estimates of research analysts covering Cisco. In the case of the companies (excluding Cisco) comprising the three groups of other companies examined, estimates of revenues and earnings were obtained from the following sources:

     - for estimated revenues, publicly available estimates of research analysts covering these companies; and

     - for estimated earnings, IBES estimates.

     The analysis assumes that there were 41.7 million shares of ArrowPoint common stock outstanding on a fully diluted basis, taking into account 7.1 million outstanding options based on the treasury method. The following table presents the results of the analyses:

                                                               LEVERED MARKET
                                                            CAPITALIZATION AS A
                                                           MULTIPLE OF ESTIMATED
                                         ESTIMATED                REVENUES                PRICE TO EARNINGS (P/E) RATIO
                        STOCK PRICE       REVENUE       ----------------------------   -----------------------------------
                         (AS % OF       GROWTH (FOR            CALENDAR YEAR                      CALENDAR YEAR
                          52 WEEK         CALENDAR      ----------------------------   -----------------------------------
                       CLOSING HIGH)     YEAR 2000)         2000            2001            2000                2001
                       -------------   --------------   -------------   ------------   --------------      ---------------
ArrowPoint at implied
 price per share
 based on exchange
 ratio...............          95.9%
 ArrowPoint
   management
   estimates.........             --           109.9%           54.1x          25.8x               NM               154.1x
 ArrowPoint street
   estimates.........             --           121.4%           85.5x          38.6x               NM               664.3x
Cisco................          79.5%            37.6%           23.2x          16.9x           111.6x                91.8x
Layer 3 +
 switching/load
 balancing vendors
 Range...............  25.2% - 55.9%   50.3% - 118.7%    9.3x - 36.9x   4.2x - 24.6x            57.9x       35.2x - 138.7x
 Median..............          37.2%            70.4%           12.1x           6.8x           181.2x               100.0x
Other Internet
 infrastructure
 leaders
 Range...............  20.5% - 65.8%   50.8% - 136.2%   16.1x - 99.1x   8.8x - 65.7x           653.6x(1)   144.5x - 588.9x
 Median..............          41.7%            61.5%           59.7x          38.7x           653.6x               395.9x
Systems companies
 Range...............  73.2% - 79.5%    19.1% - 37.6%    4.5x - 23.2x   3.8x - 16.9x   41.6x - 111.6x        32.4x - 91.8x
 Median..............          78.1%            21.8%            5.6x           4.6x            81.0x                63.9x


                                        2001 P/E RATIO
                            IBES          TO IBES 5
                       5 YEAR AVERAGE    YEAR AVERAGE
                        GROWTH RATE      GROWTH RATE
                       --------------   --------------
ArrowPoint at implied
 price per share
 based on exchange
 ratio...............
 ArrowPoint
   management
   estimates.........          55.0%             2.8x
 ArrowPoint street
   estimates.........          55.0%            12.1x
Cisco................          30.0%             3.1x
Layer 3 +
 switching/load
 balancing vendors
 Range...............  35.0% - 82.5%      0.4x - 4.0x
 Median..............          42.5%             2.0x
Other Internet
 infrastructure
 leaders
 Range...............  40.0% - 65.0%     2.2x - 10.4x
 Median..............          50.0%             7.9x
Systems companies
 Range...............  20.0% - 30.0%      1.6x - 3.2x
 Median..............          20.0%             3.1x

-------------------------
 *  NM means not meaningful

(1)  Only one company in the group has projected earnings for calendar year
     2000.

COMPARABLE TRANSACTION MULTIPLES AND PREMIUMS ANALYSIS

     Goldman Sachs reviewed a number of communications technology industry transactions between April 1996 and March 2000 and compared them to the merger. Using the implied price per share based on the exchange ratio of 2.1218 shares of Cisco common stock for each share of ArrowPoint common stock and closing prices for Cisco common stock and ArrowPoint common stock on May 4, 2000, of $63.63 and $134.81, respectively, Goldman Sachs calculated (i) the levered value of ArrowPoint, (ii) the levered value of ArrowPoint as a multiple of ArrowPoint's last 12 months, or LTM, sales, (iii) the equity market capitalization of ArrowPoint as a multiple of ArrowPoint's LTM net income and next twelve months, or forward, net income, (iv) the multiple of Cisco's levered market capitalization to its LTM revenues to the multiple paid in the merger and (v) the implied premium per share being paid by Cisco in the merger based on the ArrowPoint closing price on April 27, 2000, the fifth trading day prior to May 4, 2000. Levered value means equity market capitalization on a fully diluted basis plus net debt (cash). Estimates of ArrowPoint's net income were based on projections of ArrowPoint management. Goldman Sachs then compared these amounts and ratios with publicly available information for the other communications technology industry transactions that it reviewed. The results of the analyses are as follows:

                                                            COMMUNICATIONS TECHNOLOGY INDUSTRY
                                                                   TARGETS/TRANSACTIONS
                                                 CISCO/     -----------------------------------
                                               ARROWPOINT     MEDIAN        HIGH         LOW
                                               ----------   ----------   -----------   --------
Levered value of target (in millions)........  $   5,415    $   1,810    $   20,744    $   500
Levered value of target as a multiple of
  target's LTM sales.........................        256.6x         9.9x        744.2x       0.8x
Equity market capitalization of target as a
  multiple of target's
  LTM net income.............................         NM           68.5x        414.6x      16.7x
  forward net income.........................        530.9x        47.3x        466.1x      18.0x
Acquiror's levered market capitalization as a
  multiple of its LTM revenues/target's value
  as a multiple of its LTM revenues..........          0.1x         0.6x          4.3x       0.0x
Premium to market value on fifth trading day
  prior to announcement......................         42.0%        35.2%        109.8%       7.4%

-------------------------
* NM means not meaningful

PRO FORMA TRANSACTION ANALYSIS

     Goldman Sachs analyzed the pro forma financial impact for Cisco's fiscal year ending July 31, 2001 of the merger on net income, earnings per share, or EPS, on a fully diluted basis, cash EPS on a fully diluted basis, revenues and revenues per share. Goldman Sachs compared the estimated net income, EPS, cash earnings, cash EPS, revenues and revenues per share for 2001 for each of Cisco and ArrowPoint, on a stand-alone basis, to the estimated net income, EPS, cash earnings, cash EPS, revenues and revenues per share of the combined company on a pro forma basis and the accretion/(dilution) to Cisco of the merger for EPS, cash EPS and revenues per share. Goldman Sachs performed this analysis based on the exchange ratio of 2.1218 shares of Cisco common stock for each share of ArrowPoint common stock on a fully diluted basis using a closing price on May 4, 2000 of $63.63 for Cisco common stock and $134.81 for ArrowPoint common stock.

     The analyses were prepared using the following estimates:

     - estimates of earnings, EPS, cash earnings, cash EPS, revenues and revenues per share for ArrowPoint were based on projections of ArrowPoint management adjusted to Cisco's fiscal year end;

     - estimates of weighted average number of shares outstanding for ArrowPoint were based on estimates contained in publicly available Goldman Sachs equity research reports regarding ArrowPoint; and

     - estimates of earnings, EPS, cash earnings, cash EPS, revenues, revenues per share and weighted average number of shares outstanding for Cisco were based on estimates contained in publicly available Goldman Sachs equity research reports regarding Cisco.

     The analysis was based on the following assumptions:

     - all outstanding ArrowPoint options would be rolled over tax free and no additional options would be issued;

     - the combined company would be subject to a tax rate of 30.0%;

     - a pretax margin for Cisco of 30.8% in fiscal year 2001; and

     - the merger would be treated as a pooling-of-interests for accounting purposes.

     The following table presents the results of this analysis:

                                                                    PRO FORMA      ACCRETION/
                                                                     COMBINED     (DILUTION) TO
                                          CISCO       ARROWPOINT     COMPANY          CISCO
                                        ----------    ----------    ----------    -------------
                                                  (IN MILLIONS EXCEPT PER SHARE DATA)
Estimated net income..................  $ 5,260.2      $ 15.3       $ 5,275.5
Estimated EPS.........................  $     0.67     $  0.38      $     0.67        (0.8)%
Estimated cash earnings...............  $ 5,260.2      $ 23.6       $ 5,283.8
Estimated cash EPS....................  $     0.67     $  0.57      $     0.67        (0.7)%
Estimated revenues....................  $24,425.2      $173.8       $24,599.1
Estimated revenues per share..........  $     3.13     $  4.18      $     3.12        (0.4)%

EXCHANGE RATIO ANALYSIS

     Goldman Sachs calculated the exchange ratio between ArrowPoint common stock and Cisco common stock on a daily basis from ArrowPoint's IPO on March 31, 2000 through May 4, 2000 based on closing prices of these stocks. The median exchange ratio during this period was 1.4861.

     The exchange ratio of 2.1218 shares of Cisco common stock for each share of ArrowPoint common stock being offered in the merger represents a 0.1% premium to the exchange ratio of 2.1189 based on the closing prices of those stocks on May 4, 2000 and an 8.3% premium to the all-time high exchange ratio prior to May 4, 2000 of 1.9600 on April 6, 2000. The all-time low exchange ratio, on April 14, 2000, was 1.0439.

CONTRIBUTION ANALYSIS

     Goldman Sachs calculated the respective percentage contribution of Cisco and ArrowPoint to the estimated market capitalization, estimated net income and estimated revenues of the combined company for fiscal years 2000 and 2001. Estimates for ArrowPoint were based on projections of ArrowPoint management, adjusted to Cisco's fiscal year by averaging quarterly projections. Estimates for Cisco were based on estimates contained in publicly available Goldman Sachs equity research reports regarding Cisco. Equity market capitalization assumes that there were 41.7 million shares of ArrowPoint common stock outstanding on a fully diluted basis, taking into account 7.1 million outstanding options based on the treasury method.

     The following table presents the results of this analysis:

                                                                                   CONTRIBUTION    CONTRIBUTION
                                                                                   TO ESTIMATED    TO ESTIMATED
                                         MARKET CAPITALIZATION                       REVENUES       NET INCOME
                         ------------------------------------------------------    ------------    ------------
                          AT ARROWPOINT       AT ARROWPOINT      AT TRANSACTION
                         CLOSING PRICE ON    CLOSING PRICE ON       EXCHANGE
                           MAY 2, 2000         MAY 4, 2000           RATIO         2000    2001    2000    2001
                         ----------------    ----------------    --------------    ----    ----    ----    ----
ArrowPoint.............         0.8%                1.1%               1.1%         0.3%    0.7%    NM      0.3%
Cisco..................        99.2%               98.9%              98.9%        99.7%   99.3%   100%    99.7%

-------------------------
* NM means not meaningful

LIQUIDITY ANALYSIS

     Goldman Sachs performed a common stock liquidity analysis of ArrowPoint and Cisco based on information contained in the SEC filings of ArrowPoint and Cisco and from Bloomberg, L.P. The number of shares outstanding on a fully diluted basis was calculated using information provided by ArrowPoint management to determine the number of outstanding ArrowPoint options as of May 2, 2000 and information contained in Cisco's SEC filings to determine the number of outstanding Cisco options. Both the outstanding ArrowPoint options and the outstanding Cisco options were accounted for using the treasury method. The analysis assumes that no more than 10% of Cisco's average daily volume is traded by holders of ArrowPoint common stock per day. The following table presents for ArrowPoint and Cisco the number of shares outstanding, the number of shares outstanding on a fully diluted basis, the number of shares held by non-affiliates, or the "public float," the number of shares in the public float as a percentage of shares outstanding, the average daily volume of shares traded, the average closing price per share traded, and the average dollar volume of shares traded:

                                                               ARROWPOINT          CISCO
                                                              ------------      ------------
                                                              (SINCE IPO)        (ONE YEAR)
Shares outstanding (in millions)............................       35.0            6,937.6
Shares outstanding, fully diluted (in millions).............       41.6            7,660.2
Public float (in millions)..................................        5.8            6,850.9
Public float as a percentage of shares outstanding..........       16.4%              98.8%
Average daily volume through May 4, 2000 (in millions)......        0.4               23.6
Average closing share price through May 4, 2000.............    $103.93           $  45.26
Average dollar volume through May 4, 2000 (in millions).....    $  39.5           $1,067.5

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its opinion, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company used in the above analyses as a comparison is directly comparable to ArrowPoint or Cisco.

     Goldman Sachs prepared these analyses solely for purposes of providing an opinion to the board as to the fairness of the exchange ratio to the holders of shares of ArrowPoint common stock from a financial point of view, and they do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ArrowPoint, Cisco or Goldman Sachs assumes responsibility if future results are materially different from those forecasted. As described above, the opinion of Goldman Sachs to the ArrowPoint board was one of many factors taken into consideration by the ArrowPoint board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with ArrowPoint, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also provided certain investment banking services to Cisco from time to time, including having acted as financial advisor in various strategic advisory assignments including, but not limited to, the acquisition of the optical systems business of Pirelli SpA in December 1999. Goldman Sachs may provide investment banking services to Cisco in the future. In addition, Goldman Sachs is a full service securities firm and in the ordinary course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of ArrowPoint and Cisco.

     Pursuant to a letter agreement dated April 12, 2000 between ArrowPoint and Goldman Sachs, ArrowPoint engaged Goldman Sachs to act as its exclusive financial advisor in connection with the possible sale of all or a majority of ArrowPoint. Pursuant to the terms of this letter, if the merger is consummated, ArrowPoint will pay Goldman Sachs a transaction fee equal to 0.41% of the aggregate consideration paid by Cisco for the ArrowPoint common stock (including amounts paid to holders of options, warrants and convertible securities) pursuant to the merger agreement, plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of ArrowPoint prior to the consummation of the merger.

     In addition, ArrowPoint has agreed to reimburse Goldman Sachs periodically, upon request, and upon consummation of the merger or upon termination of its services pursuant to the letter agreement, for its reasonable out-of-pocket expenses, including the fees and disbursements of Goldman Sachs' attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in the letter. ArrowPoint has also agreed to indemnify Goldman Sachs and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the ArrowPoint stockholders. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

     We are working towards completing the merger as quickly as possible. We hope to complete the merger by the end of June 2000. Because the merger is subject to government approvals, we cannot predict the exact timing.

STRUCTURE OF THE MERGER AND CONVERSION OF ARROWPOINT COMMON STOCK

     In accordance with the merger agreement and Delaware law, Archer Acquisition Corporation, a newly-formed, wholly-owned subsidiary of Cisco, will be merged with and into ArrowPoint. As a result of the merger, the separate corporate existence of Archer Acquisition Corporation will cease and ArrowPoint will survive the merger as a wholly-owned subsidiary of Cisco.

     Upon completion of the merger, each outstanding share of ArrowPoint common stock, other than shares held by Cisco and its subsidiaries, will be canceled and converted into the right to receive 2.1218 shares of Cisco common stock. A corresponding right to purchase shares of Cisco Series A Junior Participating Preferred Stock, no par value, pursuant to the Cisco Rights Agreement dated as of June 10, 1998 between Cisco and BankBoston, N.A. will accompany each share of Cisco common stock. The number of shares of Cisco common stock issuable in the merger will be proportionately adjusted for any additional future stock split, stock dividend or similar event with respect to ArrowPoint common stock or Cisco common stock effected between the date of the merger agreement and the completion of the merger.

     No fractional shares of Cisco common stock will be issued in connection with the merger. In lieu of a fraction of a share of Cisco common stock, you will receive an amount of cash equal to the product of the fraction multiplied by the average closing price for a share of Cisco common stock on the Nasdaq National Market for the last ten trading days ending on the last full trading day prior to the merger.

EXCHANGE OF ARROWPOINT STOCK CERTIFICATES FOR CISCO STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your ArrowPoint stock certificates in exchange for Cisco stock certificates. When you deliver your ArrowPoint stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your ArrowPoint stock certificates will be canceled and you will receive Cisco stock certificates representing the number of full shares of Cisco common stock to which you are entitled under the merger agreement (and cash in lieu of fractional shares).

               YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES FOR
         EXCHANGE UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND
                        INSTRUCTIONS REFERRED TO ABOVE.

     You are not entitled to receive any dividends or other distributions on Cisco common stock with a record date after the merger is completed until you have surrendered your ArrowPoint stock certificates in exchange for Cisco stock certificates.

     If there is any dividend or other distribution on Cisco common stock with a record date after the merger and a payment date prior to the date you surrender your ArrowPoint stock certificates in exchange for Cisco stock certificates, you will receive it with respect to the whole shares of Cisco common stock issued to you promptly after your ArrowPoint stock certificates are surrendered. If there is any dividend or other distribution on Cisco common stock with a record date after the merger and a payment date after the date you surrender your ArrowPoint stock certificates in exchange for Cisco stock certificates, you will receive it with respect to the whole shares of Cisco common stock issued to you promptly after the payment date.

     Cisco will only issue a Cisco stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered ArrowPoint stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

TREATMENT OF ARROWPOINT STOCK OPTION AND STOCK INCENTIVE PLANS

     At the effective time of the merger, each outstanding option to purchase shares of ArrowPoint common stock issued under ArrowPoint's 1997 Stock Incentive Plan and 2000 Non-Employee Director Stock Option Plan will be assumed by Cisco regardless of whether the options are vested or unvested. Each ArrowPoint stock option, which will be assumed by Cisco, will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time, except that:

     - 50% of the unvested portion of each option shall become vested immediately prior to the closing of the merger;

     - each ArrowPoint stock option will be exercisable for shares of Cisco common stock;

     - the number of shares of Cisco common stock issuable upon exercise of any given ArrowPoint option will be determined by multiplying 2.1218 by the number of shares of ArrowPoint common stock underlying the option, rounded down to the nearest whole number; and

     - the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 2.1218, rounded up to the nearest whole cent.

     Cisco has agreed to file a registration statement on Form S-8 covering shares of Cisco common stock issuable upon the exercise of outstanding ArrowPoint options granted to individuals for which a registration statement on Form S-8 is available. Cisco also has agreed to file a registration statement on Form S-3 covering shares of Cisco common stock issuable pursuant to outstanding options granted to entities or individuals (including entities controlled by ArrowPoint directors which are not eligible for registration on Form S-8) and to keep this registration statement on Form S-3 available for one year.

TREATMENT OF ARROWPOINT RESTRICTED STOCK

     At the effective time of the merger, each outstanding share of ArrowPoint restricted stock granted under ArrowPoint's 1997 Stock Incentive Plan and subject to a stock restriction agreement will be assumed by Cisco. Each ArrowPoint share, subject to a stock restriction agreement will continue to have the same terms and conditions that were applicable to such shares immediately prior to the effective time except that:

     - 50% of the unvested shares shall become vested immediately prior to the closing of the merger;

     - each ArrowPoint share will be exchanged for 2.1218 shares of Cisco common stock; and

     - each ArrowPoint share will be subject to repurchase by Cisco.

TREATMENT OF STOCK PURCHASED UNDER THE 2000 EMPLOYEE STOCK PURCHASE PLAN

     At the effective time of the merger, each option to purchase shares under ArrowPoint's 2000 Employee Stock Purchase Plan will be assumed by Cisco. The first offering period under the 2000 Employee Stock Purchase Plan, which began on May 1, 2000 and ends October 31, 2000, will be subject to the same terms and conditions except that when each outstanding purchase right under ArrowPoint's 2000 Employee Stock Purchase Plan is exercised on October 31, 2000, each participant shall be issued 2.1218 shares of Cisco common stock for each share of ArrowPoint common stock which the participant would have been entitled to purchase.

OTHER PROVISIONS OF THE MERGER AGREEMENT

  Representations and Warranties

     ArrowPoint and Cisco each made a number of representations and warranties in the merger agreement regarding authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement and with regard to aspects of our business, financial condition, structure and other facts pertinent to the merger.

     The representations given by ArrowPoint cover the following topics as they relate to ArrowPoint and its subsidiaries:

     - ArrowPoint's organization, good standing, qualification to do business and power;

     - ArrowPoint's capitalization;

     - authorization of the merger and the transaction agreements by ArrowPoint;

     - ArrowPoint's filings and reports with the Securities and Exchange Commission;

     - ArrowPoint's financial statements;

     - changes in ArrowPoint's business since March 31, 2000;

     - no undisclosed liabilities;

     - litigation involving ArrowPoint;

     - no restrictions on ArrowPoint's business;

     - the possession of and compliance with governmental permits, licenses and other authorizations required to conduct ArrowPoint's business;

     - ArrowPoint's title to the properties it owns and leases;

     - intellectual property used, owned and licensed by ArrowPoint;

     - environmental laws that apply to ArrowPoint;

     - ArrowPoint's taxes;

     - ArrowPoint's employee benefit plans;

     - the effect of the merger on obligations of ArrowPoint;

     - matters relating to ArrowPoint's employees;

     - ArrowPoint's transactions with interested parties;

     - ArrowPoint's insurance;

     - ArrowPoint's compliance with applicable laws;

     - ArrowPoint's minute books;

     - documents requested by and delivered to Cisco and its counsel;

     - brokers' and finders' fees;

     - information supplied by ArrowPoint in this proxy statement/prospectus and the related registration statement of Cisco;

     - the opinion of ArrowPoint's financial advisors;

     - the vote required of the ArrowPoint stockholders to approve the merger;

     - authorization and recommendation of the merger by the ArrowPoint board of directors;

     - the agreement of certain ArrowPoint stockholders to vote for approval of the merger;

     - the inapplicability of state anti-takeover statutes to the merger;

     - ArrowPoint's inventory;

     - ArrowPoint's accounts receivable;

     - certain ArrowPoint customers and suppliers;

     - the inapplicability, as of the effective time, of lock-up agreements executed in connection with ArrowPoint's initial public offering by ArrowPoint officers, directors and securityholders to the merger;

     - ArrowPoint's compliance with export control laws;

     - the effect of the Year 2000 on ArrowPoint's business and products;

     - the treatment of the merger as a pooling of interests and a reorganization; and

     - ArrowPoint affiliates.

     The representations given by Cisco and Archer Acquisition Corporation cover the following topics as they relate to Cisco, Archer Acquisition Corporation and their respective subsidiaries:

     - organization, good standing, qualification to do business and power of Cisco and Archer Acquisition Corporation;

     - capitalization of Cisco and Archer Acquisition Corporation;

     - authorization of the merger by Cisco and Archer Acquisition Corporation;

     - Cisco's filings and reports with the Securities and Exchange Commission;

     - Cisco's financial statements;

     - no undisclosed liabilities;

     - brokers' and finders' fees;

     - litigation involving Cisco;

     - information supplied by Cisco and Archer Acquisition Corporation in this proxy statement/ prospectus and the related registration statement of Cisco;

     - authorization by Cisco's board of directors; and

     - the treatment of the merger as a pooling of interests and a tax-free reorganization.

     This is only a summary. You are urged to carefully read the articles in the merger agreement attached as Appendix A to this proxy statement/prospectus entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

  ArrowPoint's Conduct of Business Before Completion of the Merger

     ArrowPoint agreed that until the completion of the merger, the termination of the merger agreement or unless Cisco consents in writing, ArrowPoint and its subsidiaries will pay their respective taxes and will operate their respective businesses in the same manner as past practices and in good faith with the goal of:

     - preserving its assets and current business organizations;

     - keeping available the services of its current officers and employees; and

     - maintaining its material contracts and preserving its relationships with:

      - customers;

      - suppliers;

      - distributors;

      - licensors;

      - licensees; and

      - others having business dealings with them.

     ArrowPoint also agreed to promptly notify Cisco of any event which would harm ArrowPoint's or its subsidiaries' business or of any event or occurrence not in the usual course of business. ArrowPoint also agreed that until the completion of the merger, termination of the merger agreement or unless Cisco consents in writing, ArrowPoint and its subsidiaries will conduct their business in compliance with specific restrictions relating to the following:

     - modification of ArrowPoint's certificate of incorporation or bylaws;

     - the issuance of dividends or other distributions;

     - the modification of any stock option plans;

     - the execution modification or waiver of material contracts;

     - the issuance and redemption of securities, except for:

      - the issuance of ArrowPoint common stock pursuant to the exercise of outstanding options;

      - the limited grants of stock options under ArrowPoint's stock option plan; and

      - the repurchase of ArrowPoint common stock from certain employees, directors and consultants in connection with their termination of service;

     - the transfer or license of ArrowPoint's intellectual property;

     - the granting or amendment of exclusive rights to its products or technology other than in the ordinary course of business;

     - the disposition of any properties or assets that are material to ArrowPoint's business other than in the ordinary course of business;

     - the incurrence of indebtedness other than in the ordinary course of business;

     - entrance into operating leases over a specified amount;

     - the payment of obligations over a specified amount and other than in the ordinary course of business;

     - capital expenditures over a specified amount and other than in the ordinary course of business;

     - the material reduction of insurance;

     - the waiver or termination of any right of value to ArrowPoint;

     - employees, employee benefits and pay increases;

     - severance arrangements;

     - commencement of any lawsuit;

     - the acquisition of assets or other entities;

     - tax elections and liabilities other than in the ordinary course of business;

     - notices required under law;

     - the revaluation of ArrowPoint's assets other than in the ordinary course of business;

     - accounting policies and procedures; and

     - Year 2000 compliance.

     This is only a summary. You are urged to carefully read the article in the merger agreement entitled "Conduct Prior to the Effective Time" in Appendix A to the proxy statement/prospectus.

  No Solicitation of Transactions

     Until the merger is completed or the merger agreement is terminated, ArrowPoint has agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or agree to any takeover proposal; or

     - engage in discussions or negotiations with, or disclose any nonpublic information relating to ArrowPoint or any of its subsidiaries to, or afford access to the properties, books or records of ArrowPoint or any of its subsidiaries to, any person that has advised ArrowPoint that it may be considering making, or that has made, a takeover proposal.

     The ArrowPoint board of directors is not prohibited from taking and disclosing to ArrowPoint's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Additionally, the ArrowPoint board of directors is not prohibited from providing a copy of the non-solicitation provision of the merger agreement to any third party.

     ArrowPoint has agreed to provide Cisco with detailed information about any takeover proposal it receives. However, ArrowPoint may engage in any of these otherwise prohibited acts, other than solicitation, initiation or encouragement of any takeover proposal, if, prior to the adoption of the merger agreement by the ArrowPoint stockholders the ArrowPoint board of directors:

     - believes in good faith that a particular proposal concerning an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets, will result in a transaction more favorable than the merger to the ArrowPoint stockholders from a financial point of view; and

     - determines in good faith after advice from outside legal counsel that engaging in the prohibited negotiations or discussions or providing non-public information is necessary in order to comply with the fiduciary duties of the board of directors under applicable law.

     A takeover proposal is (other than the merger):

     - any offer or proposal for or indication of interest in a merger or other business combination involving ArrowPoint or any of its subsidiaries;

     - the acquisition of 15% or more of the outstanding shares of capital stock of ArrowPoint or any of its subsidiaries; or

     - the acquisition of a significant portion of the assets of ArrowPoint or any of its subsidiaries.

  Conditions to the Merger

     Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be adopted by the holders of a majority of the outstanding shares of ArrowPoint common stock;

     - Cisco's registration statement registering the shares to be issued in the merger must be declared effective by the Securities and Exchange Commission;

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - Cisco and ArrowPoint shall have received the opinion of their respective tax counsels that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, provided, however, that if either counsel is unwilling or unable to give such an opinion, the other party's counsel may provide an opinion to the other party;

     - Cisco, Archer Acquisition Corporation and ArrowPoint shall have received all necessary governmental approvals including such approvals required under United States antitrust laws and Federal and State securities laws;

     - the shares of Cisco common stock to be issued in the merger must be authorized for listing on the Nasdaq National Market;

     - Cisco shall have been advised in writing by PricewaterhouseCoopers LLP that the transactions contemplated by the merger agreement, if completed, can properly be accounted for as a pooling of interests business combination in accordance with generally accepted accounting principles and the criteria of Accounting Principles Board No. 16 and the rules and regulations of the Securities and Exchange Commission; and

     - ArrowPoint shall have been advised by Arthur Andersen LLP that it qualifies as a combining company in a pooling of interests business combination.

     ArrowPoint's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Cisco's and Archer Acquisition Corporation's representations and warranties must be true and correct when made and as of the closing of the merger except for breaches that do not have a material adverse effect on Cisco or Archer Acquisition Corporation;

     - Cisco and Archer Acquisition Corporation shall have complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by them; and

     - ArrowPoint shall have been provided with a certificate executed on behalf of Cisco that all representations are true and correct and that all obligations have been fulfilled.

     Cisco's and Archer Acquisition Corporation's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - ArrowPoint's representations and warranties must be true and correct when made and as of the closing of the merger, except for breaches that do not have a material adverse effect on ArrowPoint;

     - ArrowPoint shall have complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it;

     - Cisco shall have been provided with a certificate executed on behalf of ArrowPoint that all representations are true and correct and that all obligations have been fulfilled;

     - Cisco shall have been provided evidence that ArrowPoint has obtained all necessary third-party consents required under its material contracts;

     - no injunctions or restraints shall have been imposed preventing Cisco's conduct or operation of ArrowPoint's business following the merger;

     - certain employees of ArrowPoint shall have entered into employment and non-competition agreements with Cisco; and

     - ArrowPoint shall have taken all necessary action to ensure that the merger, option and stockholder agreements are not subject to any lock-up agreements.

  Termination of the Merger Agreement

     At any time prior to the completion of the merger, the merger agreement may be terminated:

     - by mutual written consent of Cisco and ArrowPoint;

     - by either Cisco or ArrowPoint, if:

      - without fault of the terminating party, the closing shall not have occurred on or before October 31, 2000 (the final date may be extended to December 31, 2000 only if the closing is delayed due to the failure of the registration statement relating to the issuance of Cisco shares in the merger to be declared effective or the failure to obtain required governmental approvals in time to permit this closing to occur by October 31, 2000, the original termination date);

      - any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable; or

      - if any required approval of the ArrowPoint stockholders shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

     - by Cisco, if:

      - ArrowPoint shall have breached any of its representations, warranties or obligations in a manner that has a material adverse effect on ArrowPoint and the breach shall not have been cured within 10 business days of receipt by ArrowPoint of written notice of the breach;

      - the ArrowPoint board of directors shall have withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to Cisco or shall have resolved to do any of the foregoing;

      - ArrowPoint shall have solicited, initiated, encouraged or agreed to any takeover proposal or engaged in any negotiations with, or disclosed any nonpublic information relating to ArrowPoint or any of its subsidiaries, or afforded access to the properties, books or records of ArrowPoint to any person that has advised ArrowPoint that it may be considering making, or that has made, a takeover proposal except as permitted in the merger agreement;

      - the ArrowPoint board of directors shall have recommended, endorsed, accepted or agreed to a takeover proposal or has resolved to do so;

      - for any reason ArrowPoint fails to call and hold the special meeting by September 30, 2000 or December 15, 2000 if this proxy statement/prospectus shall not be declared effective by September 30, 2000 under circumstances in which it can be reasonably expected that the final date will be extended because this proxy statement/prospectus shall not be declared effective or the applicable waiting period under the Hart-Scott-Rodino Act shall not be terminated or expired; or

      - if a trigger event (as defined in the merger agreement) or takeover proposal (as defined in the merger agreement) shall have occurred and the board of directors of ArrowPoint in connection therewith, does not within 10 business days of such occurrence:

        - reconfirm its approval and recommendation of the merger agreement and the transactions contemplated thereby; and

        - reject such takeover proposal or trigger event;

      - by ArrowPoint, if Cisco shall breach any of its representations, warranties or obligations in a manner that has a material adverse effect on Cisco and this breach shall not have been cured within 10 business days following receipt by Cisco of written notice of the breach.

  Payment of Fees and Expenses

     Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense except that expenses incurred in connection with printing the proxy statement/prospectus, registration and filing fees incurred in connection with the proxy statement/prospectus and the listing of additional shares and fees, costs and expenses, associated with compliance with applicable state securities laws in connection with the merger shall be shared equally.

     In the event that the merger agreement is terminated because:

     - a trigger event or takeover proposal shall have occurred and the board of directors of ArrowPoint does not within 10 business days of occurrence reconfirm its approval and recommendation of the merger agreement and the merger, and reject the takeover proposal or trigger event;

     - ArrowPoint through its, or otherwise by its, officers, directors or advisors or any person authorized by those persons, solicits, initiates, encourages or agrees to a takeover proposal or engages in any discussions or negotiations with, or discloses any nonpublic information relating to ArrowPoint or any of its subsidiaries, or affords access to the properties, books or records of ArrowPoint to any person that has advised ArrowPoint that it may be considering making, or that it has made, a takeover proposal in violation of the non-solicitation provisions contained in the merger agreement;

     - the ArrowPoint board of directors shall have recommended, endorsed, accepted or agreed to a takeover proposal or shall have resolved to do so and at the time of the action there shall not exist circumstances giving rise to a material adverse effect on Cisco;

     - the ArrowPoint board of directors shall have withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to Cisco or shall have resolved to do any of the foregoing and prior to this withdraw or modification a trigger event or takeover proposal that had not been rejected by ArrowPoint or withdrawn shall have occurred and at the time of that action there does not exist circumstances giving rise to a material adverse effect on Cisco;

     - any required approval of the stockholders of ArrowPoint shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders and prior to the meeting there was a takeover proposal which was not rejected by ArrowPoint and prior to this event a trigger event or takeover proposal that had not been rejected by ArrowPoint or withdrawn shall have occurred and at the time of that action there does not exist circumstances giving rise to a material adverse effect on Cisco;

     - ArrowPoint has breached its representations, warranties or obligations under the reorganization agreement, ArrowPoint has failed to timely call and hold its stockholders' meeting or the merger shall not have been timely consummated and prior to such event a trigger event or takeover proposal that has not been rejected by ArrowPoint or withdrawn shall have occurred;

then ArrowPoint will pay Cisco the termination fee of $150 million. In addition, ArrowPoint has agreed that under certain circumstances it shall pay Cisco's out-of-pocket costs and expenses upon termination of the merger agreement and in the event any takeover proposal or trigger event is consummated within six or twelve months (depending on the persons making such takeover proposal or trigger event) of the later of the termination of the merger agreement or payment of Cisco's fees and expenses, ArrowPoint will pay the additional sum of $150 million less any expenses previously paid by ArrowPoint to Cisco.

  Extension, Waiver and Amendment of the Merger Agreement

     The board of directors of either party may amend the merger agreement at any time before completion of the merger. However, after the ArrowPoint or Archer Acquisition Corporation stockholders adopt the merger agreement, no change will be made:

     - to the number of shares of ArrowPoint common stock for which ArrowPoint common stock will be converted;

     - to any term of the certificate of incorporation of ArrowPoint to be effected by the merger; or

     - to any of the terms and conditions of the merger agreement if the change would harm the holders of ArrowPoint common stock or Archer Acquisition Corporation common stock.

     Either party may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

RELATED AGREEMENTS

  Stockholder Agreements

     In connection with the merger, various funds associated with Matrix Partners and North Bridge Venture Partners have entered into stockholder agreements with Cisco. The terms of the stockholder agreement provide that the stockholders will vote all shares of ArrowPoint common stock beneficially owned by them in favor of the adoption of the merger agreement.

     The stockholder agreements also required the stockholders to deliver an irrevocable proxy to Cisco. The irrevocable proxy enables Cisco to vote the stockholders' shares to approve the merger. As of the date of this proxy statement/prospectus, the ArrowPoint stockholders who entered into the stockholder agreements collectively held 13,269,996 shares of ArrowPoint common stock which represented approximately 38% of the outstanding ArrowPoint common stock. None of the stockholders who are parties to the stockholder agreement was paid additional consideration in connection with the stockholder agreements.

  Employment and Non-Competition Agreements

     Several employees and executive officers, as a condition to closing of the merger, are required to enter into employment and non-competition agreements with Cisco that will become effective upon completion of the merger. The agreements require the employees to remain with Cisco for a period of two years from the closing of the merger unless Cisco terminates them earlier. If the employee's employment is terminated without cause prior to the two year period, Cisco will continue to pay the employee's base salary as a severance payment for the earlier of one year from the date of termination or the date the employee begins employment with another employer. If the employment is terminated for cause prior to the two year period, the employee will be paid all salary and benefits through the date of termination of employment, but nothing else.

     For purposes of these severance benefits, "without cause" shall mean the individual's termination for any reason other than failure to perform the duties of his or her position after receipt of a written warning describing the failure and 30 days in which to cure, gross misconduct, conviction of a crime other than a traffic offense, any act of fraud against, or the serious misappropriation of property belonging to Cisco, or material breach of the employment agreement or any confidentiality or proprietary information agreement with Cisco.

     The employment and non-competition agreements require that the employee will not participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to the business of Cisco or permit the employee's name to be used in connection with a business which is competitive or substantially similar to the business of Cisco, in each case for a certain period after the merger.

     Cisco has also agreed that, after the merger, Cisco will indemnify each officer and director of ArrowPoint serving as such on the date of the merger agreement as provided in the Delaware General Corporation Law, the ArrowPoint amended and restated certificate of incorporation and the ArrowPoint amended and restated bylaws. Please also see the section entitled "Indemnification and Insurance" on page 50 of this proxy statement/prospectus.

  Stock Option Agreement

     Cisco required ArrowPoint to enter into a stock option agreement as a prerequisite to entering into the merger agreement. The stock option agreement grants Cisco the option to buy up to 6,974,047 shares of ArrowPoint common stock, constituting approximately 19.9% of the outstanding shares of ArrowPoint common stock as of May 4, 2000, at an exercise price, payable in cash, of $135 per share.

     The option is intended to increase the likelihood that the merger will be completed. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in ArrowPoint or its assets before completion of the merger.

     The stock option agreement is exercisable by Cisco, in whole or in part, at any time or from time to time after the occurrence of an event which would require payment to Cisco of the $150 million termination fee. The Cisco option will terminate upon the earlier of:

     - the effective time of the merger;

     - the termination of the merger agreement pursuant to its terms, other than a termination in connection with which Cisco is entitled to the payment of the termination fee or expense reimbursement;

     - 180 or, in some circumstances, 270 days, following any termination of the merger agreement in connection with which Cisco is entitled to the payment of the $150 million termination fee; or

     - if at the expiration of such period, the Cisco option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. The Cisco option may not, however, be exercised if Cisco is in material breach of any of its representations, warranties, covenants or agreements contained in the stock option agreement or in the merger agreement.

     Under the terms of the stock option agreement, at any time during which the Cisco option is exercisable, or the repurchase period, Cisco has the right to require ArrowPoint, or any successor entity thereof, to repurchase from Cisco all or any part of the Cisco option, to the extent not previously exercised (the Cisco Put) and ArrowPoint has the right to require Cisco, or any successor entity thereof, to sell to ArrowPoint all or any part of the Cisco option, to the extent not previously exercised (the ArrowPoint Call), at the price set forth in subparagraph (a) below. Furthermore at any time during which the Cisco option is exercisable, Cisco has the right to require ArrowPoint, or any successor entity thereof, to repurchase from Cisco (the Cisco Put) and ArrowPoint has the right to require Cisco, or any successor entity thereof, to sell to ArrowPoint, (the ArrowPoint Call), all or any part of the ArrowPoint shares purchased by Cisco pursuant to the Cisco option at the price set forth in subparagraph (b) below:

          (a) The difference between (i) the "market/tender offer price" for shares of ArrowPoint common stock as of the date either party gives notice of its intent to exercise its rights, which is defined as the higher of:

     - the price per share offered as of the notice date pursuant to any tender or exchange offer or other takeover proposal, as defined in the merger agreement, which was made prior to the notice date and not terminated or withdrawn as of the notice date of the exercise of the Cisco Put or the ArrowPoint Call, as the case may be; or

     - the average of the closing prices of shares of ArrowPoint common stock on the Nasdaq National Market for the ten trading days immediately preceding the notice date of the exercise of the Cisco Put or the ArrowPoint Call, as the case may be, and (ii) $135, multiplied by the number of ArrowPoint shares purchasable pursuant to the stock option agreement, or portion thereof with respect to which either party can exercise this right under the stock option agreement, but only if the market/tender offer price exceeds $135.

          (b) The exercise price paid by Cisco for the ArrowPoint shares acquired pursuant to the stock option agreement plus the difference between the market/tender offer price and $135, but only if the market/tender offer price exceeds $135, multiplied by the number of ArrowPoint shares purchased by Cisco pursuant to the stock option agreement.

     Notwithstanding (a) and (b) above, in no event shall the proceeds payable to Cisco as a result of the Cisco Put or the ArrowPoint Call exceed the sum of
(x) $150 million, plus (y) $135 multiplied by the number of ArrowPoint shares purchased by Cisco pursuant to the stock option agreement minus (z) any amount paid to Cisco by ArrowPoint as a termination fee pursuant to the merger agreement.

     Subsequent to the termination of the merger agreement, Cisco may, by written notice, request that ArrowPoint register under the Securities Act all or any part of the shares of ArrowPoint common stock acquired pursuant to the stock option agreement. ArrowPoint shall use its reasonable best efforts to register the unpurchased registrable shares; provided, however, Cisco shall not be entitled to more than an aggregate of two effective registration statements and ArrowPoint will not be required to file any registration statement for a certain period of time when:

     - ArrowPoint is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at that time and, after consultation with legal counsel to ArrowPoint, ArrowPoint determined that the information would have to be disclosed if a registration statement were filed at that time;

     - ArrowPoint is required under the Securities Act to include audited financial statements for any period in the registration statement and such financial statements are not then available for inclusion in the registration statement; or

     - ArrowPoint determines, in its reasonable judgment, that the registration would interfere with any financing, acquisition or other material transaction involving ArrowPoint or any of its affiliates.

OPERATIONS FOLLOWING THE MERGER

     Following the merger, ArrowPoint will continue its operations as a wholly-owned subsidiary of Cisco. Upon consummation of the merger, the members of ArrowPoint's board of directors will be Michelangelo Volpi, Daniel Scheinman and Larry Carter. The membership of the Cisco board of directors will remain unchanged as a result of the merger. The stockholders of ArrowPoint will become stockholders of Cisco, and their rights as stockholders will be governed by Cisco's articles of incorporation and bylaws and the laws of the State of California.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that Cisco will, after the completion of the merger, indemnify, defend and hold harmless the present and former officers and directors of ArrowPoint in respect of acts or omissions occurring on or prior to the completion of the merger, in each case to the fullest extent the corporation is permitted under Delaware law, the ArrowPoint amended restated certificate of incorporation or the ArrowPoint amended and restated bylaws, in each case as in effect on May 4, 2000.

     The merger agreement also provides that, for five years after the completion of the merger, Cisco will either:

     - at all times maintain at least $50 million in cash, marketable securities and unrestricted lines of credit to be available to indemnify the present and former officers, directors, employees and agents of ArrowPoint against specified liabilities; or

     - have ArrowPoint maintain for the benefit of ArrowPoint's current directors and officers and other persons covered by ArrowPoint's current directors' and officers' liability insurance with respect to all matters occurring on or prior to the completion of the merger, directors and officers liability insurance on terms substantially equivalent to the ArrowPoint directors' and officers' liability insurance policy in effect on the date of the merger agreement.

INTERESTS OF ARROWPOINT DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER

     In considering the recommendation of the ArrowPoint board of directors, you should be aware that certain directors and officers of ArrowPoint have interests in the merger which are different from, or in addition to, yours. The ArrowPoint board of directors was aware of these potential conflicts and considered them. These interests include the following:

     - As of March 31, 2000, directors and executive officers of ArrowPoint and their affiliates beneficially owned approximately 52.0% of the outstanding shares of ArrowPoint common stock. Please see "Security Ownership of Certain Beneficial Holders and Management of ArrowPoint" on page 74 of this proxy statement/prospectus for more information.

     - As of the date of this proxy statement/prospectus, non-employee directors of ArrowPoint beneficially owned stock options to purchase an aggregate of 60,000 shares of ArrowPoint common stock, all of which were unvested. Upon completion of the merger, 50% of the unvested stock options held by the following non-employee directors will accelerate and become fully vested and exercisable as shown below:

                                                   # OF ARROWPOINT
                                                       OPTION
                    NAME                         SHARES ACCELERATING
                    ----                         -------------------
Edward T. Anderson...........................          10,000
Paul J. Ferri................................          10,000
James A. Dolce, Jr...........................          10,000

       As of the date of this proxy statement/prospectus, executive officers (including employee directors) beneficially owned stock options to purchase an aggregate of 895,000 shares of ArrowPoint common stock. Upon completion of the merger, 50% of the unvested stock options held by the following executive officers will accelerate and become fully vested and exercisable as shown below:

                                                   # OF ARROWPOINT
                                                       OPTION
                     NAME                        SHARES ACCELERATING
                     ----                        -------------------
Chin-Cheng Wu..................................        168,500
Louis J. Volpe.................................             --
Cynthia M. Deysher.............................         54,000
Christopher P. Lynch...........................         76,000
Peter M. Piscia................................         96,467

       As of the date of this proxy statement/prospectus, executive officers (including employee directors) beneficially owned 3,940,000 shares of restricted stock, subject to stock restriction agreements and a repurchase option by ArrowPoint. Upon completion of the merger, 50% of the unvested shares held by the following executive officers will accelerate and become fully vested and exercisable as shown below:

                                                 RESTRICTED STOCK
                     NAME                        AWARD ACCELERATED
                     ----                        -----------------
Chin-Cheng Wu..................................       250,000
Louis J. Volpe.................................       412,500
Cynthia M. Deysher.............................        77,500
Christopher P. Lynch...........................       110,000
Peter M. Piscia................................        31,500

       The acceleration of the vesting of options upon the merger, together with any other payment contingent upon or made in connection with the merger may result in "excess parachute payments" as defined in Section 280G of the Internal Revenue Code. Excess parachute payments are not deductible in accordance with Section 280G. As a result, Cisco will not be entitled to a tax deduction for the amounts determined to be excess parachute payments. The amount of the lost deduction will depend on the value of the shares at the time of the merger, the number of option shares being accelerated, plus the amount of any payments deemed to be made in connection with the merger.

     - Several employees and executive officers, as a condition to closing of the merger, are required to enter into employment and non-competition agreements with Cisco that will become effective upon completion of the merger. Please see summary of the terms of their employment agreements in the section entitled "Employment and Non-Competition Agreements" under "The Merger and Related Transactions -- Related Agreements" on page 47 of the proxy statement/prospectus.

     - The merger agreement provides that Cisco will indemnify, from and after the effective time, and will cause ArrowPoint to indemnify the present and former officers, directors and employees and agents of ArrowPoint in respect of acts or omissions occurring on or prior to the effective time, in each case to the fullest extent the corporation is permitted under Delaware law, the ArrowPoint amended and restated certificate of incorporation or the ArrowPoint amended and restated bylaws, in each case as in effect on the date of the merger agreement. Please see the section above entitled "Indemnification and Insurance" on page 50 of this proxy statement/prospectus.

ANTITRUST APPROVAL

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods end or expire.

     However, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

     In addition, Cisco and ArrowPoint may need to obtain approval for the merger in foreign jurisdictions depending upon the extent that ArrowPoint conducts business in these jurisdictions and the statutory requirements of each of these jurisdictions.

FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material United States federal income tax considerations relevant to the exchange of shares of ArrowPoint common stock for Cisco common stock pursuant to the merger that are generally applicable to holders of ArrowPoint common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to ArrowPoint stockholders as described herein.

     ArrowPoint stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular ArrowPoint stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who do not hold their ArrowPoint common stock as capital assets or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of ArrowPoint common stock are acquired or shares of Cisco common stock are disposed of, the tax consequences of the assumption by Cisco of the outstanding ArrowPoint stock options or the tax consequences of the receipt of rights to acquire Cisco common stock. Accordingly, ARROWPOINT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code. If the merger does qualify as a reorganization, then, subject to the limitations and qualifications referred to herein, the merger will generally result in the following federal income tax consequences to the ArrowPoint stockholders:

     - No gain or loss will be recognized by holders of ArrowPoint common stock solely upon their receipt of Cisco common stock in exchange for ArrowPoint common stock in the merger (except to the extent of cash received in lieu of a fractional share of Cisco common stock).

     - The aggregate tax basis of the Cisco common stock received by ArrowPoint stockholders in the merger (including any tax basis attributable to fractional shares deemed to be disposed of) will be the same as the aggregate tax basis of the ArrowPoint common stock surrendered in exchange therefor.

     - The holding period of the Cisco common stock received by each ArrowPoint stockholder in the merger will include the period for which the ArrowPoint common stock surrendered in exchange therefor was considered to be held, provided that the ArrowPoint common stock so surrendered is held as a capital asset at the time of the merger.

     - Cash payments received by holders of ArrowPoint common stock in lieu of a fractional share will be treated as if the fractional share of Cisco common stock had been issued in the merger and then redeemed by Cisco. An ArrowPoint stockholder receiving cash payments will recognize gain or loss, upon payment, measured by the difference, if any, between the amount of cash received and the basis in the fractional share.

     The parties are not requesting and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The consummation of the merger is conditioned on the receipt by Cisco of an opinion from Brobeck, Phleger & Harrison LLP or Hale and Dorr LLP and the receipt by ArrowPoint of an opinion from Hale and Dorr LLP or Brobeck, Phleger & Harrison LLP to the effect that the merger will constitute a reorganization within the meaning of the Internal Revenue Code.

     ArrowPoint stockholders should be aware that the tax opinions do not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. The tax opinions will be subject to certain assumptions and qualifications, including the truth and accuracy of certain representations made by Cisco, ArrowPoint and Archer Acquisition Corporation.

     A successful Internal Revenue Service challenge to the reorganization status of the merger would result in ArrowPoint stockholders recognizing taxable gain or loss with respect to each share of common stock of ArrowPoint surrendered equal to the difference between the stockholder's basis in the share and the fair market value, as of the merger, of the Cisco common stock received in exchange therefor. In this event, a stockholder's aggregate basis in the Cisco common stock so received would equal its fair market value, and the stockholder's capital gains holding period for such stock would begin the day after the merger.

ACCOUNTING TREATMENT

     We intend to account for the merger as a pooling of interests business combination. It is a condition to completion of the merger that Cisco be advised by PricewaterhouseCoopers LLP that the transactions contemplated by the merger agreement can properly be accounted for as a pooling of interests business combination, although this condition may be waived. It is also a condition to completion of the merger that ArrowPoint shall be advised by Arthur Andersen LLP that it qualifies as a combining company in a pooling of interests business combination, although this condition may be waived by Cisco.

NO DISSENTERS' OR APPRAISAL RIGHTS

     You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand payment for your shares under Delaware law.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF ARROWPOINT AND CISCO

     The shares of Cisco common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Cisco common stock issued to any person who is deemed to be an affiliate of either Cisco or ArrowPoint at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Cisco or ArrowPoint and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of Cisco common stock acquired in connection with the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - another applicable exemption under the Securities Act.

     Cisco's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Cisco common stock to be received by affiliates in the merger.

                     SELECTED FINANCIAL DATA OF ARROWPOINT

     The selected financial data set forth below should be read in conjunction with ArrowPoint's financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this proxy statement/prospectus. The statement of operations data for the period from inception (April 14, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1997, 1998 and 1999 are derived from ArrowPoint's audited financial statements. The statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from ArrowPoint's unaudited consolidated financial statements and in the opinion of management include all adjustments, which are normal, recurring adjustments, necessary for a fair presentation of the results of operations and the financial position for the unaudited periods. The historical results of operations are not necessarily indicative of the operating results to be expected in the future.

                                              PERIOD FROM
                                               INCEPTION             YEAR ENDED         THREE MONTHS ENDED
                                          (APRIL 14, 1997) TO       DECEMBER 31,             MARCH 31,
                                             DECEMBER 31,        -------------------    -------------------
                                                 1997             1998        1999       1999        2000
                                          -------------------    -------    --------    -------    --------
                                                                                            (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.................................        $    --          $   201    $ 12,377    $   737    $  9,547
Cost of revenue.........................             --              150       5,110        501       3,553
                                                -------          -------    --------    -------    --------
     Gross profit.......................             --               51       7,267        236       5,994
Operating expenses:
  Sales and marketing...................            137            3,074       9,919      1,298       7,735
  Research and development..............          2,494            5,902       6,438      1,342       2,308
  General and administrative............            365              924       1,690        350         934
  Stock-based compensation..............             --               --       2,343        104       2,758
                                                -------          -------    --------    -------    --------
          Total operating expenses......        $ 2,996          $ 9,900    $ 20,390    $ 3,094    $ 13,735
Operating loss..........................         (2,996)          (9,849)    (13,123)    (2,858)     (7,741)
Interest income, net....................            140              402         517        100         238
                                                -------          -------    --------    -------    --------
Net loss................................        $(2,856)         $(9,447)   $(12,606)   $(2,758)   $ (7,503)
                                                -------          -------    --------    -------    --------
Beneficial conversion feature of Series
  E preferred stock.....................             --               --          --         --      (6,480)
                                                -------          -------    --------    -------    --------
Net loss available to common
  stockholders..........................        $(2,856)         $(9,447)   $(12,606)   $(2,758)   $(13,983)
                                                =======          =======    ========    =======    ========
Net loss per share:
  Basic and diluted.....................        $(11.36)         $ (6.26)   $  (3.99)   $ (1.07)   $  (3.34)
                                                =======          =======    ========    =======    ========
  Pro forma basic and diluted...........                                    $  (0.57)   $ (0.13)   $  (0.56)
                                                =======          =======    ========    =======    ========
Shares used in computing net loss per
  share:
  Basic and diluted.....................            251            1,509       3,157      2,588       4,190
  Pro forma basic and diluted...........                                      22,277     20,475      25,194

                                                                 DECEMBER 31,
                                                        -------------------------------     MARCH 31,
                                                         1997        1998        1999         2000
                                                        -------    --------    --------    -----------
                                                                        (IN THOUSANDS)     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 2,682    $  4,339    $ 10,731    $    14,571
Working capital.......................................    2,220       4,810      10,350         17,597
Total assets..........................................    3,438       7,663      23,206         33,103
Long-term liabilities.................................       --         470          --             --
Redeemable preferred stock............................    5,750      18,189      34,534         34,534
Total stockholders' deficit...........................   (2,847)    (12,162)    (19,858)       (10,670)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ARROWPOINT

     The following discussion and analysis of ArrowPoint's financial condition and results of operations should be read in conjunction with ArrowPoint's financial statements and the notes to those statements appearing elsewhere in this proxy statement/prospectus.

OVERVIEW

     ArrowPoint provides intelligent Web switches that enable its customers to deploy a global Web network architecture to optimize e-commerce transactions and the delivery of Web content. Using patented technology, ArrowPoint's switches intelligently route requests for Web content or transactions to the network server that is best able to handle the request at that moment. ArrowPoint derived its revenue through March 31, 2000 from both the sale of its CS-100 and CS-800 Web switches and the sale of technical support contracts. ArrowPoint's customers consist of end-users, distributors, resellers, and original equipment manufacturers, known as OEMs. ArrowPoint expanded its international activities in Europe, Latin America and the Asia/Pacific market significantly in 1999 and in the quarter ended March 31, 2000, and plans to continue to do so in 2000.

     ArrowPoint has incurred significant net losses since inception and, as of March 31, 2000, had an accumulated deficit of $39.0 million. ArrowPoint has not achieved profitability on a quarterly or annual basis, and anticipates that it will continue to incur net losses through 2000. ArrowPoint expects to increase its sales and marketing, research and development and general and administrative expenses and, as a result, will need to generate significant revenue to achieve and maintain profitability. Although ArrowPoint has achieved rapid growth in revenue in recent periods, it may not be able to sustain these growth rates in the future.

     ArrowPoint recorded a total of $26.4 million of deferred compensation costs since its inception through March 31, 2000. These amounts represent the difference between the exercise price or purchase price of stock options granted or stock sold to ArrowPoint employees and the deemed fair value of ArrowPoint common stock at the time of grant or sale. ArrowPoint is amortizing these amounts over the vesting period of the options and restricted stock awards, which is generally five years. ArrowPoint recorded stock-based compensation expense of $2.8 million for the quarter ended March 31, 2000 and $104,000 for the quarter ended March 31, 1999.

     ArrowPoint recorded a charge to accumulated deficit of approximately $6.5 million in the quarter ended March 31, 2000. This amount represents the value of the beneficial conversion feature of the Series E convertible preferred stock. This amount has been accounted for like a dividend to preferred stockholders and, as a result, increased the ArrowPoint's net loss available to common stockholders and the related net loss per share for the quarter ended March 31, 2000.

     In light of the rapidly evolving nature of ArrowPoint's business and its limited operating history, it believes that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. This is particularly true of companies such as ArrowPoint that operate in new and rapidly evolving markets.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 AND 2000

  Revenue

     ArrowPoint has derived revenue from the sale of its CS-100 and CS-800 products and related technical support contracts and services. Revenue increased by $8.8 million from $737,000 in the first quarter of 1999 to $9.5 million in the first quarter of 2000. This increase was due primarily to an increase in the quantity of ArrowPoint products sold. Substantially all of the increase in revenue was comprised of product revenue with the majority of the increase attributable to new customers. Revenue derived from customers located outside of the United States was 48% in the first quarter of 2000, as compared to 61% in the first quarter of 1999.

  Cost of Revenue

     Cost of revenue consists of material, assembly, test and overhead costs incurred to produce ArrowPoint's products. Cost of revenue increased by $3.1 million from $501,000 in the first quarter of 1999 to $3.6 million in the first quarter of 2000. Gross margin increased from 32% in the first quarter of 1999 to 63% in the first quarter of 2000 due to higher production volumes that resulted in cost efficiencies for both material and overhead costs.

  Sales and Marketing

     ArrowPoint's sales and marketing expenses consist primarily of compensation, travel, recruiting, advertising, and field sales office expenses. ArrowPoint's sales and marketing expenses increased by $6.4 million from $1.3 million in the first quarter of 1999 to $7.7 million in the first quarter of 2000. This increase was due primarily to investing in its sales and marketing infrastructure, both domestically and internationally. These investments included an increase in ArrowPoint's sales, marketing and customer support resulting in an increase in compensation expenses, an increase in recruiting expenses, an increase in travel expenses, increased field sales office expenses, and marketing activities, including advertising, trade shows and other promotional expenses from the first quarter of 1999 to the first quarter of 2000. Sales and marketing expenses decreased from 176% of revenue in the first quarter of 1999 to 81% of revenue in the first quarter of 2000. ArrowPoint expects sales and marketing expenses to increase on an absolute dollar basis in future periods.

  Research and Development

     ArrowPoint's research and development expenses consist primarily of compensation, depreciation and office expenses. ArrowPoint's research and development expenses increased by $1.0 million from $1.3 million in the first quarter of 1999 to $2.3 million in the first quarter of 2000. This increase was due primarily to an increase in ArrowPoint's software engineers and other technical staff resulting in an increase in compensation expenses, and depreciation expense. Research and development expenses decreased from 182% of revenue in the first quarter of 1999 to 24% of revenue in the first quarter of 2000. ArrowPoint believes continued investment in research and development is essential to attaining its strategic objectives, and as a result, ArrowPoint expects research and development expenses to increase on an absolute dollar basis in future periods.

  General and Administrative

     General and administrative expenses consist primarily of compensation for general and administrative personnel, depreciation, and professional fees. ArrowPoint's general and administrative expenses increased by $584,000 from $350,000 in the first quarter of 1999 to $934,000 in the first quarter of 2000. This increase was due primarily to an increase in general and administrative personnel resulting in increased compensation expense. General and administrative costs decreased from 47% of revenue in the first quarter of 1999 to 10% of revenue in the first quarter of 2000. ArrowPoint expects general and administrative expenses to increase on an absolute dollar basis in future periods.

  Interest Income, Net

     Net interest income increased by $138,000 from $100,000 in the first quarter of 1999 to $238,000 in the first quarter of 2000. This increase was due primarily to increased cash and cash equivalents balances as a result of ArrowPoint's Series E preferred stock financing in January 2000.

YEARS ENDED DECEMBER 31, 1998 AND 1999

  Revenue

     ArrowPoint first shipped its CS-100 product in the fourth quarter of 1998. Revenue increased by $12.2 million from $201,000 in 1998 to $12.4 million in 1999. This increase was due to growth in sales of the CS-100 since its commercial introduction in the fourth quarter of 1998 and the CS-800 since its commercial introduction in the first quarter of 1999 as well as further development of ArrowPoint's sales channels. Approximately 92.0% of the increase in revenue was attributable to revenue from new customers. Substantially all of the revenue increase was comprised of product revenue, as service revenue represented only approximately 1.0% of total revenue in 1999. Sales of the CS-100 represented 42.0% of revenue and sales of the CS-800 represented 57.0% of revenue in 1999.

  Cost of Revenue

     Cost of revenue increased by $5.0 million from $150,000 in 1998 to $5.1 million in 1999 as a result of the increased volume of sales. Gross margin increased from 25% to 59% due to higher production volumes that resulted in cost efficiencies for both material and overhead costs.

  Sales and Marketing

     ArrowPoint's sales and marketing expenses increased from $3.1 million in 1998 to $9.9 million in 1999. This increase was due primarily to investing in ArrowPoint's sales and marketing infrastructure, both domestically and internationally. These investments included an increase in ArrowPoint's sales, marketing and customer support personnel from 18 at December 31, 1998 to 73 at December 31, 1999 resulting in an increase in compensation expenses of $4.2 million, an increase in travel expenses of $839,000, and an increase in other sales and marketing activities resulting in increased expenses of $1.8 million. Sales and marketing expenses were 80% of revenue in 1999. ArrowPoint expects sales and marketing expenses to increase on an absolute dollar basis in future periods.

  Research and Development

     ArrowPoint's research and development expenses increased from $5.9 million in 1998 to $6.4 million in 1999. This increase was due primarily to an increase in ArrowPoint's software engineers and other technical staff from 30 at December 31, 1998 to 50 at December 31, 1999 resulting in an increase in compensation expenses of $1.4 million and an increase in depreciation expense of $303,000, partially offset by a reduction in spending for prototype materials of $1.1 million from 1998 to 1999. Research and development expenses were 52% of revenue in 1999. ArrowPoint believes continued investment in research and development is essential to attaining ArrowPoint's strategic objectives, and as a result, ArrowPoint expects research and development expenses to increase on an absolute dollar basis in future periods.

  General and Administrative

     ArrowPoint's general and administrative expenses increased from $924,000 in 1998 to $1.7 million in 1999. This increase was due primarily to an increase in general and administrative personnel from 6 at December 31, 1998 to 16 at December 31, 1999 resulting in increased compensation expenses of

$325,000, increased depreciation expense of $143,000 and increased professional and other expenses of $298,000. General and administrative costs were 14% of revenue in 1999. ArrowPoint expects general and administrative expenses to increase on an absolute dollar basis in future periods.

  Interest income, net

     Net interest income was $517,000 in 1999 compared to net interest income of $402,000 in 1998. This increase was due primarily to increased cash and cash equivalents balances as a result of ArrowPoint's Series D preferred stock financing in February 1999.

PERIOD FROM INCEPTION (APRIL 14, 1997) TO DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998

  Revenue

     ArrowPoint derived $201,000 of revenue in 1998 from the initial sales of ArrowPoint's CS-100 product in the fourth quarter of 1998. ArrowPoint recorded no revenue for the period from inception (April 14, 1997) to December 31, 1997.

  Cost of Revenue

     ArrowPoint recorded no cost of revenue for the period from inception to December 31, 1997. Cost of revenue was $150,000 in 1998 reflecting costs of the initial sales of ArrowPoint's CS-100 product. Gross margin of 25% reflects the start-up costs of manufacturing and lower production levels during this period.

  Sales and Marketing

     ArrowPoint's sales and marketing expenses increased from $137,000 for the period from inception to December 31, 1997, to $3.1 million in 1998. This increase was due primarily to investing in ArrowPoint's sales and marketing infrastructure. These investments included an increase in ArrowPoint's sales, marketing and customer support personnel with an increase in compensation and recruiting expenses of $1.4 million, an increase in travel expenses of $284,000, and increased other sales and marketing activities, including advertising, trade shows and other promotional expenses, resulting in increased expenses of $1.2 million.

  Research and Development

     ArrowPoint's research and development expenses increased from $2.5 million for the period from inception to December 31, 1997, to $5.9 million in 1998. This increase was due primarily to an increase in ArrowPoint's personnel resulting in an increase in compensation expenses of $1.4 million, an increase in prototyping materials expenses of $1.0 million and an increase in other related expenses of $1.0 million.

  General and Administrative

     ArrowPoint's general and administrative expenses increased from $366,000 for the period of inception to December 31, 1997 to $924,000 in 1998. This increase was due primarily to an increase in general and administrative personnel resulting in an increase in compensation expenses of $331,000 and an increase in professional and other expenses of $227,000.

  Interest Income, Net

     Net interest income was $140,000 in the period from inception to December 31, 1997 compared to net interest income of $402,000 in 1998. This increase was due primarily to increased cash and cash equivalents received from the sale of ArrowPoint's Series B preferred stock in February 1998.

LIQUIDITY AND CAPITAL RESOURCES

     From ArrowPoint's inception through March 31, 2000, ArrowPoint financed its operations and capital expenditures primarily through the sale of approximately $48.4 million in equity securities and borrowings of $1.7 million. On April 5, 2000 ArrowPoint received cash proceeds, net of underwriters' discount and offering expenses, totaling approximately $180.4 million upon the closing of its initial public offering.

     ArrowPoint has a $2 million equipment line of credit and a $5 million accounts receivable line of credit with Fleet National Bank with interest rates of approximately 9.5% as of March 31, 2000. In March 2000 equipment line borrowings of $1.7 million were repaid and at March 31, 2000, ArrowPoint had no borrowings under the equipment or accounts receivable lines of credit.

     Cash used in ArrowPoint's operating activities was $2.9 million for the quarter ended March 31, 1999, and $6.9 million for the quarter ended March 31, 2000. These net cash outflows resulted from operating losses as well as increases in accounts receivable and inventory due to increased sales. They were partially offset by an increase in the amortization of deferred compensation of $2.8 million along with increases in accounts payable, accrued expenses and deferred revenues.

     Cash used in investing activities was $366,000 for the quarter ended March 31, 1999, and $2.0 million for the quarter ended March 31, 2000, substantially all of which was used for the purchase of property and equipment, primarily computers and test equipment for our development and manufacturing activities. ArrowPoint expects capital expenditures to continue to increase through the year 2000, due to the costs of expansion and expenditures for computers and test equipment.

     Cash used in our operating activities was $2.4 million for 1997, $10.0 million for 1998 and $9.4 million for 1999. These net cash outflows resulted primarily from operating losses because:

     - in 1997 our operating expenses of $3.0 million exceeded our revenue of zero;

     - in 1998 our operating expenses of $9.9 million exceeded our revenue of $200,000; and

     - in 1999 our operating expenses of $20.4 million, which included incremental spending increases of $6.8 million on sales and marketing, $535,000 on research and development and $766,000 on general and administrative, exceeded our revenue of $12.4 million.

     The net cash outflow in 1999 also resulted from accounts receivable and inventory increasing by $4.7 million and $1.4 million, respectively, from 1998 to 1999. Accounts receivable at December 31, 1999 were approximately 79.0% of revenue for the quarter ended December 31, 1999 due primarily to the large portion of sales occurring during the second half of the quarter and the level of international sales, which generally have longer standard payment terms than domestic sales. The increases in accounts receivable and inventory were partially offset by increases in accounts payable of $2.7 million, accrued liabilities of $1.3 million and deferred revenue of $2.5 million, from 1998 to 1999.

     Cash used in investing activities was $608,000 for 1997, $1.5 million for 1998 and $3.6 million for 1999, substantially all of which was used for the purchase of property and equipment, primarily computers and test equipment for our development and manufacturing activities and leasehold improvements.

     As of March 31, 2000, ArrowPoint had obligations outstanding under various operating leases. In August 1999 ArrowPoint agreed to lease approximately 45,000 square feet, as its headquarters, in a facility located in Acton, Massachusetts for a term of five years. The annual cost of this lease is approximately $817,000, subject to annual adjustments. Although ArrowPoint has no other material commitments, it anticipates a substantial increase in its lease commitments consistent with anticipated growth in ArrowPoint operations, infrastructure and personnel. In the future ArrowPoint may also require a larger inventory of products in order to provide better availability to customers and achieve purchasing efficiencies. ArrowPoint expects that the net proceeds from its recent public offering, its existing cash balances and amounts available under its credit facilities will be sufficient to meet its currently anticipated working capital and capital expenditures for at least the next 18 months.

NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS

     As of December 31, 1999, ArrowPoint had approximately $20.6 million of net operating loss carryforwards and $1.1 million of tax credit carryforwards available to offset future taxable income. These carryforwards expire at various dates through 2019, to the extent that they are not utilized. Utilization of these carryforwards may be subject to annual limitations due to ownership change provisions. A 100% valuation allowance has been recorded against the related deferred tax assets due to uncertainties surrounding the realization of these assets.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 of Financial Accounting Standards, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of a hedge transaction and, if it is, the type of hedge transaction. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. ArrowPoint does not currently use derivative instruments. Therefore ArrowPoint does not expect the adoption of this statement to have any significant effect on ArrowPoint's results of operations or financial position.

MARKET RISK

     ArrowPoint does not currently use derivative financial instruments. ArrowPoint generally places its marketable security investments in high credit quality instruments, primarily U.S. Government obligations with contractual maturities of less than one year. ArrowPoint does not expect to have any material loss from its marketable security investments and therefore believes that its potential interest rate exposure is not material.

                             BUSINESS OF ARROWPOINT

OVERVIEW

     ArrowPoint provides intelligent Web switches that enable its customers to deploy a global Web network architecture to optimize e-commerce transactions and the delivery of Web content. ArrowPoint's products, which are specifically designed for the Web, are intended to enhance the performance, scalability, availability, reliability and security of its customers' Web sites. Using patented technology, ArrowPoint's switches intelligently route requests for Web content or transactions to the network server that is best able to handle the request at that moment based on information about:

     - the requesting party;

     - the content or transaction requested; and

     - the structure and changing conditions of the customer's Web network.

     ArrowPoint's customers include Web hosting and application service providers, e-commerce companies, Internet service providers and other enterprises deploying applications on the Web. ArrowPoint's Web switches enable its customers to solve many e-commerce problems and to offer new and enhanced Web services. As of March 31, 2000, over 200 companies have deployed ArrowPoint's switches in their Web networks. ArrowPoint's customers include EMC, Exodus Communications, Global Crossing, NaviSite, Lycos and Road Runner.

INDUSTRY BACKGROUND

EVOLUTION OF THE WEB AND E-COMMERCE

     The emergence of the Web has enabled the delivery of information and rich media content and the sale of products and services to a worldwide audience. According to International Data Corporation, or IDC, an information technology industry analyst, the number of e-commerce users with access to the Web will grow from an estimated 142 million at the end of 1998 to 502 million by the end of 2003. To attract and retain these users, companies are continually increasing the amount and the sophistication of the information and services offered on their Web sites. Most leading Web sites offer one or more of the following:

     - personalized information, such as individual stock portfolios or custom home pages;

     - rich media content, such as audio and video; and

     - e-commerce transactions, such as electronic ordering, order status and bill payment.

     Accompanying the growth of the Web has been a dramatic increase in the amount of e-commerce taking place over the Web. According to a report by IDC, e-commerce revenue is expected to increase from $50 billion in 1998 to over $1.3 trillion in 2003. To be successful, companies conducting e-commerce must effectively manage their Web site traffic and provide visitors with a positive experience.

     In response to the rapid growth in the number and complexity of Web sites and e-commerce and the significance of the Internet to the business strategies of many companies, a Web hosting industry has developed. According to IDC, the Web hosting market will expand from $823 million during 1998 to $18.9 billion by 2003. Web hosting companies manage a company's Web servers at data centers with high-speed Internet connectivity and provide the hosted company with the benefits of high-bandwidth access to its Web site without having to build its own network. Web hosting companies are increasingly offering services in addition to Web connectivity, including content development, Web site management, disaster recovery and various service guarantees. In addition, many Web hosting companies are either providing on-line software applications directly to their customers or providing Web hosting services to other application service providers, which in turn provide on-line software applications to other companies. The increasing complexity and scalability requirements of business-critical Web sites and the emergence of Web hosting companies are creating new opportunities to provide infrastructure products and services for complex Web networks and applications.

TODAY'S WEB SITE INFRASTRUCTURE

     Web sites today typically consist of multiple types of servers, providing the following functions:

     - Web servers provide the primary interface for visitors to the Web site;

     - application servers provide a platform for application-specific processing such as personalized services or on-line shopping;

     - secure servers are used for encrypted operations such as credit card processing or viewing account information;

     - database servers provide centralized information repositories; and

     - cache servers store copies of frequently accessed files to improve response to requests for those files.

     These servers are connected by traditional networking devices such as switches and routers. As Web traffic volume increases, the performance of any individual server can degrade. By copying applications and data to multiple servers of the same type, a company can provide increased capacity and performance for its Web site as a whole. Load balancing devices, typically PC-based servers, are then used to distribute the traffic among these multiple servers.

     Traditional load balancing devices operate by intercepting data packets addressed to a Web site and translating the destination address of the packets to the address of the server. If a particular server is unavailable, the load balancing device stops using its address as a destination and routes the packet to another server. Due to the limited performance of PC platforms, these load balancing devices can themselves become overloaded, reducing the performance and response time of the Web site. In addition, because these devices base their decisions on packet address information, they cannot determine the identity of the user or what content the user is trying to access. This is because the information that uniquely identifies users and content is located much deeper inside the packets. Although manufacturers of traditional switching equipment have attempted to address some of the performance issues of PC-based load balancing products by introducing load-balancing capabilities to their switches, these switches were not designed for this task and typically suffer from serious performance limitations of their own. In addition, like PC-based load balancers, these devices are "content blind" -- that is, they are unaware of the user's identity or the specific content being requested.

     These existing solutions do not adequately address the problems confronting complex Web sites today because they are unable to do all of the following:

     - provide e-commerce transaction integrity by ensuring server continuity to avoid problems such as lost electronic shopping carts;

     - provide special treatment to certain content requests based upon information such as the identity of the requester or the type of content requested;

     - maximize the efficiency of Web servers, application servers, databases, caches and firewalls by routing requests to the best server to handle that type of request;

     - detect and handle flash crowds -- that is, a sudden surge of requests for a piece of Web content such as a breaking news story -- by identifying hot content and creating additional ways to access this hot content;

     - route traffic around failed servers, applications or content;

     - block denial-of-service attacks by computer hackers, which are attempts to disable servers or keep the servers busy performing useless tasks so that other users of the site are denied service;

     - improve the scalability, performance and reliability of high-end Web sites; and

     - provide systems administrators with data about content and application performance.

     The rapid growth in the use of the Web and in e-commerce, coupled with the increase in Web site complexity, has put tremendous pressure on companies to develop new Web network architectures that can efficiently and effectively address the problems described above.

ARROWPOINT SOLUTION

     ArrowPoint's intelligent Web switches are used by companies such as Web hosting and application service providers, e-commerce companies and Internet service providers to deploy a Web network architecture that optimizes e-commerce transactions and the delivery of Web content. Using ArrowPoint's technology, its customers can significantly improve the experience of visitors to their Web sites.

     ArrowPoint's intelligent Web switches enable its customers to deploy a Web network architecture that offers the following benefits:

E-COMMERCE TRANSACTION ASSURANCE

     E-commerce transactions depend on the ability of the server and the application to maintain information about the purchaser's transaction until the transaction is completed. For example, a purchaser may initiate several requests while browsing through a Web site and adding items to an electronic shopping cart. The items in the shopping cart must be maintained on the server until checkout. To accomplish this, it is critical to ensure that a purchaser's requests are always directed to the same server until the transaction is complete. ArrowPoint's intelligent Web switches, unlike traditional switches, are able to use information located deep within the purchaser's Web request to continually direct the purchaser to the correct server, preventing problems such as lost electronic shopping carts.

SPECIALIZED TREATMENT BASED ON CONTENT, APPLICATION OR USER

     ArrowPoint's Web switches can direct traffic to specific servers or groups of servers based on a range of different information about the requesting party or the Web content or transaction requested. This feature enables companies to give preferred or differing treatment to specific users, such as preferred customers. In addition, this feature enables companies to distinguish among Web requests based on the nature of the request, such as giving requests for revenue-generating transactions priority over requests for information.

OPTIMIZED CONTENT DELIVERY

     Poor Web site performance can disrupt Web transactions and cause user dissatisfaction, resulting in lost revenue for e-commerce companies and other businesses dependent on their Web sites. Using information about the requesting party, the Web content or transaction requested and the customer's Web network, ArrowPoint's intelligent Web switches can direct requests for Web content or transactions to the network server -- which may be part of a globally dispersed network -- best able to handle that request at that moment. This enables ArrowPoint's customers to provide dynamic Web content from Web servers, static content from caches, and streaming audio and video from optimized streaming servers. These capabilities optimize Web performance and content delivery and enhance the experience of visitors to the Web site.

FLASH CROWD INSURANCE

     The popularity of a particular piece of Web content changes from moment to moment. At a news service Web site, for example, a breaking news story can cause a sudden surge of requests for that story that overwhelms the site's Web servers. It is often difficult to predict which content will be popular and to provide additional servers in anticipation of flash crowds. ArrowPoint's Web switches can identify hot content and automatically trigger the copying of that content to servers or caches to dynamically add capacity to handle flash crowds. This enables ArrowPoint's customers to cost-efficiently maximize the number of Web requests they can satisfy.

IMPROVED AVAILABILITY OF APPLICATIONS AND CONTENT

     Even when a Web site is available, a particular server or application at that site may still fail. ArrowPoint's Web switches can recognize this and intelligently redirect requests for unavailable content or applications to another Web site or server which has the requested information.

ENHANCED SITE SECURITY

     While firewalls can effectively perform many security functions for a customer's network, they are less well-suited to the protection of Web sites, as most companies want to encourage rather than restrict access to their Web sites. Firewalls generally do not provide effective protection against denial-of-service attacks -- which are attempts by computer hackers to disable servers or keep servers busy performing useless tasks -- without significantly impairing the performance of the Web site. ArrowPoint's switches are able to differentiate between legitimate Web requests and denial-of-service attacks. In addition, ArrowPoint's switches can be used to improve the performance of traditional firewalls through load balancing.

SUPERIOR SCALABILITY, PERFORMANCE AND RELIABILITY

     ArrowPoint's Web switches are designed to address the needs of ArrowPoint's customers, which range from smaller Web sites to large, complex Web hosting operations. In addition, ArrowPoint's different product offerings and flexible software architecture enable customers to easily deploy additional ArrowPoint switches as their Web networks expand, without having to replace their existing ArrowPoint switches. ArrowPoint's switches were designed for the strict reliability standards of telecommunications networks, and an individual CS-800 Web switch can handle approximately three billion Web requests in a 24-hour period. In addition, ArrowPoint's products include features and components to enhance the reliability of its customers' Web sites and the availability of their content.

PERFORMANCE MONITORING AND CAPACITY PLANNING

     ArrowPoint's products track detailed statistics about the performance of ArrowPoint's customers' networks, servers, applications and content, which can be used to operate their Web sites more efficiently and plan more effectively for growth. This information can be accessed from any standard network management system.

PRODUCTS AND TECHNOLOGY

     ArrowPoint believes it offers the most advanced Web switching solution for optimizing e-commerce transactions and the delivery of Web content. The principal components of ArrowPoint's technology consist of:

     - a patented technique for intelligently routing Web requests, which ArrowPoint calls content switching;

     - a powerful and scalable software operating system; and

     - a high-performance switching architecture that enables ArrowPoint to rapidly benefit from new and better-performing commercially available microprocessors.

CONTENT SWITCHING TECHNOLOGY

     ArrowPoint has developed a patented technique for routing a Web content request to the server within a network of distributed servers that is best able to handle that request. ArrowPoint calls this technique content switching. ArrowPoint's switches intelligently route requests based on an analysis of user and content identification information found in the request and information about the performance and availability of eligible servers.

     Unlike traditional switching technology, which makes routing and policy decisions based on Internet protocol, or IP, addresses, ArrowPoint's content switching also makes use of detailed information available only through the Hypertext Transfer Protocol, or HTTP, the data transfer protocol of the World Wide Web. In particular, ArrowPoint's switches use the following information found through HTTP as part of the content switching process:

     - Uniform Resource Locator, or URL -- This information uniquely identifies the specific file requested from the server or the specific operation to be performed.

     - Host header -- This information uniquely identifies the requested host.

     - Cookie -- "Cookies" have a variety of uses, but are generally used by Web applications to maintain information about users. A cookie is a small file of information about a user's transaction that a Web server places on a user's computer; the user returns the cookie in subsequent Web requests to the same site, which ArrowPoint's switches can use to direct the user to the correct server. This allows the site to maintain information about a user's transactions that spans multiple HTTP requests.

     The policies ArrowPoint's Web switches can apply based on this information are very flexible, allowing ArrowPoint's customers to customize their Web sites and to optimize them for peak performance.

SOFTWARE

     ArrowPoint has invested significant resources in the development of its software, which runs on its CS-50, CS-150 and CS-800 switches. ArrowPoint's software enables many of the important customer benefits offered by its Web switches. Because so much of ArrowPoint's technology is embedded in its software platform, it can easily add functionality and features to its products through software upgrades, which enables its customers to benefit from its technological developments without having to replace their existing ArrowPoint switches.

     Among the many technologies and features contained in ArrowPoint's operating system software are the following:

     - ArrowPoint's Web switches facilitate e-commerce transactions by maintaining information across multiple HTTP requests to a Web site. This is done by "sticking" the user to the same server until the transaction is complete. This "stickyness" can be accomplished by matching on the IP address, URL, cookie or the secure socket layer session ID.

     - ArrowPoint's Web switches allow customers to deploy distributed networks of servers and/or caches, leveraging those servers as a shared resource that can be used to accelerate the delivery of content around the world.

     - ArrowPoint's Web switches can be configured to restrict access to a Web site based on IP address, URL, host header or cookie. In addition, ArrowPoint's operating system filters out common denial-of-service attacks and notifies Web site operators about security violations so they can take corrective action.

     - ArrowPoint's customers can configure ArrowPoint's switches to load balance among local servers using a number of industry-standard algorithms, as well as an advanced algorithm developed by us. These load balancing algorithms can be invoked based on IP address, Internet domain name, URL or any combination of these identifications. This allows ArrowPoint's customers to adopt extremely flexible policies, which they can use to partition content by type, directory or individual file name.

     - ArrowPoint's software enables its switches to intelligently route content requests to the optimal site and server for that request based on what content is being requested, who is requesting it and where the requestor is located. ArrowPoint's global load balancing methods take into account information the switches have learned about content location, availability and proximity to the requesting user. ArrowPoint's switches use a proprietary protocol to maintain and communicate information about a variety of relevant data, including the performance of not only the local servers attached to them but all other servers and switches in the network. This enables distributed calculation of best site and server information.

     - ArrowPoint's switches can automatically replicate content when it is added or changed on a server or, alternatively, when the access frequency for a particular piece of content exceeds a user-defined threshold.

CONTENT SWITCHING ARCHITECTURE

     ArrowPoint has developed a distributed processing architecture for content switching that leverages multiple specialized processors in a way that optimizes the system for specific tasks. Arriving Web content requests are analyzed by an array of general-purpose microprocessors, which then determine where to send the content request based on what content is being requested and who is requesting it. Once a request is analyzed and the best server is selected, the content is delivered by special-purpose network processors, which are optimized for packet forwarding. This content switching architecture allows ArrowPoint to offer products that combine a high degree of content intelligence with high-performance and cost-effectiveness. In addition, ArrowPoint's architecture is highly scalable, enabling it to add new features for higher performance without modifying the underlying architecture.

PRODUCTS

     ArrowPoint offers three Web switches today: the CS-50 CS-150 and the CS-800. In April 2000, ArrowPoint introduced two new Web switch platforms, the CS-50 and CS-150 to supercede the CS-100. Both platforms support the full complement of ArrowPoint's software.

     The CS-50 is designed for smaller Web sites with 16 or fewer servers. It is comprised of eight 100-megabit ports and one optional Gigabit Ethernet port connected by a five gigabit per second switching fabric. The CS-50 is priced starting at $13,995.

     The CS-150 is designed for moderate traffic Web sites. It is comprised of 12 or 16 100-megabit ports and two Gigabit Ethernet ports. The CS-150 offers more than three times the performance of the CS-100. The CS-150 is priced starting at $17,995.

     The CS-800 is a high-performance switching chassis designed for large Web sites and Web hosting operations. Each CS-800 can support up to 64 100-megabit Ethernet interfaces or 32 gigabit Ethernet interfaces interconnected by a 20 gigabit per second switching fabric. It features redundant power supplies, switching fabrics and control logic. All systems modules, power supplies and fans are field replaceable. The CS-800 was designed for the high performance, reliability, availability and redundancy requirements of service providers and telecommunications companies. The CS-800 is priced from $35,000 to $220,000 depending on configuration and software options.

     ArrowPoint's Web switches support its full range of content switching capabilities. Each Web switch is based on ArrowPoint's content switching architecture and combines the necessary performance and intelligence to enable efficient, reliable and secure delivery of Web content. Customers can install ArrowPoint's products without having to modify the hardware, software or content of their Web site.

SERVICES AND SUPPORT

     ArrowPoint believes that quality technical support is a critical factor in a customer's decision to purchase a Web switching solution. Accordingly, ArrowPoint devotes significant resources to ensure that it delivers high-quality support to its customers.

     ArrowPoint's technical support includes:

     - telephone support, which is available either 24 hours a day, seven days a week, or during business hours, depending upon the support option chosen by ArrowPoint's customers;

     - online support, including answers to frequently asked questions, technical tips and manuals;

     - software upgrades; and

     - hardware repair.

     ArrowPoint generally charges its customers an annual technical support fee ranging from 12% to 18% of the purchase price for the products being supported. ArrowPoint believes that its technical support work with its customers not only helps ensure a customer's success with its products, but also allows its personnel to gain industry-specific knowledge that can be leveraged in future customer accounts and utilized in its product development efforts.

     ArrowPoint also offers installation, training and consulting services to assist customers in optimizing the benefits of its products. ArrowPoint assists with the implementation of its products and provide training on their functionality and features. In addition, ArrowPoint offers network design, configuration and optimization advice and services to its customers.

SALES AND MARKETING

     ArrowPoint sells its products through a direct sales force, distributors, a network of resellers, including application service providers, and OEMs. ArrowPoint believes that a direct sales force is critical for addressing its largest customers and potential customers, helping to create demand in the marketplace and generating an understanding of customer needs for use in product development efforts. ArrowPoint uses its indirect channel to address accounts with which those resellers have strategic relationships, smaller accounts and geographic areas that are more efficiently addressed indirectly than directly.

     ArrowPoint is making a significant investment in its direct sales force. ArrowPoint expects direct sales to account for a majority of its revenue in 2000. ArrowPoint's direct sales force is comprised of a series of sales teams, consisting of a sales executive and a systems engineer. ArrowPoint has sales personnel in a number of major metropolitan areas, including Atlanta, Boston, Chicago, Dallas, Denver, Houston, Los Angeles, Minneapolis, New York, Philadelphia, San Jose, Seattle and Washington, D.C. ArrowPoint's international sales personnel are located in Argentina, Australia, Belgium, Brazil, Canada, Denmark, France, Germany, Greater China, Israel, Japan, Mexico, the Netherlands, Singapore, South Korea, Sweden, Taiwan, the United Arab Emirates and the United Kingdom. ArrowPoint's systems engineers support ArrowPoint's sales efforts by working with potential customers to help them analyze the structure and needs of their particular network and how best to configure and implement ArrowPoint's Web switching solutions into their network.

     ArrowPoint also sells its products through the following indirect channels:

     - distributors, such as ACAL Nederland, NetOne Systems and Westcon;

     - traditional resellers, such as Case Technology, Cube Computer, Sumitronics and Telemation Netzwerke;

     - Web hosting and application service providers, such as Exodus Communications, GlobalCenter and NaviSite; and

     - OEMs, such as Alcatel and Zerowait.

     ArrowPoint's marketing organization utilizes a variety of programs to build brand awareness, convey its value proposition and technology leadership position and create demand for its products. ArrowPoint's marketing programs include:

     - seminars and trade shows;

     - market research and analysis;

     - product and strategy updates with industry analysts;

     - public relations activities and speaking engagements;

     - media advertisements;

     - direct mail programs;

     - brochures, data sheets and white papers;

     - Web site marketing; and

     - telemarketing programs.

CUSTOMERS

     ArrowPoint's customers include Web hosting and application service providers, Internet service providers, e-commerce companies, Web portals and other enterprises deploying applications on the Web. In 1999, the following end users purchased at least $100,000 of ArrowPoint's products and services from it or through one of its resellers or OEMs:

Adonis
Asnet
Avantel
EMC
Exodus Communications
GlobalCenter
Green Information and Communication
Iaxis
Infosel
Liberte Surf
Lyonais de Cable
Matav
NaviSite
Nettaxi.com
Road Runner
Siemens
Spinway.com
Telefonica
Interactiva
T-Online
Unitel
World Online

     NaviSite accounted for 14% of ArrowPoint's revenue in 1999. Sales to customers outside of the United States accounted for approximately 47% of ArrowPoint's revenue in 1999.

MANUFACTURING

     While ArrowPoint designs its products and develops its software in-house, ArrowPoint subcontracts the manufacturing of its products to Plexus, an independent manufacturer. Plexus assembles ArrowPoint's products, tests them, stores and delivers them, and provides some field service to ArrowPoint's customers. ArrowPoint's reliance on a single manufacturer exposes us to a number of risks.

     In addition to managing ArrowPoint's relationship with Plexus, its internal manufacturing group is responsible for the following functions which support the manufacturing activities of Plexus:

     - vendor selection and management;

     - purchasing;

     - materials management and forecasting; and

     - quality assurance.

     Several key components of ArrowPoint's products are currently available from only single vendors. The key components of ArrowPoint's products that it purchases from single sources are:

     - critical network processors for the CS-50, CS-150 and the CS-800 from MMC Networks;

     - the power supply device for the CS-50 and CS-150 from Cherokee International; and

     - the power supply device for the CS-800 from Tectrol.

COMPETITION

     ArrowPoint competes primarily on the basis of:

     - the features and functionality of ArrowPoint's products, including their ability to analyze the content of Web requests;

     - the scalability of ArrowPoint's solutions;

     - the ease of installing, configuring and managing ArrowPoint's products;

     - the services ArrowPoint offers in support of its products; and

     - the ratio of performance to price for ArrowPoint's products.

     ArrowPoint believes that it currently competes effectively against its competitors with respect to each of the competitive factors listed above. However, ArrowPoint cannot assure you that it will be able to maintain its competitive position in the future.

     The market for Internet infrastructure solutions is new, rapidly evolving and very competitive. ArrowPoint expects competition in this market will increase in the future. ArrowPoint's principal competitors include large networking equipment companies such as Cisco Systems, as well as companies such as Alteon, WebSystems, F5 Networks and Foundry Networks. Some of ArrowPoint's competitors have longer operating histories, greater name recognition and greater financial, technical, sales, marketing, support and other resources than ArrowPoint does.

PROPRIETARY RIGHTS

     ArrowPoint's success and competitiveness depend significantly on the protection of its proprietary technology. ArrowPoint relies primarily on a combination of patents, copyrights, trade secret laws and restrictions on disclosure to protect its proprietary technology. In December 1999 ArrowPoint was awarded a U.S. patent covering a variety of claims relating to its content switching technology, including a method for analyzing content to select the most appropriate server to handle a particular request by a user. This patent expires in August 2017. Despite these protections, others may be able to copy or reverse engineer aspects of ArrowPoint's products, to obtain and use information that it regards as proprietary or to independently develop similar technology. In addition, ArrowPoint's patent has been issued only in the United States and the laws of some foreign countries do not protect ArrowPoint's proprietary rights to the same extent as do the laws of the United States.

     Litigation may be necessary in the future to enforce or defend ArrowPoint's proprietary technology or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management and technical resources.

     ArrowPoint attempts to avoid infringing intellectual property and proprietary rights of third parties in its product development efforts. However, ArrowPoint does not conduct patent searches to determine whether the technology used in its products infringe patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If ArrowPoint's products violate third-party proprietary rights, it could be liable for substantial damages. In addition, ArrowPoint may be required to reengineer its products or seek to obtain licenses to continue offering those products, and there can be no assurance that those efforts would be successful.

     ArrowPoint incorporates into its products some technology developed by third parties, including the operating system for its Web switches and some routing technology. ArrowPoint has purchased licenses to these technologies, which generally have an indefinite term or renew automatically, and in some cases have obtained rights to the source code for the licensed software. ArrowPoint believes that alternative sources for these technologies are available.

     ArrowPoint has received trademark registrations in several foreign jurisdictions for the mark "ArrowPoint," and it has applications pending in the U.S. and several foreign jurisdictions for the trademarks "Content Smart," "Content Smart Switching," "Flowminder" and "Flowwall Security."

EMPLOYEES

     As of March 31, 2000, ArrowPoint had 337 employees. None of ArrowPoint's employees are subject to a collective bargaining agreement. ArrowPoint believes that its relations with its employees are good.

FACILITIES

     ArrowPoint's headquarters are located in approximately 45,000 square feet of space in an office building in Acton, Massachusetts, under a lease that expires in November 2004. ArrowPoint also leases sales offices in 23 locations around the world. ArrowPoint believes that its existing facilities are adequate to meet its current needs and that suitable additional or substitute space will be available on commercially reasonable terms when needed.

LEGAL PROCEEDINGS

     ArrowPoint was named a defendant in a civil suit filed in the United States District Court for the Southern District of New York by Arrow Electronics, Inc. on July 19, 1999. In the lawsuit, Arrow Electronics asserts trademark infringement and associated state law claims. In particular, Arrow Electronics alleges that customers are likely to be confused between Arrow Electronics and ArrowPoint, and by use of the Internet domain name arrowpoint.com. Arrow Electronics is seeking an injunction precluding ArrowPoint from using the name and mark ArrowPoint and requiring it to relinquish registration of the domain name arrowpoint.com. ArrowPoint has filed an answer denying all material allegations asserted in the complaint. The case is presently in the early stages of discovery. ArrowPoint intends to vigorously defend this lawsuit, including its right to use the ArrowPoint trademark and the arrowpoint.com domain name.

     ArrowPoint is not currently a party to any other legal proceedings.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
                            MANAGEMENT OF ARROWPOINT

     The following table sets forth certain information regarding beneficial ownership of ArrowPoint's common stock as of March 31, 2000 by each person that beneficially owns more than 5% of the outstanding shares of ArrowPoint common stock, each director of ArrowPoint, the chief executive officer of ArrowPoint, the four other most highly compensated ArrowPoint executive officers who received annual compensation in excess of $100,000, collectively referred to below as the "executive officers," and all ArrowPoint executive officers and directors as a group.

     To ArrowPoint's knowledge, each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law and except as described in the footnotes to the table. The number of shares of common stock owned by each person listed includes shares of common stock underlying options held by that person that are exercisable within 60 days after March 31, 2000. The number of outstanding shares of common stock used in calculating the percentage ownership for each person listed includes the shares of common stock underlying options held by that person that are exercisable within 60 days after March 31, 2000, but excludes shares of common stock underlying options held by any other person. Percentage ownership calculations are based on 29,294,233 shares of common stock outstanding as of March 31, 2000 and an additional 5,750,000 shares of common stock sold in the initial public offering which closed on April 5, 2000.

                                                               NUMBER OF      PERCENTAGE
                                                                 SHARES        OF COMMON
                                                              BENEFICIALLY       STOCK
                  NAME OF BENEFICIAL OWNER                       OWNED        OUTSTANDING
                  ------------------------                    ------------    -----------
Matrix Partners(1)..........................................    7,684,806        21.93%
North Bridge Venture Partners(2)............................    5,585,190        15.94
Accel Partners(3)...........................................    2,428,684         6.93
Chin-Cheng Wu(4)............................................    2,609,600         7.45
Louis J. Volpe..............................................    1,300,000         3.71
Cynthia M. Deysher(5).......................................      383,600         1.09
Christopher P. Lynch(6).....................................      418,000         1.19
Peter M. Piscia.............................................      187,066            *
Paul J. Ferri(1)............................................    7,630,488        21.77
Edward T. Anderson(2).......................................    5,585,190        15.94
James A. Dolce, Jr.(7)......................................       68,920            *
All executive officers and directors as a group (eight
  persons)..................................................   18,168,262        51.84

-------------------------
 *  Less than 1%.

(1) Composed of 6,931,976 shares held by Matrix Partners IV, L.P., 364,840 shares held by Matrix IV Entrepreneurs Fund, L.P., 333,672 shares held by Matrix Partners VI, L.P. and 54,318 shares held by Weston & Co., as nominee for certain persons. Mr. Ferri, by virtue of his management position in the Matrix entities, has sole voting and dispositive power with respect to the Matrix entities' shares. Mr. Ferri disclaims beneficial ownership of these shares. Timothy A. Barrows, W. Michael Humphreys, Andrew Marcuvitz, David E. Schantz, Andrew W. Verhalen and Mark A. Vershel have sole voting and dispositive power with respect to their pecuniary interest in the shares held by Weston & Co. The address of Matrix Partners is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451.

(2) Composed of 5,303,206 shares held by North Bridge Venture Partners II, L.P., 190,918 shares held by North Bridge Venture Partners IV-A, L.P. and 91,066 shares held by North Bridge Venture Partners IV-B, L.P. Messrs. Edward Anderson, Richard D'Amore, William Geary and Jeffrey McCarthy, by virtue of their management position in the North Bridge entities, each have voting and dispositive power with respect to the shares owed by North Bridge Venture Partners II, L.P. Messrs. Edward Anderson, Richard D'Amore, William Geary, Jeffrey McCarthy and Angelo Santinelli, by virtue of their management position in the North Bridge entities, each have voting and dispositive power with respect to the shares owned by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. The address of North Bridge Venture Partners, L.P. is 950 Winter Street, Suite 4600, Waltham, MA 02451.

(3) Composed of (i) 1,906,518 shares held by Accel V L.P., as to which Arthur C. Patterson, ACP Family Partnership L.P. (whose sole general partner is Arthur
    C. Patterson), James R. Swartz, James W. Breyer, The Breyer 1995 Trust dated 10/4/95, Eugene D. Hill, Swartz Family Limited Partnership L.P. (whose sole general partner is James R. Swartz), Luke B. Evnin, J. Peter Wagner and G. Carter Sednaoui share voting and dispositive power; (ii) 252,582 shares held by Accel Internet/Strategic Technology Fund L.P., as to which Arthur C. Patterson, ACP Family Partnership L.P. (whose sole general partner is Arthur
    C. Patterson), James R. Swartz, James W. Breyer, Eugene D. Hill, Swartz Family Limited Partnership L.P. (whose sole general partner is James R. Swartz), Luke B. Evnin, J. Peter Wagner and G. Carter Sednaoui share voting and dispositive power; (iii) 99,576 shares held by Accel Keiretsu V L.P., as to which Arthur C. Patterson, James R. Swartz, James W. Breyer, Eugene D. Hill, Luke B. Evnin, J. Peter Wagner and G. Carter Sednaoui share voting and dispositive power; (iv) 116,578 shares held by Accel Investors '97 L.P., as to which Arthur C. Patterson, James R. Swartz, James W. Breyer, Eugene D. Hill, Luke B. Evnin, J. Peter Wagner and G. Carter Sednaoui share voting and dispositive power; and (v) 53,430 shares held by Ellmore C. Patterson Partners, as to which Arthur C. Patterson has sole voting and dispositive power. The address of Accel Partners is 428 University Avenue, Palo Alto, California 94301.

(4) Includes 1,000,000 shares held by the Chin-Cheng Wu 1996 Irrevocable Children's Trust dated December 9, 1996. The address of Chin-Cheng Wu is c/o ArrowPoint Communications, Inc., 50 Nagog Park, Acton, Massachusetts 01720.

(5) Includes 16,000 shares held for the benefit of Ms. Deysher's minor children under the Massachusetts Uniform Transfer to Minors Act.

(6) Includes 8,000 shares held for the benefit of Mr. Lynch's minor children under the Massachusetts Uniform Transfer to Minors Act.

(7) Composed of 50,000 shares held by the Alexer Family Limited Partnership and 18,920 held by Mr. Dolce. Mr. Dolce is a general partner of the Alexer Family Limited Partnership.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                            OF ARROWPOINT AND CISCO

     The following discussion of certain similarities and material differences between the rights of Cisco shareholders and the rights of ArrowPoint stockholders under the respective articles/certificate of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to the California law and the Delaware law, the common law thereunder and the full text of the articles/certificate of incorporation and bylaws of each of Cisco and ArrowPoint.

     This section of the proxy statement/prospectus describes certain differences between the rights of holders of ArrowPoint common stock and Cisco common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of ArrowPoint and being a shareholder of Cisco. When reading this description, please note that Delaware law refers to holders of common stock as stockholders while California law uses the term shareholder. The two terms mean the same thing in practice and for all practical purposes may be used interchangeably; however, we generally have used the term "stockholder" when referring to holders of ArrowPoint common stock or to Delaware law and "shareholder" when referring to holders of Cisco common stock or to California law.

     As a stockholder of ArrowPoint, your rights are governed by ArrowPoint's amended and restated certificate of incorporation, as currently in effect, and ArrowPoint's amended and restated bylaws. After completion of the merger, you will become a shareholder of Cisco. As a Cisco shareholder, your rights will be governed by Cisco's articles of incorporation and Cisco's bylaws. In addition, Cisco is incorporated in California while ArrowPoint is incorporated in Delaware. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a California corporation, there are also differences.

DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

     The ArrowPoint bylaws provide that its stockholders who are entitled to vote for the election of directors may nominate directors for election at an annual or special meeting or bring proposals at an annual or special meeting if they provide ArrowPoint with written notice that complies with the time and content requirements of the ArrowPoint bylaws and other regulatory requirements. For notice of stockholder nominations to be timely, the notice must be received by ArrowPoint's Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year's annual meeting; or in the case of an election of directors at a special meeting, no later than the 16th day prior to such meeting and the 10th day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever occurs first, and no earlier than the 90th day prior to such special meeting. The ArrowPoint bylaws provide that shareholders may propose business to be brought before a meeting of shareholders only if they provide timely notice to ArrowPoint.

     The Cisco bylaws provide that shareholders may propose business to be brought before a meeting of shareholders or nominate directors only if they provide notice to Cisco no later than 60 days prior to such meeting.

AMENDMENT TO GOVERNING DOCUMENTS

     Delaware law requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation shall be vested in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders.

     ArrowPoint's certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote in any annual election of directors, voting together as a single class, is required to amend provisions of its certificate of incorporation or bylaws relating to:

     - stockholder action without a meeting;

     - the calling of special meetings;

     - the number, election, term and classes of directors;

     - the filling of vacancies;

     - the removal of directors;

     - the quorum and actions at meetings; and

     - stockholder nominations.

     ArrowPoint's certificate of incorporation further provides that notwithstanding any other provision of law or its bylaws, only the affirmative vote of the holders of at least 66 2/3% of the shares entitled to cast a vote in any annual election of the directors or class or directors may amend or repeal provisions of its certificate of incorporation relating to:

     - the number, election and classes of directors;

     - the terms of director's office;

     - director quorums and action at meetings;

     - removal of directors;

     - stockholder action by written consent; and

     - special meeting of stockholders.

     Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles. The Cisco articles of incorporation do not require a greater level of approval for an amendment thereto. Under California law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to the articles of incorporation would:

     - increase or decrease the aggregate number of authorized shares of such class;

     - effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

     - effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

     - change the rights, preferences, privileges or restrictions of the shares of such class;

     - create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class;

     - in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or

     - cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

     Under California law, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The Cisco bylaws provide that the Cisco bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Cisco board of directors may not amend the Cisco bylaws in order to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of eight and a maximum of 15 directors).

CUMULATIVE VOTING

     ArrowPoint's certificate of incorporation states that there shall be no cumulative voting. Therefore, under Delaware law, cumulative voting rights are not available to ArrowPoint stockholders. The Cisco articles provide for the elimination of cumulative voting in elections of directors. Therefore, under California law, cumulative voting rights are not available to Cisco shareholders.

APPRAISAL RIGHTS

     Under Delaware law, holders of shares of any class or series, who neither vote in favor of the merger or consolidation nor consent thereto in writing, have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. Delaware law grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than stock of the surviving corporation; stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or some combination of the above. In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. See "The Merger and Related Transactions -- No Dissenters' or Appraisal Rights."

     Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the reorganization, may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder. No appraisal rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve Systems, unless there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

DERIVATIVE ACTION

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

     California law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The shareholder must make his or her demands on the board before filing suit. The California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

STOCKHOLDER CONSENT IN LIEU OF MEETING

     Under Delaware law and California law, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having at least the minimum number of votes required to authorize such action. If consent is sought for less than all shareholders entitled to vote, notice as required under the California law shall be given. The ArrowPoint certificate of incorporation and bylaws prohibit stockholder action without a duly called annual or special meeting of the stockholders. The Cisco articles of incorporation provide that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations incorporated or organized under Delaware law and California law have fiduciary obligations to the corporation and its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under Delaware law, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation. Under California law, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its shareholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

INDEMNIFICATION

     Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of such determination:

     - by a majority of the disinterested directors, even though less than a quorum;

     - by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

     - by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

     - by a majority vote of the stockholders, at a meeting at which a quorum is present.

     Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged liable to the corporation.

     Delaware law does permit a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals' commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified. Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

     The ArrowPoint certificate of incorporation and bylaws provide that the corporation may eliminate the personal liability of the ArrowPoint officers and directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and indemnify the ArrowPoint directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

     Under California law, a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

     The indemnification authorized by California law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The Cisco articles of incorporation and the Cisco bylaws provide for the indemnification of its agents (as defined under the California law) to the fullest extent permissible under California law, which may be in excess of the indemnification expressly permitted by Section 317 of the California Corporations Code, subject to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     California law also allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

     Insofar as indemnification for liabilities under securities laws may be permitted to directors, officers or persons controlling ArrowPoint, pursuant to the foregoing provisions, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

DIRECTOR LIABILITY

     Delaware law and California law each provide that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholders, provided such liability does not arise from certain proscribed conduct, including, in the case of Delaware law, for any breach of the director's duty of loyalty to the corporation or its stockholders acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit, or, in the case of California law, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. The ArrowPoint certificate of incorporation contains a provision limiting the liability of its directors except as required by Delaware law. The Cisco articles of incorporation contain a provision limiting the liability of its directors to the fullest extent provided by California law.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

     The ArrowPoint bylaws provide that a special meeting of the stockholders may be called by the chairman of the board, the board of directors or the president. The Cisco bylaws provide that in addition to the board of directors, the chairman of the board and the president, one or more shareholders holding not less than 10% of the voting power of the corporation may call a special meeting of the shareholders.

     Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where:

     - either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest;

     - upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered;

     - the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

     - the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

     - the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding three years but for the inadvertent acquisition of ownership;

     - the stockholder acquired the 15% interest when these restrictions did not apply; or

     - the corporation has opted out of this provision.

     ArrowPoint has not opted out of this provision.

     Under California law, there is no comparable provision. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

ADVANCE NOTICE OF MEETING

     Delaware law requires that stockholders be provided prior written notice no more than 60 days nor less than 10 days prior to a meeting of stockholders. The board may fix a record date for determining the rights to vote at the meeting of stockholders and such record date shall not be more than 60 days nor less than 10 days before the date of such meeting. Delaware law further states that stockholders be provided prior written notice no more than 60 days prior to the record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Finally, Delaware law provides that due notice of the time, place and purpose of the meeting to approve a merger agreement be mailed at least 20 days prior to the date of the meeting.

     California law requires that shareholders be provided prior written notice no more than 60 days nor less than 10 days prior to the record date for determining the shareholders entitled to notice of any meeting or to vote or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action.

INSPECTION OF BOOKS AND RECORDS

     Delaware and California law allow any stockholder to inspect the accounting books and records and minutes of proceedings of the stockholders and the board and to inspect the stockholders' list at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a stockholder. Additionally, California law provides for an absolute right to inspect and copy the corporation's shareholders list by a shareholder or shareholders holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14A with the Commission.

SIZE OF THE BOARD OF DIRECTORS

     Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. ArrowPoint's board of directors may consist of such number of directors as determined by the board of directors, but in no event shall it consist of less than three, and currently consists of five directors. The number of directors on ArrowPoint's board of directors may be decreased to eliminate vacancies existing by reason of death, resignation, removal or expiration of the term of one or more directors, by a majority vote of the ArrowPoint directors then in office.

     Under California law, as provided in the articles of incorporation or bylaws, the number of directors may be specific or may be not less than a stated minimum nor more than a stated maximum, with the exact number to be fixed by the board or the shareholders. The minimum number cannot be less than three. A bylaw changing or fixing a number of directors may only be adopted by approval of a majority of the outstanding shares. The Cisco bylaws provide that the authorized number of directors of the corporation shall be not less than eight nor more than 15, the exact number of directors to be fixed from time to time within such range by duly adopted resolutions of the board of directors or shareholders.

REMOVAL OF DIRECTORS

     Delaware law states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. ArrowPoint's certificate of incorporation and bylaws provide that ArrowPoint directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of ArrowPoint entitled to vote generally in the election of directors, voting together as a single class.

     California law provides that the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior county court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion.

TRANSACTIONS INVOLVING DIRECTORS

     Both Delaware law and California law state that any contract or transaction between a corporation and any of its directors, or a second corporation in which a director has a material financial interest is not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith. California law provides that such a contract or transaction also is not void or voidable if either after full disclosure the transaction is approved by the board or a committee (excluding the vote of interested directors) in good faith and the transaction is just and reasonable to the corporation, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified. Delaware law is similar except that, there is no need for the transaction to be shown to be just and reasonable and, the transaction must be shown to be fair instead of just and reasonable.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order any election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

     ArrowPoint's bylaws provide that vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected by the board of directors to fill a vacancy or newly created directorship shall hold the office for the remainder of the full term of the class of directors in which such directorship is part, and until such director's successor is elected and deemed qualified.

     Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the articles or bylaws. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of director can only be filled by the shareholders unless board approval is authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The Cisco bylaws authorize the board to fill a vacancy created by the removal of a director.

                                    EXPERTS

     The consolidated financial statements of Cisco Systems, Inc. incorporated in this proxy statement/ prospectus by reference to the Annual Report on Form 10-K/A for the year ended July 31, 1999 and supplementary consolidated financial statements as of July 31, 1999 and July 25, 1998 and for each of the three years in the period ended July 31, 1999 incorporated in this proxy statement/prospectus by reference to the Current Report on Form 8-K/A dated February 3, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The audited consolidated financial statements of ArrowPoint Communications, Inc. and its subsidiaries as of December 31, 1998 and 1999 and for the period from inception (April 14, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999, included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     PricewaterhouseCoopers LLP ("PWC"), Cisco's independent accountants, has notified Cisco that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Commission, of PWC's compliance with auditor independence guidelines. PWC has advised Cisco that Cisco is one of the companies affected by such discussions. Cisco is not involved in the discussions between the Commission and PWC and cannot predict the result of those discussions.

                                 LEGAL MATTERS

     The validity of the shares of Cisco common stock offered by this proxy statement/prospectus and the federal income tax consequences in connection with the merger will be passed upon for Cisco by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for ArrowPoint by Hale and Dorr LLP, Boston, Massachusetts. H&D Investments 97, a fund affiliated with Hale and Dorr LLP, owns 9,802 shares of ArrowPoint Common Stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     ArrowPoint and Cisco file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

     Cisco filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission Cisco common stock to be issued to ArrowPoint stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Cisco as well as being a proxy statement of ArrowPoint for the ArrowPoint special meeting.

     Cisco has supplied all the information contained in this proxy statement/prospectus relating to Cisco and ArrowPoint has supplied all such information relating to ArrowPoint. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information relating to Cisco and ArrowPoint you can find in the registration statement or the exhibits to the registration statement.

     Some of the important business and financial information relating to Cisco and ArrowPoint that you may want to consider in deciding how to vote is not included in this proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been previously filed by Cisco and ArrowPoint with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

     If you are an ArrowPoint stockholder, you can obtain any of the documents incorporated by reference through Cisco, ArrowPoint or the Securities and Exchange Commission. Documents incorporated by reference are available from Cisco or ArrowPoint without charge, excluding all exhibits. You may obtain documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them orally or in writing to the following addresses or by telephone:

Cisco Systems, Inc.                  ArrowPoint Communications, Inc.
Investor Relations Office            Investor Relations
170 West Tasman Drive                50 Nagog Park
San Jose, CA 95134                   Acton, MA 01720
(408) 526-4000                       (978) 206-3000

     TO ENSURE TIMELY DELIVERY, YOU MUST MAKE THIS REQUEST NO LATER THAN FIVE BUSINESS DAYS BEFORE THE SPECIAL MEETING OR JUNE 16, 2000.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO ARROWPOINT STOCKHOLDERS NOR THE ISSUANCE OF CISCO COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Cisco files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Cisco files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Cisco's SEC filings are also available to the public from Cisco's Web site at http://www.cisco.com or at the SEC's Web site at http://www.sec.gov.

     The SEC allows Cisco to "incorporate by reference" the information Cisco files with the SEC, which means that Cisco can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and later information filed with the SEC will update and supersede this information. Cisco incorporates by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 until this merger is completed:

          1. Cisco's Annual Report on Form 10-K for the fiscal year ended July 31, 1999, initially filed September 28, 1999 and as amended by the Form 10-K/A filed February 3, 2000, including certain information in Cisco's Definitive Proxy Statement proposal in connection with Cisco's 1999 Annual Meeting of Shareholders and certain information in Cisco's Annual Report to Shareholders for the fiscal year ended July 31, 1999;

          2. Cisco's Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 1999, initially filed December 14, 1999 and as amended by the Form 10-Q/A filed February 3, 2000;

          3. Cisco's Quarterly Report on Form 10-Q for the fiscal quarter ended January 29, 2000, filed March 14, 2000;

          4. Cisco's Current Reports on Form 8-K filed on each of February 17, 2000, March 16, 2000, March 27, 2000, March 28, 2000, April 3, 2000, May 3,
     2000, May 15, 2000 and May 18, 2000 and its Current Report on Form 8-K initially filed December 15, 1999, as amended by the Form 8-K/A filed February 3, 2000;

          5. the description of Cisco's common stock contained in Cisco's Registration Statement on Form 8-A filed January 8, 1990, including any amendment or report filed for the purpose of updating such description; and

          6. the description of Cisco's Preferred Stock Purchase Rights, contained in its registration statement of Form 8-A filed on June 11, 1998, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of Cisco's filings, free of charge, by writing or telephoning Cisco at the following address:

                         Larry R. Carter
                         Senior Vice President, Chief Financial Officer and Secretary
                         Cisco Systems, Inc.
                         255 West Tasman Drive
                         San Jose, CA 95134
                         (408) 526-4000

     You must request this information no later than five business days before the date of the special meeting or June 16, 2000, to ensure timely delivery.

                        ARROWPOINT COMMUNICATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and March 31, 2000 (Unaudited)............................  F-3
Consolidated Statements of Operations for the period from
  inception (April 14, 1997) to December 31, 1997, and for
  the years ended December 31, 1998 and 1999, and for the
  three months ended March 31, 1999 and March 31, 2000
  (Unaudited)...............................................  F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock And Stockholders' Equity (Deficit) for the period
  from inception (April 14, 1997) to December 31, 1997, for
  the years ended December 31, 1998 and 1999, and for the
  three months ended March 31, 2000 (Unaudited).............  F-5
Consolidated Statements of Cash Flows for the period from
  inception (April 14, 1997) to December 31, 1997, and for
  the years ended December 31, 1998 and 1999, and for the
  three months ended March 31, 1999 and March 31, 2000
  (Unaudited)...............................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of ArrowPoint Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of ArrowPoint Communications, Inc. (a Delaware corporation) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (April 14, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ArrowPoint Communications, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from inception (April 14, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Boston, Massachusetts
January 26, 2000, except with respect
to the matters discussed in
Notes 7(a) and 7(d)(ii), as to which the date is February 29, 2000.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                            ----------------------------
                                                                1998            1999        MARCH 31, 2000
                                                            ------------    ------------    ---------------
                                                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents...............................  $  4,339,436    $ 10,730,584     $ 14,571,155
  Accounts receivable, net of allowance for doubtful
    accounts of $0 and $250,000 and $312,000 at December
    31, 1998 and 1999 and March 31, 2000, respectively....        14,685       4,744,902        7,999,410
  Inventory...............................................     1,511,154       2,864,072        3,744,744
  Prepaid expenses........................................       112,134         541,442          520,357
                                                            ------------    ------------     ------------
      Total current assets................................     5,977,409      18,881,000       26,835,666
                                                            ------------    ------------     ------------
Property and Equipment, at cost:
  Equipment and software..................................     2,093,932       4,735,760        6,379,027
  Furniture and fixtures..................................       100,122         339,239          679,834
  Leasehold improvements..................................        44,679         761,478          798,640
                                                            ------------    ------------     ------------
                                                               2,238,733       5,836,477        7,857,501
  Less -- Accumulated depreciation and amortization.......       569,063       1,702,251        2,242,548
                                                            ------------    ------------     ------------
                                                               1,669,670       4,134,226        5,614,953
Other Assets..............................................        16,014         190,676          652,290
                                                            ------------    ------------     ------------
      Total assets........................................  $  7,663,093    $ 23,205,902     $ 33,102,909
                                                            ============    ============     ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Loans payable...........................................  $    206,614    $  1,146,864               --
  Accounts payable........................................       661,340       3,322,676        3,814,352
  Accrued expenses........................................       299,088       1,590,507        2,409,666
  Deferred revenue........................................            --       2,470,525        3,014,959
                                                            ------------    ------------     ------------
      Total current liabilities...........................     1,167,042       8,530,572        9,238,977
                                                            ------------    ------------     ------------
Loans Payable, net of current portion.....................       469,576              --               --
                                                            ------------    ------------     ------------
Commitments and Contingencies (Note 6)
Redeemable Convertible Preferred Stock, $.01 par value;
  12,500,000 shares authorized, 8,242,292 shares and
  9,844,735 and 9,844,735 shares issued and outstanding at
  December 31, 1998 and 1999 and March 31, 2000,
  respectively............................................    18,188,751      34,533,670       34,533,670
Stockholders Equity (Deficit):
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized, none issued and outstanding...............            --              --               --
  Convertible preferred stock, $.01 par value; 699,837
    shares authorized at March 31, 2000, 657,263 shares
    issued and outstanding at March 31, 2000..............            --              --       13,871,497
  Common stock, $.001 par value; 25,000,000 shares
    authorized, 7,048,700 shares and 8,351,330 shares
    issued at December 31, 1998 and 1999, respectively;
    200,000,000 shares authorized, 8,514,571 shares issued
    and outstanding at March 31, 2000.....................         7,049           8,351            8,514
  Additional paid-in capital..............................       227,040      20,483,269       35,780,507
  Treasury stock, at cost (190,000 shares and at December
    31, 1998 224,334 shares at December 31, 1999 and March
    31, 2000).............................................       (27,900)        (36,484)         (36,484)
  Deferred compensation...................................            --     (15,299,920)     (21,297,070)
  Accumulated deficit.....................................   (12,368,465)    (25,013,556)     (38,996,702)
                                                            ------------    ------------     ------------
      Total stockholders' equity (deficit)................   (12,162,276)    (19,858,340)     (10,669,738)
                                                            ------------    ------------     ------------
                                                            $  7,663,093    $ 23,205,902     $ 33,102,909
                                                            ============    ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 PERIOD FROM
                                  INCEPTION
                                  (APRIL 14,
                                   1997) TO      YEARS ENDED DECEMBER 31,    THREE MONTHS ENDED MARCH 31,
                                 DECEMBER 31,   --------------------------   ----------------------------
                                     1997          1998           1999           1999            2000
                                 ------------   -----------   ------------   -------------   ------------
                                                                                     (UNAUDITED)
Revenue........................  $        --    $   200,683   $ 12,377,037   $    736,929    $ 9,547,426
Cost of Revenue................           --        149,811      5,110,077        501,343      3,553,744
                                 -----------    -----------   ------------   ------------    -----------
     Gross margin..............           --         50,872      7,266,960        235,586      5,993,682
Operating Expenses:
  Sales and marketing..........      137,088      3,073,920      9,918,476      1,298,020      7,735,494
  Research and development.....    2,493,686      5,902,657      6,438,004      1,341,851      2,308,190
  General and administrative...      365,665        923,767      1,690,319        349,701        933,524
  Stock-based compensation.....           --             --      2,342,804        104,143      2,757,425
                                 -----------    -----------   ------------   ------------    -----------
     Total operating
       expenses................    2,996,439      9,900,344     20,389,603      3,093,715     13,734,633
                                 -----------    -----------   ------------   ------------    -----------
     Operating loss............   (2,996,439)    (9,849,472)   (13,122,643)    (2,858,129)    (7,740,951)
Interest Income................      142,311        416,784        584,043        118,761        274,072
Interest Expense...............       (1,969)       (14,292)       (67,366)       (18,762)       (35,654)
                                 -----------    -----------   ------------   ------------    -----------
     Net loss..................  $(2,856,097)   $(9,446,980)  $(12,605,966)  $ (2,758,130)   $(7,502,533)
                                 -----------    -----------   ------------   ------------    -----------
Beneficial conversion feature
  of Series E preferred
  stock........................           --             --             --             --     (6,480,613)
                                 -----------    -----------   ------------   ------------    -----------
Net loss available to common
  stockholders.................  $(2,856,097)    (9,446,980)   (12,605,966)    (2,758,130)   (13,983,146)
                                 ===========    ===========   ============   ============    ===========
Net Loss Per Share:
  Basic and diluted............  $    (11.36)   $     (6.26)  $      (3.99)  $      (1.07)   $     (3.34)
                                 ===========    ===========   ============   ============    ===========
  Pro forma basic and
     diluted...................                               $      (0.57)  $      (0.13)   $     (0.56)
                                 ===========    ===========   ============   ============    ===========
Shares Used In Computing Net
  Loss Per Share:
  Basic and diluted............      251,482      1,508,506      3,157,412      2,588,111      4,189,643
  Pro forma basic and
     diluted...................                                 22,277,486     20,474,975     25,193,639

The accompanying notes are an integral part of these consolidated financial statements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                REDEEMABLE
                                                CONVERTIBLE              CONVERTIBLE
                                              PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK
                                          -----------------------   ---------------------   ---------------------   ADDITIONAL
                                                       CARRYING                CARRYING                  $.001        PAID-IN
                                           SHARES       AMOUNT      SHARES      AMOUNT       SHARES     PAR VALUE     CAPITAL
                                          ---------   -----------   -------   -----------   ---------   ---------   -----------
Inception (April 14, 1997)..............         --   $        --        --   $        --          --   $     --    $        --
 Sale of common stock...................         --            --        --            --   6,257,700      6,258         26,331
 Sale of Series A redeemable convertible
   preferred stock, net of issuance
   costs of $23,800.....................  5,750,000     5,750,000        --            --          --         --             --
 Net loss...............................         --            --        --            --          --         --             --
                                          ---------   -----------   -------   -----------   ---------   --------    -----------
Balance, December 31, 1997..............  5,750,000     5,750,000        --            --   6,257,700      6,258         26,331
                                          ---------   -----------   -------   -----------   ---------   --------    -----------
 Sale of common stock...................         --            --        --            --     791,000        791        200,709
 Sale of Series B redeemable convertible
   preferred stock, net of issuance
   costs of $23,811.....................  2,213,828    10,250,024        --            --          --         --             --
 Sale of Series C redeemable convertible
   preferred stock, net of issuance
   costs of $17,777.....................    278,464     2,188,727        --            --          --         --             --
 Purchase of treasury stock.............         --            --        --            --          --         --             --
 Net loss...............................         --            --        --            --          --         --             --
                                          ---------   -----------   -------   -----------   ---------   --------    -----------
Balance, December 31, 1998..............  8,242,292    18,188,751        --            --   7,048,700      7,049        227,040
                                          ---------   -----------   -------   -----------   ---------   --------    -----------
 Sale of common stock...................         --            --        --            --   1,302,630      1,302      2,613,505
 Sale of Series D redeemable convertible
   preferred stock, net of issuance
   costs of $39,125.....................  1,602,443    16,344,919        --            --          --         --             --
 Purchase of treasury stock.............         --            --        --            --          --         --             --
 Deferred compensation related to stock
   options and capital stock............         --            --        --            --          --         --     17,642,724
 Amortization of deferred
   compensation.........................         --            --        --            --          --         --             --
 Net loss...............................         --            --        --            --          --         --             --
                                          ---------   -----------   -------   -----------   ---------   --------    -----------
Balance, December 31, 1999..............  9,844,735    34,533,670        --            --   8,351,330      8,351     20,483,269
                                          ---------   -----------   -------   -----------   ---------   --------    -----------
 Sale of common stock (unaudited).......         --                      --            --     163,241        163         62,050
 Sale of Series E convertible preferred
   stock, net of issuance costs of
   $23,043 (unaudited)..................         --                 657,263    13,871,497          --         --      6,480,613
 Deferred compensation related to stock
   options and capital stock
   (unaudited)..........................         --                      --            --          --         --      8,754,575
 Amortization of deferred compensation
   (unaudited)..........................         --                      --            --          --         --             --
 Net loss (unaudited)...................         --                      --            --          --         --             --
                                          ---------   -----------   -------   -----------   ---------   --------    -----------
Balance, March 31, 2000 (unaudited).....  9,844,735    34,533,670   657,263    13,871,497   8,514,571      8,514     35,780,507
                                          =========   ===========   =======   ===========   =========   ========    ===========

                                                                                                TOTAL
                                            TREASURY STOCK                                   STOCKHOLDERS'
                                          ------------------     DEFERRED     ACCUMULATED       EQUITY
                                          SHARES      COST     COMPENSATION     DEFICIT       (DEFICIT)
                                          -------   --------   ------------   ------------   -------------
Inception (April 14, 1997)..............       --   $     --   $         --   $         --   $         --
 Sale of common stock...................       --         --             --             --         32,589
 Sale of Series A redeemable convertible
   preferred stock, net of issuance
   costs of $23,800.....................       --         --             --        (23,800)       (23,800)
 Net loss...............................       --         --             --     (2,856,097)    (2,856,097)
                                          -------   --------   ------------   ------------   ------------
Balance, December 31, 1997..............       --         --                    (2,879,897)    (2,847,308)
                                          -------   --------   ------------   ------------   ------------
 Sale of common stock...................       --         --             --             --        201,500
 Sale of Series B redeemable convertible
   preferred stock, net of issuance
   costs of $23,811.....................       --         --             --        (23,811)       (23,811)
 Sale of Series C redeemable convertible
   preferred stock, net of issuance
   costs of $17,777.....................       --         --             --        (17,777)       (17,777)
 Purchase of treasury stock.............  190,000    (27,900)            --             --        (27,900)
 Net loss...............................       --         --             --     (9,446,980)    (9,446,980)
                                          -------   --------   ------------   ------------   ------------
Balance, December 31, 1998..............  190,000    (27,900)                  (12,368,465)   (12,162,276)
                                          -------   --------   ------------   ------------   ------------
 Sale of common stock...................       --         --             --             --      2,614,807
 Sale of Series D redeemable convertible
   preferred stock, net of issuance
   costs of $39,125.....................       --         --             --        (39,125)       (39,125)
 Purchase of treasury stock.............   34,334     (8,584)            --             --         (8,584)
 Deferred compensation related to stock
   options and capital stock............       --         --    (17,642,724)            --             --
 Amortization of deferred
   compensation.........................       --         --      2,342,804             --      2,342,804
 Net loss...............................       --         --                   (12,605,966)   (12,605,966)
                                          -------   --------   ------------   ------------   ------------
Balance, December 31, 1999..............  224,334    (36,484)   (15,299,920)   (25,013,556)   (19,858,340)
                                          -------   --------   ------------   ------------   ------------
 Sale of common stock (unaudited).......       --         --             --             --         62,213
 Sale of Series E convertible preferred
   stock, net of issuance costs of
   $23,043 (unaudited)..................       --         --             --     (6,480,613)    13,871,497
 Deferred compensation related to stock
   options and capital stock
   (unaudited)..........................       --         --     (8,754,575)            --             --
 Amortization of deferred compensation
   (unaudited)..........................       --         --      2,757,425             --      2,757,425
 Net loss (unaudited)...................       --         --             --     (7,502,533)    (7,502,533)
                                          -------   --------   ------------   ------------   ------------
Balance, March 31, 2000 (unaudited).....  224,334    (36,484)   (21,297,070)   (38,996,702)   (10,669,738)
                                          =======   ========   ============   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           PERIOD FROM
                                            INCEPTION
                                         (APRIL 14, 1997)                                   THREE MONTHS ENDED
                                                TO           YEARS ENDED DECEMBER 31,            MARCH 31,
                                           DECEMBER 31,     --------------------------   -------------------------
                                               1997            1998           1999          1999          2000
                                         ----------------   -----------   ------------   -----------   -----------
                                                                                                (UNAUDITED)
Cash Flows from Operating Activities:
  Net loss.............................    $(2,856,097)     $(9,446,980)  $(12,605,966)  $(2,758,130)  $(7,502,533)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and amortization......         73,284          495,779      1,133,188       219,474       540,297
    Amortization of deferred
      compensation.....................             --               --      2,342,804       104,143     2,757,425
    Changes in operating assets and
      liabilities:
      Accounts receivable..............             --          (14,685)    (4,730,217)   (1,086,577)   (3,254,508)
      Inventory........................             --       (1,511,154)    (1,352,918)     (365,985)     (880,672)
      Prepaid expenses.................        (73,827)         (38,307)      (429,308)      (54,083)       21,085
      Other assets.....................        (10,331)          (5,683)      (174,662)       (1,605)     (461,614)
      Accounts payable.................        297,330          364,010      2,661,336        36,078       491,676
      Accrued expenses.................        123,267          175,821      1,291,419       273,461       819,159
      Deferred revenue.................             --               --      2,470,525       714,999       544,434
                                           -----------      -----------   ------------   -----------   -----------
         Net cash used in operating
           activities..................     (2,446,374)      (9,981,199)    (9,393,799)   (2,918,225)   (6,925,251)
                                           -----------      -----------   ------------   -----------   -----------
Cash Flows from Investing Activities:
  Purchases of property and
    equipment..........................       (608,487)      (1,493,550)    (3,597,744)     (366,164)   (2,021,024)
                                           -----------      -----------   ------------   -----------   -----------
Cash Flows from Financing Activities:
  Net proceeds from sale of Series A
    redeemable convertible preferred
    stock..............................      5,726,200               --             --            --            --
  Net proceeds from sale of Series B
    redeemable convertible preferred
    stock..............................             --       10,226,213             --            --            --
  Net proceeds from sale of Series C
    redeemable convertible preferred
    stock..............................             --        2,170,950             --            --            --
  Net proceeds from sale of Series D
    redeemable convertible preferred
    stock..............................             --               --     16,305,794    15,288,742            --
  Net proceeds from sale of Series E
    convertible preferred stock........             --               --             --            --    13,871,497
  Proceeds from sale of common stock...         32,589          201,500      2,614,807        42,260        62,214
  Purchase of treasury stock...........             --          (27,900)        (8,584)           --            --
  Proceeds from loans payable..........             --          676,190        688,530        80,947       635,279
  Payments on loans payable............             --         (114,756)      (217,856)      (37,566)   (1,782,144)
  Payments on capital lease
    obligations........................        (21,940)              --             --            --            --
                                           -----------      -----------   ------------   -----------   -----------
         Net cash provided by financing
           activities..................      5,736,849       13,132,197     19,382,691    15,374,383    12,786,846
                                           -----------      -----------   ------------   -----------   -----------
Net Increase in Cash and Cash
  Equivalents..........................      2,681,988        1,657,448      6,391,148    12,089,994     3,840,571
                                           -----------      -----------   ------------   -----------   -----------
Cash and Cash Equivalents, beginning of
  period...............................             --        2,681,988      4,339,436     4,339,436    10,730,584
                                           -----------      -----------   ------------   -----------   -----------
Cash and Cash Equivalents, end of
  period...............................    $ 2,681,988      $ 4,339,436   $ 10,730,584   $16,429,430   $14,571,155
                                           ===========      ===========   ============   ===========   ===========
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid during the year for
    interest...........................    $     1,968      $    14,292   $     57,484   $    14,665   $    25,393
                                           ===========      ===========   ============   ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     ArrowPoint Communications, Inc. (the Company or ArrowPoint) was incorporated as a Delaware corporation on April 14, 1997 and provides intelligent Web switches that enable customers to deploy a global Web network architecture to optimize e-commerce transactions and the delivery of Web content. The Company's products, which are specifically designed for the Web, are intended to enhance the performance, scalability, availability, reliability and security of customers' Web sites.

     The Company incurred net losses of $2,856,097, $9,446,980, and $12,605,966 for the period from inception (April 14, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively. At December 31, 1999, the Company had an accumulated deficit of $25,013,556. During 1998, ArrowPoint commenced commercial shipment of its products and emerged from the development stage. Although no longer in the development stage, ArrowPoint continues to be subject to the risks and challenges similar to other companies in a similar stage of development. These risks include, but are not limited to, dependence on key individuals, dependence on a single contract manufacturer and key suppliers of integral components, successful development and marketing of products, the ability to obtain adequate financing to support growth and competition from substitute products and larger companies with greater financial, technical, management and marketing resources.

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in these notes to consolidated financial statements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(a) INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The interim consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 included herein have been prepared by ArrowPoint Communications, Inc. (the Company or ArrowPoint), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. ArrowPoint believes the disclosures included in the unaudited consolidated financial statements, when read in conjunction with the Company's December 31, 1999 consolidated financial statements and the notes thereto are adequate to make the information presented not misleading.

     The unaudited consolidated financial statements included herein reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows as of the dates and for the periods presented. These adjustments are of a normal, recurring nature. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for future quarters or the year ending December 31, 2000.

(b) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

(d) REVENUE RECOGNITION

     The Company recognizes revenue from product sales to end users, resellers and OEMs upon product shipment, provided that there are no uncertainties regarding acceptance, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, the Company recognizes revenue when those uncertainties are resolved. The Company's distributors have certain limited rights of return and therefore, the Company recognizes revenue on product sales to distributors when the rights of return lapse, provided that there are no uncertainties regarding acceptance, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, the Company recognizes revenue when those uncertainties are resolved. In multiple element arrangements that contain product and service elements, the Company uses the residual method when fair value does not exist for one of the delivered elements in the arrangement. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized. The Company has established vendor specific objective evidence of fair value for support services.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Accordingly, product revenue is recognized under the residual method in arrangements in which the product is sold with support services. Service revenue is recognized as the services are performed or ratably over the terms of the service contracts. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue.

     Warranty costs are estimated and recorded by the Company at the time of product revenue recognition.

(e) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of 90 days or less at the time of purchase to be cash equivalents.

(f) CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentrations such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the majority of its cash and cash equivalent balances with one financial institution. One customer represented approximately 11% of total accounts receivable at December 31, 1999. In 1998, three customers accounted for 57%, 22% and 16% of revenue, respectively. In 1999, one customer accounted for 14% of revenue.

(g) SINGLE SOURCE SUPPLIERS AND SINGLE CONTRACT MANUFACTURER

     Several key components of the Company's products are currently available from single vendors. If the Company is unable to obtain sufficient quantities of these components, it would be unable to manufacture and ship its products on a timely basis. This could result in lost or delayed revenue, damage to the Company's reputation and increased manufacturing costs.

     The Company currently subcontracts the manufacturing and testing of its products to an independent manufacturer. The Company's reliance on a single manufacturer exposes it to a number of risks, including reduced control over manufacturing capacity, product completion and delivery times, product quality, and manufacturing costs. If the Company experiences increased demand for its products, the challenges it faces in managing its relationship with the independent manufacturer will be increased. If the independent manufacturer is unable or unwilling to manufacture a sufficient quantity of products on the time schedules and with the quality that the Company demands, the Company may be forced to engage additional or replacement manufacturers, which could result in additional expenses and delays in product shipments.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(h) INVENTORY

     Inventory is stated at the lower of cost or market, determined on a FIFO (first-in, first-out) basis and consisted of the following:

                                            DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                                1998            1999           2000
                                            ------------    ------------    -----------
                                                                            (UNAUDITED)
Raw materials.............................   $1,050,649      $  170,822     $  193,706
Work-in-process...........................      234,435         256,094        232,067
Finished goods............................      226,070       2,437,156      3,318,971
                                             ----------      ----------     ----------
                                             $1,511,154      $2,864,072     $3,744,744
                                             ==========      ==========     ==========

(i) DEPRECIATION AND AMORTIZATION

     The Company provides for depreciation on a straight-line basis to allocate the cost of the assets over their estimated useful lives as follows:

                                                                ESTIMATED
                    ASSET CLASSIFICATION                       USEFUL LIFE
                    --------------------                       -----------
Equipment and software......................................    2-3 years
Furniture and fixtures......................................     5 years
Leasehold improvements......................................  Life of lease

(j) RESEARCH AND DEVELOPMENT COSTS

     The costs of the development of hardware products and enhancements to existing hardware products are expensed as incurred. The Company accounts for its software development costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Accordingly, the costs for the development of new software that are included in the hardware products and substantial enhancements to such existing software are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. The Company determines technological feasibility has been established at the time at which a working model of the software has been completed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

(k) NET LOSS PER SHARE

     Basic and diluted net loss per share are presented in conformity with SFAS No. 128, Earnings Per Share for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per common share was determined by dividing net loss available for common stockholders by the weighted average common shares outstanding during the period, less shares subject to repurchase. Basic and diluted net loss per share are the same because all outstanding common stock options have been excluded as they are considered antidilutive since the Company has incurred a net loss for all periods presented. Options to purchase a total of 966,000 and 3,805,070 common shares have been excluded from the computations of diluted weighted average shares outstanding for the years ended December 31,

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1998 and 1999, respectively. Shares of common stock issuable upon the conversion of outstanding shares of convertible preferred stock have also been excluded for all periods presented.

     In accordance with the SEC Staff Accounting Bulletin No. 98, Earnings Per Share in an Initial Public Offering, the Company has determined that there were no nominal issuances of the Company's common stock prior to the Company's proposed initial public offering.

     The Company's historical capital structure is not indicative of its capital structure after the initial public offering due to the automatic conversion of all shares of preferred stock into common stock concurrent with the closing of the Company's initial public offering on April 5, 2000. Accordingly, pro forma net loss per share is presented for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000. assuming the conversion of all outstanding shares of preferred stock into common stock using the if-converted method from the respective dates of issuance.

     The following table reconciles the weighted average common shares outstanding to the shares used in the computation of pro forma basic and diluted net loss per share:

                                                            THREE MONTHS ENDED MARCH 31,
                                            DECEMBER 31,    ----------------------------
                                                1999            1999            2000
                                            ------------    ------------    ------------
                                                                    (UNAUDITED)
Weighted average common shares
  outstanding.............................    3,157,412       2,588,111       4,189,643
Add: Weighted average common shares issued
  upon the conversion of preferred
  stock...................................   19,120,074      17,886,864      21,003,996
                                             ----------      ----------      ----------
Pro forma basic and diluted weighted
  average common shares outstanding.......   22,277,486      20,474,975      25,193,639
                                             ==========      ==========      ==========

(l) COMPREHENSIVE INCOME (LOSS)

     SFAS No. 130, Reporting Comprehensive Income, requires disclosure of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company does not have any components of comprehensive income (loss) other than its reported net loss.

(m) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments consist principally of cash, accounts receivable, accounts payable and notes payable. The estimated fair value of these instruments approximates their carrying value.

(2) ACCOUNTS RECEIVABLE

     Accounts receivable, which result primarily from product sales, are presented net of an allowance for doubtful accounts. The activity in the Company's allowance for doubtful accounts is as follows:

                                       BALANCE                                    BALANCE
                                     AT BEGINNING     CHARGED                     AT END
                                      OF PERIOD      TO EXPENSE    WRITE-OFFS    OF PERIOD
                                     ------------    ----------    ----------    ---------
Year ended December 31, 1999.......      $ --         $260,000      $10,000      $250,000
                                         ====         ========      =======      ========

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) ACCRUED EXPENSES

     Accrued expenses at December 31, 1998 and 1999 consisted of the following:

                                                                1998         1999
                                                              --------    ----------
Payroll and payroll-related.................................  $166,066    $  860,196
Other.......................................................   133,022       730,311
                                                              --------    ----------
                                                              $299,088    $1,590,507
                                                              ========    ==========

(4) INCOME TAXES

     The Company accounts for federal and state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

     No provision for federal or state income taxes has been recorded, as the Company has incurred net operating losses for all periods presented. As of December 31, 1999, the Company had net operating loss and tax credit carryforwards of approximately $20,594,000 and $1,097,000, respectively, available to reduce future federal and state income taxes, if any. If not utilized, these carryforwards will expire at various dates through 2019. If substantial changes in the Company's ownership were to occur, as defined by
Section 382 of the Internal Revenue Code, there could be annual limitations on the amount of carryforwards that can be utilized in future periods.

     The approximate income tax effects of each type of temporary differences and carryforwards are as follows:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
Net operating loss carryforwards............................  $ 4,804,000   $  8,293,000
Research credits carryforwards..............................      575,000      1,097,000
Temporary differences.......................................      492,000      1,666,000
                                                              -----------   ------------
Gross deferred tax assets...................................    5,871,000     11,056,000
Valuation allowance.........................................   (5,871,000)   (11,056,000)
                                                              -----------   ------------
                                                              $        --   $         --
                                                              ===========   ============

     The Company has recorded a 100% valuation allowance against its gross deferred tax assets as of December 31, 1998 and 1999 because the future realizability of such assets is uncertain.

(5) LOANS PAYABLE

     As of December 31,1999, the Company has an equipment line-of-credit agreement (the Equipment Line) and an accounts receivable line-of-credit agreement (the Accounts Receivable Line) with a bank.

(a) EQUIPMENT LINE

     This agreement provides for three separate loan commitments consisting of
(i) a Tranche A commitment of up to $2 million, (ii) a Tranche B commitment of up to $2 million less the amount

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

outstanding on Tranche A and (iii) a Tranche C commitment of up to $2 million less the amounts outstanding under Tranche A and B. Advances totaling $676,190 were outstanding under Tranche A at December 31, 1998 and converted to a term loan payable in 36 equal installments commencing on February 1, 1999. Amounts outstanding under this term loan at December 31, 1999 were $469,577. Advances totaling $80,947 under Tranche B converted to a term loan payable in 36 equal installments commencing on July 1, 1999. Amounts outstanding under this term loan at December 31, 1999 were $69,704. Advances totaling $607,583 were outstanding under Tranche C at December 31, 1999 and will convert to a term loan payable in 36 equal installments commencing on October 1, 2000.

     Amounts due under the Equipment Line are collateralized by the assets purchased under the Equipment Line. All outstanding amounts bear interest at the prime rate (8.50% at December 31, 1999) plus 0.5%.

(b) ACCOUNTS RECEIVABLE LINE

     Borrowings under the Accounts Receivable Line are limited to the lesser of $5 million or an amount based on eligible trade accounts receivable. The maturity date of this agreement is June 30, 2000. All outstanding amounts under the Accounts Receivable Line bear interest at the prime rate (8.50% at December 31, 1999). At December 31, 1999, there were no amounts outstanding under the Accounts Receivable Line. In addition, the Company is required to comply with certain financial and restrictive covenants.

     Pursuant to the line of credit agreements, the Company is required to comply with financial and restrictive covenants related to, among other things, minimum liquidity, maximum leverage, profitability and net worth. As of December 31, 1999, the Company was out of compliance with one of these covenants. The bank waived the Company's non-compliance with this covenant for the year ended December 31, 1999. The waiver does not apply to periods after December 31, 1999. In March 2000 the equipment line borrowings were repaid and at March 31, 2000 there were no borrowings under the equipment or accounts receivable lines of credit. Accordingly, amounts outstanding under the lines of credit have been classified as short-term at December 31, 1999.

(6) COMMITMENTS AND CONTINGENCIES

(a) OPERATING LEASES

     The Company leases certain equipment and conducts its operations in leased facilities and is obligated to pay monthly rent through October 31, 2004. Rental expense charged to operations in the period from inception (April 14, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999 was approximately $57,000, $175,000 and $525,000, respectively.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     As of December 31, 1999, the approximate minimum future rental payments under these operating lease agreements are as follows:

                                                                AMOUNT
                                                              ----------
2000........................................................  $  943,000
2001........................................................     852,000
2002........................................................     853,000
2003........................................................     854,000
2004........................................................     709,000
Thereafter..................................................          --
                                                              ----------
                                                              $4,211,000
                                                              ==========

(b) LITIGATION

     The Company was named a defendant in a civil suit filed in the United States District Court for the Southern District of New York by Arrow Electronics, Inc. on July 19, 1999. In the lawsuit, Arrow Electronics asserts trademark infringement and associated state law claims. In particular, Arrow Electronics alleges that customers are likely to be confused between Arrow Electronics and ArrowPoint, and by use of the Internet domain name arrowpoint.com. Arrow Electronics is seeking an injunction precluding the Company from using the name ArrowPoint and requiring the Company to relinquish registration of the domain name arrowpoint.com. The Company has filed an answer denying all material allegations asserted in the complaint. The case is presently in the early stages of discovery. The Company intends to vigorously defend this lawsuit, including its right to use the ArrowPoint trademark and the arrowpoint.com domain name. Arrow Electronics is not seeking the recovery of monetary damages from the Company. Although the Company is unable to estimate the costs associated with changing its corporate name, the Company believes that an adverse outcome in this suit would not have a material impact on its financial condition or results of operations.

     The Company is not currently a party to any other legal proceedings.

(7) STOCKHOLDERS' EQUITY (DEFICIT)

(a) BOARD OF DIRECTORS' AND STOCKHOLDERS' ACTIONS

     The Company's Board of Directors and stockholders approved the following on January 25, 2000 and February 18, 2000, respectively:

     - amendment to the certificate of incorporation increasing the number of authorized shares of common stock, $.001 par value per share, from 25,000,000 shares to 200,000,000 shares and authorizing 5,000,000 shares of preferred stock, $.01 par value per share;

     - an increase in the number of shares issuable under the Company's 1997 Stock Incentive Plan from 11,000,000 shares to 19,000,000 shares;

     - the adoption of the 2000 Non-Employee Director Stock Option Plan under which an aggregate of 300,000 shares of common stock may be issued; and

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     - the adoption of the 2000 Employee Stock Purchase Plan under which an aggregate of 400,000 shares of common stock, subject to automatic increase as described in the Plan, may be issued.

     On January 25, 2000, the Company's Board of Directors approved a two-for-one split of the outstanding common stock, to be effected in the form of a 100% dividend of common stock payable on February 29, 2000 to stockholders of record at the close of business on February 18, 2000. All share and per share amounts for all periods presented have been retroactively adjusted to reflect the two-for-one stock split.

     The Company's Board of Directors and stockholders also approved on January 25, 2000 and February 18, 2000, respectively, an amended and restated certificate of incorporation that would be effective following the closing of the Company's proposed initial public offering that would:

     - eliminate all references to the Series Convertible Preferred Stock; and

     - establish the authorized capitalization of the Company at 200,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of undesignated preferred stock, $.01 par value per share.

(b) PREFERRED STOCK

     At December 31, 1999, the Company had 12,500,000 authorized shares of preferred stock, of which 5,750,000 shares had been designated as Series A redeemable convertible preferred stock (Series A Preferred Stock), 2,213,828 shares had been designated as Series B redeemable convertible preferred stock (Series B Preferred Stock), 278,464 shares had been designated as Series C redeemable convertible preferred stock (Series C Preferred Stock) and 1,602,443 shares had been designated as Series D redeemable convertible preferred stock (Series D Preferred Stock).

     During 1997, the Company sold 5,750,000 shares of Series A Preferred Stock at $1.00 per share for net proceeds of $5,726,200. On February 5, 1998, the Company sold 2,213,828 shares of Series B Preferred Stock at $4.63 per share for net proceeds of $10,226,213. On September 30, 1998, the Company sold 278,464 shares of Series C Preferred Stock at $7.86 per share for net proceeds of $2,170,950. On February 17, 1999, the Company sold 1,502,443 shares of Series D Preferred Stock at $10.20 per share and on November 29, 1999, the Company sold an additional 100,000 shares of Series D Preferred Stock to an employee at $10.20 per share, for net proceeds of $16,305,794. In connection with the November 29, 1999 sale, the Company recorded compensation expense of approximately $460,000. This amount represents the difference between the deemed fair value of the Series D Preferred Stock and $10.20.

     In January 2000, the Company sold 657,263 shares of Series E convertible preferred stock (Series E Preferred Stock) at $21.14 per share for net proceeds of $13,855,416. (See Note 10.)

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Redeemable convertible preferred stock outstanding consists of the following:

                                                                                 PRO FORMA
                                                          DECEMBER 31,          DECEMBER 31,
                                                    -------------------------       1999
                                                       1998          1999       (NOTE 1(B))
                                                    -----------   -----------   ------------
                                                                                (UNAUDITED)
Series A, $.01 par value -- 5,750,000 shares
  issued and outstanding at December 31, 1998 and
  1999 (at liquidation value) (pro forma -- no
  shares authorized, issued or outstanding).......  $ 5,750,000   $ 5,750,000       $ --
Series B, $.01 par value -- 2,213,828 shares
  issued and outstanding at December 31, 1998 and
  1999 (at liquidation value) (pro forma  -- no
  shares authorized, issued or outstanding).......   10,250,024    10,250,024         --
Series C, $.01 par value -- 278,464 shares issued
  and outstanding at December 31, 1998 and 1999
  (at liquidation value) (pro forma -- no shares
  authorized, issued or outstanding)..............    2,188,727     2,188,727         --
Series D, $.01 par value -- 1,602,443 shares
  issued and outstanding at December 31, 1999 (at
  liquidation value) (pro forma -- no shares
  authorized, issued or outstanding)..............           --    16,344,919         --
                                                    -----------   -----------       ----
                                                    $18,188,751   $34,533,670       $ --
                                                    ===========   ===========       ====

     The rights, preferences and privileges of the Series A, Series B, Series C and Series D Preferred Stock are listed below.

(i) DIVIDENDS

     The Company shall not declare or pay any dividends on shares of common stock unless the holders of the Series A, Series B, Series C and Series D Preferred Stock then outstanding receive an amount equal to the dividends declared or paid on common stock. As of December 31, 1999, no dividends have been declared or paid.

(ii) CONVERSION

     Each share of Series A, Series B, Series C and Series D Preferred Stock is convertible at the option of the holder into two shares of common stock, adjusted for certain dilutive events. In addition, all shares of the Series A, Series B, Series C and Series D Preferred Stock shall be automatically converted into shares of common stock upon the closing of an initial public offering at a per share price of at least $8.25, resulting in net proceeds to the Company of at least $10,000,000.

(iii) MANDATORY REDEMPTION

     The Company will be required to redeem, subject to certain conditions, on February 16, 2004, February 16, 2005 and February 16, 2006, each a Mandatory Redemption Date, the percentage of Series A, Series B, Series C and Series D Preferred Stock, as listed in the following table, at a rate of $1.00 per share in the case of the Series A Preferred Stock, $4.63 per share in the case of the Series B

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Preferred Stock, $7.86 per share in the case of Series C Preferred Stock and $10.20 per share in the case of Series D Preferred Stock.

                                                               PORTION OF SHARES OF
               MANDATORY REDEMPTION DATE                  PREFERRED STOCK TO BE REDEEMED
               -------------------------                  ------------------------------
February 16, 2004.......................................            33.3%
February 16, 2005.......................................            50.0
February 16, 2006.......................................    All shares then held

(iv) VOTING RIGHTS

     The Series A, Series B, Series C and Series D preferred stockholders are entitled to vote on all matters with the common stockholders as if they were one class of stock. The Series A, Series B, Series C and Series D preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of those series of preferred stock are then convertible.

(v) LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of the Series A, Series B, Series C and Series D Preferred Stock then outstanding will be entitled to be paid an amount equal to $1.00 per share, $4.63 per share, $7.86 per share and $10.20 per share, respectively, plus any dividends declared but unpaid on such shares prior to any payment to common stockholders. In addition, the Series A and B preferred stockholders will participate with the common stockholders on an if-converted basis in any other proceeds available.

(c) COMMON STOCK

     As of December 31, 1999, the Company has 25,000,000 authorized shares of common stock, of which a total of 8,126,996 shares have been issued and are outstanding. As previously discussed, the Company's Board of Directors has approved, subject to stockholder approval, an increase in the number of authorized shares of common stock from 25,000,000 shares to 200,000,000 shares. The Company has reserved a total of 11,000,000 shares of common stock for issuance under the 1997 Stock Incentive Plan, of which 3,127,296 shares have been issued and are outstanding as of December 31, 1999. In addition, the Company has reserved a total of 11,500,000 shares of common stock for the conversion of the Series A Preferred Stock, 4,427,656 shares of common stock for the conversion of the Series B Preferred Stock, 556,928 shares of common stock for the conversion of the Series C Preferred Stock and 3,204,886 shares of common stock for the conversion of the Series D Preferred Stock.

     In 1997, the Company sold 4,999,700 shares of common stock to various employees at prices which represented the fair market value of the common stock. These shares of common stock are subject to repurchase agreements which provide for the vesting of these shares generally over five years. In the event that an employee is terminated, the Company has the right to repurchase any unvested shares at the original issue price. As of December 31, 1999, 2,103,718 shares of common stock were subject to repurchase under these agreements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(d) 1997 STOCK INCENTIVE PLAN

     In April 1997, the Company's Board of Directors approved the 1997 Stock Incentive Plan (the Plan), which provides for the granting of incentive stock options (ISOs), nonqualified stock options and the sale of common stock to employees, officers, directors, advisors and consultants of the Company.

(i) COMMON STOCK

     Under the Plan, the Board of Directors may authorize the sale of common stock to employees, officers, directors, advisors and consultants of the Company. The purchase price for the common stock shall be determined by the Board of Directors. In addition, for each grant, the Board of Directors will determine the terms under which the Company may repurchase such shares.

     During 1997 and 1998, the Company sold 1,258,000 and 791,000 shares of common stock, respectively, to various employees. These shares of common stock were sold at fair market value and are subject to repurchase agreements which provide for the vesting of these shares generally over five years. In 1999, the Company sold 1,211,600 shares of common stock to various employees, subject to repurchase agreements which provide for the vesting of these shares generally over five years. In connection with the 1999 sales of common stock, the Company recorded deferred compensation of approximately $5.7 million which represents the aggregate difference between the deemed fair value and the selling price of the common stock (See (iii) Accounting for Stock-Based Compensation). During 1998 and 1999, the Company repurchased 224,334 shares of common stock from terminated employees. As of December 31, 1999, 2,400,944 shares of common stock sold to employees under the Plan are subject to repurchase.

(ii) STOCK OPTIONS

     Under the Plan, the Board of Directors may grant ISOs and nonqualified stock options to employees, officers, directors, advisors and consultants of the Company. ISOs may be granted only to employees. The exercise price of each option shall be determined by the Board of Directors, but it shall not be less than the estimated fair market value on the date of grant. Nonqualified stock options may be granted to employees, officers, directors, advisors or consultants of the Company. The exercise price of each nonqualified stock option shall be determined by the Board of Directors, but it shall not be less than the par value of the common stock on the date of grant. All stock options granted under the Plan expire within 10 years from the date of grant.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Option activity under the Plan is as follows:

                                                   NUMBER                           WEIGHTED AVERAGE
                                                  OF SHARES     EXERCISE PRICE       EXERCISE PRICE
                                                  ---------    -----------------    ----------------
Outstanding, December 31, 1997..................         --    $              --         $  --
  Granted.......................................    966,000     0.05    -   0.40          0.29
                                                  ---------    -----------------    ----------------
Outstanding, December 31, 1998..................    966,000     0.05    -   0.40          0.29
  Granted.......................................  3,021,200     0.50    -   5.00          2.34
  Exercised.....................................    (91,030)    0.05    -   0.40          0.18
  Canceled......................................    (91,100)    0.25    -   0.40          0.34
                                                  ---------    -----------------    ----------------
Outstanding, December 31, 1999..................  3,805,070    $0.05    -   5.00         $1.92
                                                  ---------    -----------------    ----------------
Exercisable, December 31, 1999..................    256,234    $0.05    -   0.40         $0.27
                                                  =========    =================    ================

     The following table summarizes information relating to currently outstanding and exercisable stock options as of December 31, 1999:

                                     OUTSTANDING                             EXERCISABLE
                   -----------------------------------------------   ----------------------------
                               WEIGHTED AVERAGE
                                  REMAINING
    RANGE OF        NUMBER     CONTRACTUAL LIFE   WEIGHTED AVERAGE    NUMBER     WEIGHTED AVERAGE
 EXERCISE PRICES   OF SHARES       (YEARS)         EXERCISE PRICE    OF SHARES    EXERCISE PRICE
 ---------------   ---------   ----------------   ----------------   ---------   ----------------
$0.05    -   0.40    783,870         8.58              $0.30          256,234         $0.27
 0.50    -   1.25  1,246,000         9.31               1.05               --            --
 1.75    -   2.25    931,000         9.74               2.20               --            --
             3.50    332,200         9.91               3.50               --            --
             5.00    512,000         9.99               5.00               --            --
                   ---------         ----              -----          -------
                   3,805,070         9.41              $1.92          256,234         $0.27
                   =========         ====              =====          =======

     During the period from January 1, 2000 to February 29, 2000, the Company granted options to purchase 2,121,300 shares of common stock at an average exercise price of $11.43 and options to purchase 87,372 shares of common stock were exercised at an average exercise price of $0.34. During the period from February 29, 2000 to March 27, 2000, the Company granted options to purchase 1,338,100 shares of common stock at an average exercise price of $25.36.

(iii) ACCOUNTING FOR STOCK-BASED COMPENSATION

     In 1999, the Company recorded deferred compensation of approximately $17.6 million. This amount represents the aggregate difference between the deemed fair value of the Company's stock and the exercise price of stock options granted and the selling price of stock sold. The Company expects to record additional deferred compensation of approximately $8.8 million in the quarter ending March 31, 2000. All stock options granted and stock sold prior to 1999 were at fair market value and therefore, did not result in deferred compensation. The deferred compensation will be recognized as an expense over the vesting period of the stock and stock options. During the year ended December 31, 1999, the Company recorded approximately $2.3 million of compensation expense. The Company expects to recognize compensation expense of approximately $11.1 million, $6.3 million, $3.8 million, $2.1 million, $704,000 and $6,000 during the years ended December 31, 2000, 2001, 2002, 2003, 2004 and 2005, respectively.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which requires the measurement of the fair value of employee stock options or warrants to be included in the statement of income or disclosed in the notes to the financial statements. The Company has determined that it will account for stock-based compensation for employees and directors under Accounting Principles Board (APB) Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123, which requires disclosure of the pro forma effects on earnings as if the fair-value-based method of accounting under SFAS No. 123 had been adopted, as well as certain other information. The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted in 1998 and 1999 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used for grants during the years ended December 31, 1998 and 1999 include the following:

                                                               1998       1999
                                                              -------    -------
Risk-free interest rates....................................        4%   5% - 6%
Expected dividend yield.....................................       --         --
Volatility factor...........................................      100%      100%
Expected lives..............................................  4 years    4 years
Weighted average fair value of options granted..............    $0.21      $4.70

     If compensation cost had been determined for stock options granted to employees based on the fair value of the awards at the date of grant in accordance with the provisions of SFAS No. 123, the Company's net loss and net loss per share for the years ended December 31, 1998 and 1999 would have increased to the pro forma amounts indicated below:

                                                          1998            1999
                                                       -----------    ------------
Net loss --
  As reported........................................  $(9,446,980)   $(12,605,996)
  Pro forma..........................................   (9,478,798)    (13,066,630)
Basic and diluted net loss per share --
  As reported........................................  $     (6.26)   $      (3.99)
  Pro forma..........................................        (6.28)          (4.14)

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because ArrowPoint's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

(8) EMPLOYEE BENEFIT PLAN

     In July 1997, the Company adopted a 401(k) retirement plan (the 401(k)
Plan) for eligible employees, as defined. Each participant may elect to contribute up to 15% of his or her compensation for the plan year, subject to certain IRS limitations. Company matching contributions are made to the 401(k) Plan at the discretion of the Board of Directors. There have been no discretionary contributions made by the Company to the 401(k) Plan to date.

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) SEGMENT AND GEOGRAPHIC INFORMATION

     The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. To date, the Company has viewed its operations and manages its business as principally one segment. As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.

     The following table represents the percentage of revenue derived from individual countries:

                                                                       THREE MONTHS
                                                       YEARS ENDED        ENDED
                                                       DECEMBER 31,     MARCH 31,
                                                       ------------    ------------
                                                       1998    1999    1999    2000
                                                       ----    ----    ----    ----
                                                                       (UNAUDITED)
United States........................................   84%     53%     68%     47%
Japan................................................   16       2      12       3
Germany..............................................   --      10       6       8
United Kingdom.......................................   --       4       1      12
Other................................................   --      31      13      30
                                                       ---     ---     ---     ---
                                                       100%    100%    100%    100%
                                                       ---     ---     ---     ---

(10) SERIES E CONVERTIBLE PREFERRED STOCK

     In January 2000, the Company amended its certificate of incorporation to authorize 699,837 shares of Series E convertible preferred stock (Series E Preferred Stock). Also, in January 2000, the Company sold 657,263 shares of Series E Preferred Stock at $21.14 per share for net proceeds to the Company of $13,871,000. All shares of Series E Preferred Stock were automatically converted into 1,314,526 shares of the Company's common stock upon the closing of the Company's initial public offering. In connection with the sale of Series E Preferred Stock, the Company recorded a charge to accumulated deficit of $6,480,000 in the quarter ended March 31, 2000. This amount represents the fair value of the beneficial conversion feature of Series E Preferred Stock. This amount has been accounted for like a dividend to preferred stockholders and, as a result, increased the Company's net loss available to common stockholders and the related net loss per share for the quarter ended March 31, 2000.

(11) INITIAL PUBLIC OFFERING (UNAUDITED)

     On April 5, 2000, ArrowPoint completed the sale of 5,750,000 shares of common stock (including the exercise of the over-allotment option of 750,000 shares) in an underwritten initial public offering at a price of $34.00 per share. Cash proceeds from the offering, net of underwriters' discount and offering expenses, totaled approximately $180,400,000. Upon the closing of the initial public offering, all outstanding shares of Series A Preferred Stock (consisting of 5,750,000 shares), Series B Preferred Stock (consisting of 2,213,828 shares), Series C Preferred Stock (consisting of 278,464 shares), Series D

                        ARROWPOINT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Preferred Stock (consisting of 1,602,443 shares), and Series E Preferred Stock (consisting of 657,263 shares) were converted, on a two-for-one basis, into 21,003,996 shares of common stock.
Preferred Stock (consisting of 1,602,443 shares), and Series E Preferred Stock (consisting of 657,263 shares) were converted, on a two-for-one basis, into 21,003,996 shares of common stock.

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                              CISCO SYSTEMS, INC.,

                         ARCHER ACQUISITION CORPORATION
                                      AND

                        ARROWPOINT COMMUNICATIONS, INC.
                                  MAY 4, 2000

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I  THE MERGER..............................................  A-1
1.1    The Merger..................................................  A-1
1.2    Closing; Effective Time.....................................  A-2
1.3    Effect of the Merger........................................  A-2
1.4    Certificate of Incorporation; Bylaws........................  A-2
1.5    Directors and Officers......................................  A-2
1.6    Effect on Capital Stock.....................................  A-2
1.7    Surrender of Certificates...................................  A-3
1.8    Termination of Exchange Agent Funding.......................  A-4
1.9    No Further Ownership Rights in Company Common Stock.........  A-5
1.10   Lost, Stolen or Destroyed Certificates......................  A-5
1.11   Tax and Accounting Consequences.............................  A-5
1.12   Withholding Rights..........................................  A-5
1.13   Taking of Necessary Action; Further Action..................  A-5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY..............  A-5
2.1    Organization, Standing and Power............................  A-6
2.2    Capital Structure...........................................  A-7
2.3    Authority...................................................  A-8
2.4    SEC Documents; Financial Statements.........................  A-8
2.5    Absence of Certain Changes..................................  A-9
2.6    Absence of Undisclosed Liabilities..........................  A-9
2.7    Litigation..................................................  A-10
2.8    Restrictions on Business Activities.........................  A-10
2.9    Governmental Authorization..................................  A-10
2.10   Title to Property...........................................  A-10
2.11   Intellectual Property.......................................  A-10
2.12   Environmental Matters.......................................  A-12
2.13   Taxes.......................................................  A-13
2.14   Employee Benefit Plans......................................  A-14
2.15   Certain Agreements Affected by the Merger...................  A-15
2.16   Employee Matters............................................  A-16
2.17   Interested Party Transactions...............................  A-17
2.18   Insurance...................................................  A-17
2.19   Compliance With Laws........................................  A-18
2.20   Minute Books................................................  A-18
2.21   Complete Copies of Materials................................  A-18
2.22   Brokers' and Finders' Fees..................................  A-18
2.23   Registration Statement; Proxy Statement/Prospectus..........  A-18

                                                                     PAGE
                                                                     ----
2.24   Opinion of Financial Advisor................................  A-19
2.25   Vote Required...............................................  A-19
2.26   Board Approval..............................................  A-19
2.27   Stockholder Agreement; Irrevocable Proxies..................  A-19
2.28   Section 203 of the DGCL Not Applicable......................  A-19
2.29   Inventory...................................................  A-19
2.30   Accounts Receivable.........................................  A-19
2.31   Customers and Suppliers.....................................  A-20
2.32   Lock-up Agreements..........................................  A-20
2.33   Export Control Laws.........................................  A-20
2.34   Year 2000...................................................  A-20
2.35   Accounting and Tax Matters..................................  A-21
2.36   Affiliates..................................................  A-21
2.37   Representations Complete....................................  A-21

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
  SUB..............................................................  A-21
3.1    Organization, Standing and Power............................  A-21
3.2    Capital Structure...........................................  A-21
3.3    Authority...................................................  A-21
3.4    SEC Documents; Financial Statements.........................  A-22
3.5    Absence of Undisclosed Liabilities..........................  A-23
3.6    Litigation..................................................  A-23
3.7    Broker's and Finders' Fees..................................  A-23
3.8    Registration Statement; Proxy Statement/Prospectus..........  A-23
3.9    Board Approval..............................................  A-24
3.10   Accounting and Tax Matters..................................  A-24
3.11   Representations Complete....................................  A-24

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME....................  A-24
4.1    Conduct of Business of Company..............................  A-24
4.2    Restrictions on Conduct of Business of Company..............  A-24
4.3    No Solicitation.............................................  A-27

ARTICLE V  ADDITIONAL AGREEMENTS...................................  A-28
5.1    Proxy Statement/Prospectus; Registration Statement..........  A-28
5.2    Meeting of Stockholders.....................................  A-28
5.3    Access to Information.......................................  A-29
5.4    Confidentiality.............................................  A-29
5.5    Public Disclosure...........................................  A-29
5.6    Consents; Cooperation.......................................  A-29
5.7    Legal Requirements..........................................  A-30
5.8    Blue Sky Laws...............................................  A-31

                                                                     PAGE
                                                                     ----
5.9    Employee Benefit Plans......................................  A-31
5.10   Forms S-3 and S-8...........................................  A-32
5.11   Option Agreement............................................  A-32
5.12   Listing of Additional Shares................................  A-32
5.13   Nasdaq Quotation............................................  A-32
5.14   Employees...................................................  A-33
5.15   Lock-up Agreements..........................................  A-33
5.16   Indemnification.............................................  A-33
5.17   Tax Treatment...............................................  A-34
5.18   Pooling Accounting..........................................  A-34
5.19   Pooling Letter..............................................  A-34
5.20   Stockholder Litigation......................................  A-34
5.21   Best Efforts and Further Assurances.........................  A-34
5.22   Affiliates..................................................  A-35
5.23   Execution of Certain Agreements.............................  A-35
5.24   Registration Rights.........................................  A-35
5.25   Section 280G/83(b) Agreement................................  A-35

ARTICLE VI  CONDITIONS TO THE MERGER...............................  A-35
       Conditions to Obligations of Each Party to Effect the
6.1    Merger......................................................  A-35
6.2    Additional Conditions to Obligations of Company.............  A-36
       Additional Conditions to the Obligations of Parent and
6.3    Merger Sub..................................................  A-37

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER.....................  A-38
7.1    Termination.................................................  A-38
7.2    Effect of Termination.......................................  A-39
7.3    Expenses and Termination Fees...............................  A-39
7.4    Amendment...................................................  A-41
7.5    Extension; Waiver...........................................  A-41

ARTICLE VIII  GENERAL PROVISIONS...................................  A-41
8.1    Non-Survival at Effective Time..............................  A-41
8.2    Notices.....................................................  A-42
8.3    Interpretation..............................................  A-42
8.4    Counterparts................................................  A-43
8.5    Entire Agreement; Nonassignability; Parties in Interest.....  A-43
8.6    Severability................................................  A-43
8.7    Remedies Cumulative.........................................  A-43
8.8    Governing Law...............................................  A-43
8.9    Rules of Construction.......................................  A-43

SCHEDULES

Company Disclosure Schedule
Schedule 2.0     Revenue Levels
Schedule 2.1     Organization, Standing and Power
Schedule 2.2     Capital Structure
Schedule 2.3     Authority
Schedule 2.4     SEC Documents; Financial Statements
Schedule 2.5     Absence of Certain Changes
Schedule 2.6     Absence of Undisclosed Liabilities
Schedule 2.7     Litigation
Schedule 2.8     Restrictions on Business Activities
Schedule 2.9     Governmental Authorization
Schedule 2.10    Title to Property
Schedule 2.11    Intellectual Property
Schedule 2.12    Environmental Matters
Schedule 2.13    Taxes
Schedule 2.14    Employee Benefit Plans
Schedule 2.15    Certain Agreements Affected by the Merger
Schedule 2.16    Employee Matters
Schedule 2.17    Interested Party Transactions
Schedule 2.18    Insurance
Schedule 2.19    Compliance with Laws
Schedule 2.20    Minute Books
Schedule 2.21    Complete Copies of Materials
Schedule 2.22    Brokers' and Finders' Fees
Schedule 2.23    Registration Statement; Proxy Statement/Prospectus
Schedule 2.24    Opinion of Financial Advisor
Schedule 2.25    Vote Required
Schedule 2.26    Board Approval
Schedule 2.27    Stockholder Agreement/Irrevocable Proxies
Schedule 2.28    Section 203 of DGCL Not Applicable
Schedule 2.29    Inventory
Schedule 2.30    Accounts Receivable
Schedule 2.31    Customers and Suppliers
Schedule 2.32    Lock-up Agreements
Schedule 2.33    Export Control Laws
Schedule 2.34    Year 2000
Schedule 2.35    Accounting and Tax Matters
Schedule 2.36    Affiliates
Schedule 4.2     Restrictions on Conduct of Business of Company

Schedule 5.9(a)  Outstanding Options
Schedule 5.9(d)  Disqualified Persons
Schedule 5.14    List of Employees
Schedule 5.23    Certain Agreements

EXHIBITS

Parent Disclosure Schedule
Exhibit A  Option Agreement
Exhibit B  Stockholder Agreement
Exhibit C  Certificate of Merger
Exhibit D  Employment and Non-Competition Agreement
Exhibit E  Section 280G/83(b) Agreement
Exhibit F  Affiliate Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of May 4, 2000, by and among Cisco Systems, Inc., a California corporation ("Parent"), Archer Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Parent, and Arrowpoint Communications, Inc., a Delaware corporation ("Company").

                                   RECITALS:

     A. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of Company Common Stock, $0.001 par value ("Company Common Stock"), shall be converted into shares of Parent Common Stock, $0.001 par value ("Parent Common Stock"), at the rate set forth herein.

     C. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and as a pooling of interests for financial accounting purposes.

     E. Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, (a) Company and Parent have entered into a stock option agreement dated the date hereof in the form attached hereto as Exhibit A (the "Option Agreement") providing for the purchase by Parent of newly issued shares of Company Common Stock, and (b) certain stockholders of Company have on the date hereof entered into a stockholder agreement in the form attached hereto as Exhibit B (the "Stockholder Agreement") to vote the shares of Company Common Stock owned by such persons to approve the Merger.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit C (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable (and in any event not later than two business days) after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed to by the parties and set forth in the Certificate of Merger, being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of Company shall be amended so as to read in its entirety as set forth in the Certificate of Merger and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be those persons who were the directors of Merger Sub, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of the Surviving Corporation shall be the initial officers of Merger Sub, until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

     1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. At the Effective Time, subject to Section 1.6(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive 2.1218 shares of Parent Common Stock (the "Exchange Ratio").

          (b) Cancellation of Company Common Stock Owned by Parent or
     Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Company Stock Option Plans. At the Effective Time, Company's 1997 Stock Incentive Plan ("Company Incentive Plan") and 2000 Non-Employee Director Stock Option Plan (together with the Company Incentive Plan, the "Company Stock Option Plans") and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans and all obligations of Company under the Company ESPPs (as defined below) shall be assumed by Parent in accordance with Section 5.9.

          (d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time and of any increase in the number of shares of Company Common Stock, or securities convertible into or exchangeable for shares of Company Common Stock, outstanding after the date hereof (treating as outstanding as of the date hereof, up to 7,033,695 shares of Company Common Stock issuable upon exercise of outstanding options, options to purchase up to 148,441 shares of Company Common Stock to the extent granted pursuant to Section 4.2(e) and up to 42,000 shares of Company Common Stock issued pursuant to the Company ESPPs (as defined below)) relative to such number as derived from Section 2.2 hereof, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock as quoted on The Nasdaq National Market for the ten (10) trading days ending on the last full trading day prior to the Effective Time.

     1.7 Surrender of Certificates.

     (a) Exchange Agent. Parent's transfer agent shall act as exchange agent (the "Exchange Agent") in the Merger.

     (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time (provided that delivery of any shares that are subject to vesting and/or repurchase rights in favor of Company shall be in book entry form until such vesting and/or repurchase rights lapse) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 1.6(f).

     (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that are subject to vesting and/or repurchase rights in favor of Company) representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be sent, as promptly as practicable, in exchange therefor a certificate (or book entry in the case of shares that are subject to vesting and/or repurchase rights) representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article I.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

     (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) or certificates for shares of Parent Common Stock held by the Exchange Agent which have not been delivered to holders of Certificates pursuant to this Article I within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by

Section 1.7 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and, only as general creditors thereof, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

     1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of
Section 368(a) of the Code and (b) qualify for accounting treatment as a pooling of interests.

     1.12 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

     1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a "Material Adverse Effect" with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole, provided, however, that a "Material Adverse Effect" (a) with respect to Parent or Company shall not include a decrease, in and of itself, in the trading price of Company Common Stock or Parent Common Stock, and (b) with respect to Company shall not include the following (collectively, "Non-Controllable Events"): (i) general changes in the networking and telecommunications industry or economic conditions that affect Company and its subsidiaries, taken as a whole, substantially proportionately relative to Parent and its subsidiaries, taken as a whole or
(ii) a decline in the revenues or earnings of Company following the date of this Agreement which is attributable to a delay of, reduction in or cancellation or change in the purchase orders by customers of Company arising as a result of the execution or announcement of this Agreement (provided that revenues do not decline below the amounts set forth in Schedule 2.0 of the Company Disclosure Schedule for each of the quarters ended June 30, 2000 and September 30, 2000, in each case as of the end of such quarter). A decline of revenues below such levels shall be deemed to be a Material Adverse Effect on Company.

     In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party charged with senior administrative or operational responsibility for such matters.

     Except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure
Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Company represents and warrants to Parent and Merger Sub as follows:

     2.1 Organization, Standing and Power. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered to Parent a true and correct copy of the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Amended and Restated Bylaws, as amended, or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Company free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Company SEC Documents (as defined in Section 2.4), Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2 Capital Structure. The authorized capital stock of Company consists of 200,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value, of which there were issued and outstanding as of the close of business on April 30, 2000, 35,045,467 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after April 30, 2000, other than pursuant to the Option Agreement, the exercise of options outstanding as of such date under the Company Stock Option Plans or pursuant to the Company's 2000 Employee Stock Purchase Plan and the 2000 International Employee Stock Purchase Plan (together, the "Company ESPPs"). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. As of the close of business on April 30, 2000, Company has reserved
(i) 19,300,000 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plans, of which 3,036,266 shares have been issued pursuant to option exercises or direct stock purchases, 7,033,695 shares are subject to outstanding, unexercised options, no shares are subject to outstanding stock purchase rights, and 9,177,539 shares are available for issuance thereunder and (ii) 400,000 shares of Common Stock for issuance to employees pursuant to the Company ESPPs, of which no shares have been issued. Between April 30, 2000 and the date hereof, Company has not (i) issued or granted additional options under the Company Stock Option Plans, or (ii) accepted enrollments in the Company ESPPs. Except for (i) the rights created pursuant to this Agreement, the Option Agreement, the Company Stock Option Plans, and the Company ESPPs and (ii) Company's rights to repurchase any unvested shares under the Company Stock Option Plans or restricted stock awards granted outside of such Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock (other than those that have been fully performed, those granting Company the right to purchase unvested shares upon employment or service termination, the Option Agreement and the Stockholder Agreement) (i) between or among Company and any of its stockholders and (ii) to the best of Company's knowledge, between or among any of Company's stockholders. The terms of the Company Stock Option Plans permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, stockholders, or otherwise. The current "Purchase Period" (as defined in the Company ESPPs) commenced under the Company ESPPs on May 1, 2000 and will end on October 31, 2000, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Company ESPPs. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans or Company ESPPs have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented since being made available to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent. The shares of Company Common Stock issued under the Company Stock Option Plans, as amended and under all prior versions thereof, have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

     2.3 Authority. Company has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement by Company's stockholders holding a majority of the outstanding shares of Company Common Stock as contemplated by Section 6.1(a). Each of this Agreement and the Option Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement and the Option Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Company or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Company or any of its subsidiaries in connection with the execution and delivery of this Agreement, the Option Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in Section 2.23) relating to the Company Stockholders Meeting (as defined in Section 2.23); (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country;
(iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); (v) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act of 1933, as amended; (vi) the filing of a Current Report on Form 8-K with the SEC; and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement or the Option Agreement.

     2.4 SEC Documents; Financial Statements. Company has made available to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement and other filings made with the SEC by Company since March 31, 1999 and, prior to the Effective Time, Company will have furnished to Parent true and complete copies of any additional documents filed with the SEC by Company prior to the Effective Time (collectively, the "Company SEC Documents"). Company has timely filed all forms, statements and documents required to be filed by it with the SEC and The Nasdaq National Market since March 31, 1999. In addition, Company has made available to Parent all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Parent all exhibits to any additional Company SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Company nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present the consolidated financial condition and operating results of Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Company accounting policies since December 31, 1999.

     2.5 Absence of Certain Changes. Since March 31, 2000 (the "Company Balance Sheet Date"), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Company;
(ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company or any of its subsidiaries, other than in the ordinary course of business and as provided to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company's past practices. Company has not agreed since March 31, 2000 to do any of the things described in the preceding clauses
(i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.6 Absence of Undisclosed Liabilities. Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Consolidated Balance Sheets or in the related Notes to Consolidated Financial Statements included in Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (the "Company Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and not reasonably likely to have a Material Adverse Effect on Company; and (iv) those incurred in connection with the execution of this Agreement.

     2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no judgment, decree or order against Company or any of its subsidiaries, or, to the knowledge of Company and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company.

     2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current business practice of Company or any of its subsidiaries, any contemplated acquisition of property by Company or any of its subsidiaries or the conduct by Company or any of its subsidiaries of its business as currently conducted or as currently contemplated to be conducted.

     2.9 Governmental Authorization. Company and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on Company.

     2.10 Title to Property. Company and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The plants, property and equipment of Company and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good condition or repair would not have a Material Adverse Effect. All properties used in the operations of Company and its subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.
Schedule 2.10 identifies each parcel of real property owned or leased by Company or any of its subsidiaries. No lease relating to a foreign parcel contains any extraordinary payment obligation.

     2.11  Intellectual Property.

     (a) Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights (subject to limitations set forth in agreements pursuant to which Company licenses such as rights) to use all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code, except in circumstances where Company only possesses a license to the object code form, and object code form), and tangible or intangible proprietary information or material that are used in the business of Company and its subsidiaries ("Intellectual Property"). Company owns and possesses source code for all software owned by Company and owns or has valid licenses and possesses source code for all products owned, distributed and presently supported by Company. Company has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights.

     (b) Schedule 2.11 lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Intellectual Property owned by Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Company product, other than commercially available, off-the-shelf software.

     (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Company or any of its subsidiaries, by any third party, including any employee or former employee of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements and distribution and other customer agreements arising in the ordinary course of business.

     (d) Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

     (e) All patents, trademarks, service marks and copyrights held by Company are valid and subsisting. Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to Company's knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of Company's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     (f) Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

     (g) Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between

Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

     (h) There are no actions that must be taken by Company or any subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

     (i) Company has not received any opinion of counsel that any third party patents apply to Company's products.

     2.12  Environmental Matters.

     (a) The following terms shall be defined as follows:

          (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

          (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

          (iii) "Property" shall mean all real property leased or owned by Company or its subsidiaries either currently or in the past.

          (iv) "Facilities" shall mean all buildings and improvements on the Property of Company or its subsidiaries.

     (b) Company represents and warrants that, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Company, as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Company and its subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Company's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Company's knowledge, neither Company nor its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Company's and its subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Company and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

     2.13 Taxes. Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Company or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. All unpaid taxes of Company and its subsidiaries for periods through March 31, 2000 are reflected on the Company Balance Sheet. Company has no material liability for unpaid Taxes accruing after March 31, 2000 other than Taxes arising in the ordinary course of its business subsequent to March 31, 2000. There is (i) no material claim for Taxes that is a lien against the property of Company or any of its subsidiaries or is being asserted against Company or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Company or any of its subsidiaries that is being conducted by a Tax authority; and (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Company or any of its subsidiaries and that is currently in effect. Neither Company nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws solely as a result of transactions, events or accounting methods employed prior to the Merger. Neither Company nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any of its subsidiaries. All Tax sharing or Tax allocation agreements to which Company or any of its subsidiaries is a party are listed on Schedule 2.13 together with any liability of Company or its subsidiaries to another party under any such agreement which is either currently owing or which would result from assertions currently being made by Tax Authorities from audits or proceedings in progress. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Except as set forth on Schedule 2.13, neither Company nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. Company and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. For purposes of this Agreement, the following terms have the following meanings:
"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. As used herein, "Tax Return' ' shall mean any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes. Neither Company nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

     2.14  Employee Benefit Plans.

     (a) Schedule 2.14(a) lists, with respect to Company, any subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an "ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) other than Foreign Plans (as defined below); (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Company and that do not generally apply to all employees; and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Company of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Company (collectively, the "Company Employee Plans").

     (b) Company has furnished or made available to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided or made available copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code either (i) has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation other than the Uruguay Round Agreements Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, and the Taxpayer Relief Act of 1997, or (ii) has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired. Company has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code
Section 401(a). Company has also furnished or made available to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan.

     (c) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which would reasonably be expected to have, in the aggregate, a Material Adverse Effect on Company; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Company, and Company and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Company to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

     (d) With respect to each Company Employee Plan, Company and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Company, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

     (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company, any Company subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in Company's financial statements.

     (g) Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

     (h) Neither Company nor any Company subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

     (i) Except as set forth in Schedule 2.15 of the Company Disclosure Schedules, there is no agreement, contract or arrangement to which Company or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

     (j) With regard to each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "Foreign Plans"), (i) each of the Foreign Plans is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Balance Sheet, or disclosed to Parent within fifteen (15) days following the date hereof in Schedule 2.14(j) of the Company Disclosure Schedule; (iii) Company, Company subsidiary and ERISA Affiliates have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) to the knowledge of Company, there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of Company or any of its subsidiaries participating in such plans than the benefits available under Company Employee Plans for employees of Company in the United States.

     2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.16 Employee Matters. With respect to United States employees, Company and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Company. Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company or any of its subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability. Neither Company nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. With respect to employees employed outside the United States by Company or any of its subsidiaries, Company and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms of conditions of employment, wages, hours, withholding requirements, taxes, governmental and administrative contribution requirements and occupational safety and health practices, and are not engaged in any unfair labor practices in any of the countries where Company or any of its subsidiaries has employees, except for noncompliance which, in the aggregate, would not have a Material Adverse Effect on Company. There are no material controversies pending or, to the knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Company nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees. To Company's knowledge, no employees of Company or any of its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others. As of the date hereof, no employees of Company or any of its subsidiaries have given notice to Company, nor is Company otherwise aware, that any such employee intends to terminate his or her employment with Company or any subsidiary.

     2.17 Interested Party Transactions. Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries is indebted to any director or officer of Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

     2.18 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 Compliance With Laws. Each of Company and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Company. Each of Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the granting of options, restricted stock, other stock-based awards or the stock purchase rights granted under the Company ESPPs to their employees, consultants or other service providers, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Company.

     2.20 Minute Books. The minute books of Company and its subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Company and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.21 Complete Copies of Materials. Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of Company and its subsidiaries.

     2.22 Brokers' and Finders' Fees. Except for payment obligations to Goldman, Sachs & Co. set forth in an engagement letter, a true, correct and complete copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.23 Registration Statement; Proxy Statement/Prospectus. The information supplied by Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of Company in connection with the meeting of Company's stockholders to consider the Merger (the "Company Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which is contained in any of the foregoing documents.

     2.24 Opinion of Financial Advisor. Company has been advised by its financial advisor, Goldman, Sachs & Co., that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Company.

     2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of Company's capital stock necessary to adopt this Agreement.

     2.26 Board Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company adopt this Agreement and approve the consummation of the Merger.

     2.27 Stockholder Agreement; Irrevocable Proxies. All of the persons listed on Schedule 2.27 have agreed in writing to vote for approval of the Merger pursuant to a Stockholder Agreement, and pursuant to an Irrevocable Proxy attached thereto as Exhibit A.

     2.28 Section 203 of the DGCL Not Applicable. The Board of Directors of Company has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Stockholder Agreement or the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Stockholder Agreement and the Option Agreement. No other state takeover statute is applicable to this Agreement, the Stockholder Agreement, the Option Agreement or the transactions contemplated hereby or thereby.

     2.29 Inventory. The inventories of Company disclosed in the Company SEC Documents as of March 31, 2000 and in any subsequently filed Company SEC Documents are stated consistently with the audited financial statements of Company and consist of items of a quantity usable or salable in the ordinary course of business. Since March 31, 2000, Company has continued to replenish inventories in a normal and customary manner consistent with past practices. Except as disclosed in the Company SEC Documents, Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since March 31, 2000, due provision was made on the books of Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of March 31, 2000, Company had inventory of approximately $1,600,000 in the distribution channel and had commitments to purchase inventory (other than purchases of supplies in the ordinary course) in an amount of approximately $6,000,000.

     2.30 Accounts Receivable. The accounts receivable disclosed in the Company SEC Documents as of March 31, 2000, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Company SEC Documents, or as accrued on the books of Company in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Company SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in each of such Company SEC Document or accrued on such books is, in the reasonable judgment of Company, sufficient to provide for any losses that may be sustained on realization of the receivables.

     2.31 Customers and Suppliers. None of Company's customers which individually accounted for more than 5% of Company's gross revenues during the 12-month period preceding March 31, 2000 has terminated any agreement with Company. As of the date hereof, no material supplier of Company has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Company. Company has not knowingly breached, so as to provide a benefit to Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company.

     2.32 Lock-up Agreements. Company has received a waiver from Goldman, Sachs & Co. on terms reasonably satisfactory to Parent to ensure that each of the lock-up agreements executed by the officers, directors and securityholders of Company in connection with the initial public offering of Company (the "Lock-up Agreements") is inapplicable to this Agreement, the Option Agreement, the Stockholders Agreement and all of the transactions contemplated hereby or thereby.

     2.33 Export Control Laws. Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not have a Material Adverse Effect on Company. Without limiting the foregoing, Company represents and warrants that, except as would not have a Material Adverse Effect on Company:

          (a) Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

          (b) Company is in compliance with the terms of all applicable export licenses or other approvals;

          (c) There are no pending or threatened claims against Company with respect to such export licenses or other approvals;

          (d) There are no actions, conditions or circumstances pertaining to Company's export transactions that may give rise to any future claims; and

          (e) No consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

     2.34 Year 2000. Company's current products and services are "Year 2000 Compliant," where "Year 2000 Compliant" means that such products and services have been designed and tested so that, when used in accordance with their associated documentation, they are capable of accurately processing, providing and/or receiving (i) date-related data from, into and between the Twentieth
(20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries; provided that all other products and services used in combination in any way with Company's current products and services properly exchange date-related data with them. The information technology systems and non-information technology systems used by Company in its internal operations will function properly beyond 1999. Except as set forth on Schedule 2.34 to the Company Disclosure Schedule, neither Company nor any of its subsidiaries has made any written representations or warranties relating to the ability of any product or service of Company or its subsidiaries to be Year 2000 Compliant. Company has made inquiries to its key third-party vendors and providers as to the status of their Year 2000 efforts, and has not uncovered any problems that would aversely affect the operation of the products or that could disrupt or harm the day-to-day functioning of the business or operations of Company.

     2.35 Accounting and Tax Matters. Except as set forth in the preliminary letters issued by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), and Arthur Andersen LLP ("Arthur Andersen"), as of the date hereof, to Company's knowledge neither Company nor any of its affiliates has taken or agreed to take any action, nor does Company have knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests in accordance with GAAP or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code

     2.36 Affiliates. Schedule 2.36 sets forth the names and addresses of each person who is, in Company's reasonable judgment, an affiliate (as that term is used in Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling-of-interest accounting treatment) of Company.

     2.37 Representations Complete. None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in that section of the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure
Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Parent represents and warrants to Company as follows:

     3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

     3.2 Capital Structure. The authorized capital stock of Parent consists of 20,000,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, no par value, of which there were issued and outstanding as of the close of business on March 15, 2000, 6,943,728,170 shares of Common Stock (after taking into account the two-for-one stock split of Parent Common Stock effective as of March 22, 2000) and no shares of Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger (including pursuant to the exercise of any options assumed pursuant to Section 5.9) will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub.

     3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing with the SEC and NASD of the Registration Statement; (iii) the filing of a Form 8-K with the SEC and NASD within 15 days after the Closing Date; (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (v) such filings as may be required under HSR; (vi) the filing with The Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent; (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

     3.4 SEC Documents; Financial Statements. Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since July 31, 1999, and, prior to the Effective Time, Parent will have furnished or made available to Company true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the "Parent SEC Documents"). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC and The Nasdaq National Market since July 31, 1999. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Since January 31, 2000, there has not occurred any change, event or condition that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Parent.

     3.5 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent's Form 10-Q for the period ended January 29, 2000 (the "Parent Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Parent Balance Sheet Date and consistent with past practice.

     3.6 Litigation. There is no litigation pending against Parent or any of its subsidiaries or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Material Adverse Effect on Parent or on the ability of Parent to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Parent or any of its subsidiaries, or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Material Adverse Effect on Parent or on the ability of Parent to consummate the transactions contemplated by this Agreement.

     3.7 Broker's and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.8 Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Company or any third party which is contained in any of the foregoing documents.

     3.9  Board Approval. The Boards of Directors of Parent and Merger Sub have
(i) approved this Agreement and the Merger, (ii) determined that the Merger is advisable and in the best interests of their respective stockholders and is on terms that are fair to such stockholders and (iii) recommended that the stockholder of Merger Sub adopt this Agreement and approve the consummation of the Merger. The stockholder of Merger Sub has adopted this Agreement and approved the consummation of the Merger. No vote of the holders of Parent Common Stock is required under applicable law or Nasdaq Stock Market rules in connection with this Agreement or the Merger.

     3.10 Accounting and Tax Matters. Except as set forth in the preliminary letters issued by PricewaterhouseCoopers and Arthur Andersen, as of the date hereof, to Parent's knowledge neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     3.11 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its and its subsidiaries' business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its commercially reasonable efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its commercially reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Company agrees to promptly notify Parent of any material event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which would have a Material Adverse Effect on Company.

     4.2 Restrictions on Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following (other than those items listed on Schedule 4.2 to the Company Disclosure Schedule), or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent (it being agreed that any actions taken or omitted by Company in compliance with this Section 4.2 shall not be deemed to constitute a breach of any of the representations or warranties of Company in Article II):

          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

          (c) Stock Option Plans, Etc. Take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans.

          (d) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of supplies in the ordinary course) involve the payment by Company or its subsidiaries in excess of $400,000;

          (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, (ii) the grant of stock options under Company Stock Option Plans to new employees in the ordinary course of business (not to exceed an aggregate of 148,441 shares issuable thereunder), with an exercise price equal to the fair market value of the Company Common Stock on the date of grant and otherwise on Company's standard terms (including vesting schedule) and (iii) the repurchase of Company Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

          (f) Intellectual Property. Transfer or license to any person or entity any rights to its Intellectual Property other than the license of non-exclusive rights to its Intellectual Property in the ordinary course of business consistent with past practice;

          (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (i) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (j) Leases. Enter into any operating lease in excess of $200,000;

          (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $175,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

          (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $175,000 individually or $1,000,000 in the aggregate;

          (m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (n) Termination or Waiver. Terminate or waive any right of substantial value;

          (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than pursuant to scheduled annual performance reviews, providedthat any resulting modifications are in the ordinary course of business and consistent with Company's past practices.

          (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

          (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole (except for purchases of supplies and components in the ordinary course of business consistent with past practice), or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

          (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return (except as required to do so by law) or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (t) Notices. Company shall give all notices and other information required by applicable law to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

          (u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (v) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

          (w) Year 2000 Compliance. Fail to carry forward in all material respects Company's Year 2000 assessment and compliance programs, as made available to Parent by Company; or

          (x) Other. Take or agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through (w) above, or any action that is reasonably foreseeable by Company to be likely to make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.3 No Solicitation. Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries (collectively, "Company Representatives") will not, directly or indirectly, (i) take any action to solicit, initiate or encourage or agree to any Takeover Proposal (as defined in Section 7.3(f)) or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Company or any of it subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal; provided that nothing herein shall prohibit the Board of Directors of Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if, prior to adoption of this Agreement by Company's stockholders, an unsolicited written Takeover Proposal shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company believes in good faith in the proper exercise of their fiduciary duties to Company's stockholders (after receipt of advice from its financial advisor), and after considering all terms and conditions of such written Takeover Proposal, including the likelihood and timing of its consummation, that such Takeover Proposal would result in a transaction more favorable to Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Company determines in good faith after advice from outside legal counsel of nationally recognized reputation that it is necessary for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law, Company Representatives may furnish in connection therewith information to the party making such Superior Proposal and, subject to the provisions hereof, engage in negotiations with such party, and endorse, recommend, approve and/or agree to such Superior Proposal and such actions shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement; provided that in each such event Company notifies Parent of such determination by the Board of Directors of Company and provides Parent with a true and complete copy of the Superior Proposal received from such third party, and provides (or has provided) or makes available to Parent all documents containing or referring to non-public information of Company that are supplied to such third party; provided, however, that Company provides such non-public information pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.4) is on Parent; and provided further that Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal or withdraw its recommendation of the adoption of this Agreement unless Company has provided Parent at least three (3) days prior notice thereof. Company will promptly (and in any event within 24 hours) notify Parent after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep Parent fully informed of the status and details of any such Takeover Proposal notice, request or correspondence or communications related thereto, and shall provide Parent with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to a Takeover Proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare, and (i) Company shall file with the SEC (if necessary), preliminary proxy materials relating to the adoption of this Agreement by the stockholders of Company, and (ii) Parent shall file with the SEC, a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate). As promptly as practicable following receipt of SEC comments thereon, Company shall file with the SEC definitive proxy materials and Parent shall file with the SEC amendments to its Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Company and Parent will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, Company shall promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement. The Proxy Statement shall solicit the adoption of this Agreement by the stockholders of Company and shall include the approval of this Agreement and the Merger by the Board of Directors of Company and the recommendation of the Board of Directors of Company to Company's stockholders that they vote in favor of the adoption of this Agreement (provided that the Board of Directors of Company may exclude such recommendation if, pursuant to Section 4.3, it is permitted to endorse, recommend or approve and/or agree to a Superior Proposal) and shall include the opinion of Company's financial advisors as described in Section 2.24 (unless subsequently withdrawn).

     5.2 Meeting of Stockholders. Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting within 35 days of the Registration Statement being declared effective by the SEC. Company shall consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting, subject to Section 5.1, without the consent of Parent. Subject to Section 5.1, Company shall use its reasonable best efforts to solicit from stockholders of Company proxies in favor of adoption of this Agreement and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     5.3  Access to Information.

     (a) Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Company's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company and its subsidiaries as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

     (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

     (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     (d) Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company's and subsidiaries Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of Parent or its subsidiaries: (i) a schedule of the types of Tax Returns being filed by Company and each of its subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by Company and each of its subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which Company or any of its subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

     5.4 Confidentiality. The parties acknowledge that each of Parent and Company have previously executed a non-disclosure agreement dated April 13, 2000 (the "Confidentiality Agreement), which agreement shall continue in full force and effect in accordance with its terms.

     5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

     5.6  Consents; Cooperation.

     (a) Each of Parent and Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR. Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

     (b) Each of Parent and Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use its commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the Final Date (as defined in Section 7.1(b)). Each of Parent and Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and Company also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and substantially complying with any second request for information pursuant to the Antitrust Laws.

     (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither Parent nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or of Parent combined with the Surviving Corporation after the Effective Time and (ii) neither Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

     5.7 Legal Requirements. Each of Parent, Merger Sub and Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.8 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

     5.9  Employee Benefit Plans.

     (a) At the Effective Time, the Company Stock Option Plans and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, will be assumed by Parent. Company represents and warrants to Parent that Schedule 5.9(a) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock Option Plans, including the number of shares of Company capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Company shall deliver to Parent an updated Schedule 5.9(a) hereto current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans and the applicable stock option agreements, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Except as set forth in Schedule 2.15 of the Company Disclosure Schedule, the Merger will not terminate any of the outstanding options under the Company Stock Option Plans or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon Parent's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Parent qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 30 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plans a document evidencing the foregoing assumption of such option by Parent.

     (b) All outstanding rights of Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall continue in effect following the Merger and shall thereafter continue to be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except for the acceleration of vesting provided for in the agreements evidencing the Repurchase Options and except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

     (c) Outstanding purchase rights under the Company ESPPs shall be exercised on October 31, 2000, and each participant in the Company ESPPs shall accordingly be issued, at such time, such number of shares of Parent Common Stock as will equal (i) the number of shares of Company Common Stock to which such participant would have been entitled under the Company ESPPs multiplied by (ii) the Exchange Ratio. Company shall cause the Company ESPPs to terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the Company ESPPs. Company employees who meet the eligibility requirements for participation in the Parent Employee Stock Purchase Plan shall be eligible to begin payroll deductions under that plan as of the start date of the first offering period thereunder beginning after the Effective Time.

     (d) Within 15 business days following the date of this Agreement, Company shall set forth on Schedule 5.9(d) a list of all persons who Company reasonably believes are, with respect to Company and as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). For this purpose, Company shall assume that the fair market value of Company Common Stock is approximately $135.00 per share. Within a reasonable period of time after the last business day of each month after the date of this Agreement (other than May 2000) and on or about the date five business days prior to the expected Closing Date, Company shall revise
Schedule 5.9(d) to reflect the most recently available closing price of Company Common Stock as of the last business day of such month and to reflect any additional information which Company reasonably believes would impact the determination of persons who are, with respect to Company and as of the each such date, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

     (e) Unless Parent consents otherwise in writing, Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Company Employee Plan that is a 401(k) plan or other defined contribution retirement plan.

     (f) Company shall take all action as may be necessary or appropriate to elect that options outstanding under the Company Incentive Plan shall be assumed or equivalent options of Parent be substituted therefor.

     (g) Company shall use its reasonable best efforts to provide to Parent, within ten business days following the date of this Agreement, a schedule identifying, and copies of, all Foreign Plans.

     5.10 Forms S-3 and S-8. Parent agrees to file, no later than 30 business days after the Closing (provided that Parent has received within 10 business days after the Closing all option documentation it requires relating to the outstanding options), (i) a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to outstanding options and shares granted to individuals for which a Form S-8 registration statement is available hereto and (ii) a registration statement on Form S-3 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to outstanding options and shares granted to entities or to individuals for which a Form S-8 registration statement is not available, which Form S-3 shall remain current for one year from the Effective Time, under the Company Stock Option Plans or Company ESPPs assumed by Parent or otherwise issued in compensatory transactions to entities or to individuals not currently providing services to Company as employees or consultants. Company shall cooperate with and assist Parent in the preparation of such registration statements.

     5.11 Option Agreement. Company agrees to fully perform its obligations under the Option Agreement.

     5.12 Listing of Additional Shares. Prior to the Effective Time, Parent shall file with The Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(f).

     5.13 Nasdaq Quotation. Company and Parent agree to continue the quotation of Company Common Stock and Parent Common Stock, respectively, on The Nasdaq National Market during the term of the Agreement so that appraisal rights will not be available to stockholders of Company under Section 262 of the Delaware Law.

     5.14 Employees. Company shall use its commercially reasonable efforts to cause each of the individuals set forth on Schedule 5.14 to deliver to Parent an executed Employment Agreement in the form of Exhibit D.

     5.15 Lock-up Agreements. Company hereby agrees that it has taken and will continue to take all necessary action to ensure that none of this Agreement, the Option Agreement, the Stockholder Agreement or the transactions contemplated hereby or thereby will be subject to the terms of any of the Lock-up Agreements.

     5.16  Indemnification.

     (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company's Certificate of Incorporation and Bylaws and any indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an "Indemnified Party") is or becomes involved in any capacity in any claim, action, suit, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the Delaware Law upon receipt of any undertaking contemplated by Section 145(e) of the Delaware Law. Any Indemnified Party wishing to claim indemnification under this Section 5.16, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (provided that the failure to so notify Parent or the Surviving Corporation shall not relieve such entity from any liability that it may have under this Section 5.16 except to the extent that such failure prejudices such entity), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the Delaware Law.

     (b) For five years after the Effective Time, Parent will either (i) at all times maintain at least $50,000,000 in cash, marketable securities or unrestricted lines of credit (or any combination thereof) to be available to indemnify the Indemnified Parties in accordance with Section 5.16(a) above or
(ii) cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.16, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     (c) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Company occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of five years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this Section 5.16, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of Parent (provided that if use of counsel of Parent would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of Parent, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Parent) and following the Effective Time the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and neither the Surviving Corporation nor Parent shall settle any such claim, action, suit, proceeding or investigation that includes either an admission of wrongdoing or the imposition of injunctive relief without the written consent of the Indemnified Person (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such five-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

     (d) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and may not be amended, altered or repealed without the prior written consent of the affected Indemnified Party.

     5.17 Tax Treatment. The parties each intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and shall use best efforts to cause the Merger to so qualify. Each of Parent and Company shall execute and deliver a certificate in form reasonably acceptable to the other party setting forth factual representations and covenants that will serve as a basis for the tax opinions described in Section 6.1(e).

     5.18 Pooling Accounting. Parent and Company shall each use its commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and Company shall use its commercially reasonable efforts to cause its "Affiliates" (as defined in Section 5.7) not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     5.19 Pooling Letter. Company shall use all reasonable efforts to cause to be delivered to PricewaterhouseCoopers, Parent's independent accountants, as promptly as practicable but in any event prior to the Effective Time, a letter from Arthur Andersen, Company's independent accountants, addressed to Company and dated the Closing Date to the effect that Company qualifies as a combining company in accordance with the provisions of Accounting Principles Board Opinion No. 16, Business Combinations. Such letter shall be in a form reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type and shall permit PricewaterhouseCoopers to use such letter. Company shall provide appropriate representations as reasonably requested by Arthur Andersen that are customary in scope and substance for such letters.

     5.20 Stockholder Litigation. Unless and until the Board of Directors of Company has withdrawn its recommendation of the adoption of this Agreement, Company shall give Parent the opportunity to participate at its own expense in the defense of any stockholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement and the Option Agreement.

     5.21  Best Efforts and Further Assurances. Subject to Sections 4.3 and 5.1,
(a) each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this

Agreement, and (b) each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.22 Affiliates. Company will use reasonable efforts to obtain an executed Company Affiliate Agreement substantially in the form of Exhibit F hereto (the "Affiliate Agreement") from (a) each person identified in Schedule 2.36 of the Company Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (b) from any person who, to the knowledge of Company, may be deemed to have become an affiliate of Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any affiliate of Company or
(ii) any person Parent reasonably identifies (by written notice to Company) as being a person who may be deemed an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Company Affiliate Agreement, regardless of whether such person has executed Affiliate Agreement and regardless of whether such person's name and address appear on Schedule 2.36 of the Company Disclosure Schedule.

     5.23 Execution of Certain Agreements. Company shall not execute any agreements or enter into any arrangements, with respect to the transactions identified on Schedule 5.23 to the Company Disclosure Schedule, without Parent's prior written consent.

     5.24 Registration Rights. Prior to the Closing Date, Company shall take all steps necessary to terminate any outstanding rights of Company's securityholders relating to the registration of securities of Company, including under Company's Investor Rights Agreement dated January 14, 2000.

     5.25 Section 280G/83(b) Agreement. Company shall use its reasonable best efforts to obtain, prior to the Closing Date, a properly executed Section 280G/83(b) Agreement in the form attached hereto as Exhibit E (the "280G/83(b) Agreement") from each person reasonably identified by Company or Parent as potentially receiving excess parachute payments, as defined in Section 280G of the Code, in connection with the Merger. Prior to the Closing Date, Company shall disclose the contents, and provide a copy, of the 280G/83(b) Agreement to each person that Company reasonably believes may potentially receive excess parachute payments, as defined in Section 280G of the Code, in connection with the Merger.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of Company under Delaware Law.

          (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by he SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

          (d) Governmental Approvals. Parent, Company and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity (i) all approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws and under HSR, and (ii) all other approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on the Surviving Corporation or Parent following the Effective Time.

          (e) Tax Opinion. Parent and Company shall have received substantially similar written opinions of Brobeck, Phleger and Harrison LLP and Hale and Dorr LLP, respectively, in form and substance reasonably satisfactory to them, dated on or about the date of Closing to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn; provided, however, that if counsel to either Parent or Company is unable or unwilling to deliver such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party delivers such opinion to such party. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and Company. In addition, Parent and Company shall have received from such respective firms such tax opinions as may be required by the SEC in connection with the filing of the Registration Statement.

          (f) Listing of Additional Shares. The shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent shall have been approved for listing on The Nasdaq National Market.

          (g) Letters of Accountants. PricewaterhouseCoopers, Parent's independent accountants, shall have received the letter referred to in
     Section 5.19 from Arthur Andersen to the effect that Company qualifies as a combining company in accordance with the provisions of Accounting Principles Board Opinion No. 16, Business Combinations, and Parent shall have received a similar letter from PricewaterhouseCoopers to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such letter from Arthur Andersen shall be in a form reasonably satisfactory to Company, and such letter from PricewaterhouseCoopers shall be in a form reasonably satisfactory to Parent, and each such letter shall be customary in scope and substance for letters delivered by independent accountants in connection with transactions of this type.

     6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any of which may be waived, in writing, by Company:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time, except where the failure to be so true and correct, without regard to any materiality qualifications contained therein, individually or in the aggregate does not constitute a Material Adverse Effect on Parent and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

          (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer certifying that the condition set forth in Section 6.2(a) shall have been fulfilled.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any of which may be waived, in writing, by Parent:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time, except where the failure to be so true and correct, without regard to any materiality qualifications contained therein, individually or in the aggregate does not constitute a Material Adverse Effect on Company and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President and Chief Financial Officer certifying that the condition set forth in Section 6.3(a) shall have been fulfilled.

          (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Company or any of its subsidiaries or otherwise set forth on Schedule 2.3 of the Company Disclosure Schedule, except where failure to obtain such consent would not have a Material Adverse Effect on Company.

          (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's conduct or operation of the business of Company and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e) Employment and Non-Competition Agreements. Each of the employees of Company set forth on paragraph (a) of Schedule 5.14 and at least 75% of the employees of Company set forth on paragraph (b) of Schedule 5.14 shall have accepted employment with Parent and shall have entered into an Employment and Non-Competition Agreement in the form attached hereto as Exhibit D.

          (f) Lock-up Agreements. Company shall have taken all necessary action to ensure that none of the transactions contemplated by this Agreement, the Option Agreement or the Stockholder Agreement are subject to the terms of any of the Lock-up Agreements.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

          (a) by mutual consent of Parent and Company;

          (b) by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before October 31, 2000 or such later date as may be agreed upon in writing by the parties hereto (the "Final Date"); provided, however, that the Final Date shall be extended to December 31, 2000 in the event that if the only reason the Closing shall not have occurred by October 31, 2000 is the failure of the conditions set forth in Section 6.1(b) and/or Section 6.1(d) (although such extension shall not occur if the failure of such conditions has been caused or resulted from one party's action or failure to act constituting a breach of this Agreement and the other party does not consent to such extension); and provided further that the right to terminate this Agreement under this
     Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by Parent, if (i) Company shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.3(a) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (and Parent shall not have willfully breached any of its covenants hereunder, which breach is not cured), (ii) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing, (iii) Company shall have failed to comply with Section 4.3, (iv) the Board of Directors of Company shall have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so, or (v) for any reason Company fails to call and hold the Company Stockholders Meeting by September 30, 2000 or in the event the condition set forth in Section 6.1(b) shall not have been satisfied by September 30, 2000 under circumstances in which it can be reasonably expected that the Final Date will be extended pursuant to the proviso set forth in Section 7.1(b), December 15, 2000;

          (d) by Company, if Parent shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.2(a) not to be satisfied and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach (and Company shall not have willfully breached any of its covenants hereunder, which breach is not cured);

          (e) by Parent if a Trigger Event (as defined in Section 7.3(e)) or Takeover Proposal shall have occurred and the Board of Directors of Company in connection therewith, does not within ten

     (10) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby, and (ii) reject such Takeover Proposal or Trigger Event (in the case of a Trigger Event involving a tender or exchange offer); or

          (f) by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or
     (ii) any required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to either party where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of such party and such action or failure constitutes a breach by such party of this Agreement).

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that (a) the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Article VIII shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability in connection with a willful breach of the representations or warranties of such party to this Agreement or the breach of any covenant or agreement set forth in this Agreement.

     7.3  Expenses and Termination Fees.

     (a) Subject to subsections (b), (c), (d) and (e) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 6.1(f) and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be shared equally by Company and Parent.

     (b) In the event that (i) Parent shall terminate this Agreement pursuant to
Section 7.1(e); (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(iii) as a result of the failure by Company, its stockholders who are parties to the Stockholder Agreements, and each of their respective directors, officers, employees, affiliates and controlling persons, or any person authorized by such persons, to comply with the requirements of Section 4.3;
(iii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(iv) and at the time of such recommendation, endorsement, acceptance, agreement or resolution under Section 7.1(c)(iv), there shall not exist circumstances giving rise to a Material Adverse Effect on Parent; (iv) Parent (or in the case of Section 7.1(f)(ii), Company) shall terminate this Agreement pursuant to Section 7.1(c)(ii) or 7.1(f)(ii) and, prior to such withdrawal, modification or stockholder rejection, there shall have been (A) a Trigger Event with respect to Company or (B) a Takeover Proposal with respect to Company which at the time of such withdrawal, modification or stockholder rejection shall not have been rejected by Company or withdrawn by the other party and at the time of such withdrawal, modification or stockholder rejection under Section 7.1(c)(ii) or 7.1(f)(ii), there shall not exist circumstances giving rise to a Material Adverse Effect on Parent; or (v) Parent (or in the case of Section 7.1(b), Company, provided that this clause (v) shall not apply if an action or failure to act on the part of Parent has been the cause of or resulted in the failure of the Merger to occur on or before the date specified in Section 7.1(b) and such action or failure to act constitutes a breach of this Agreement) shall terminate this Agreement pursuant to Section 7.1(b), 7.1(c)(i) or 7.1(c)(v) due in whole or in part to any failure by Company to use its reasonable best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Company prior to or on the Closing Date or any failure by Company's affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event with respect to Company or (B) a Takeover Proposal with respect to Company which shall not have been rejected by Company or withdrawn by the other party, then Company shall promptly reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition to any other remedies Parent may have, Company shall promptly pay to Parent the sum of $150,000,000.

     (c) In the event that (i) Parent shall terminate this Agreement pursuant to
Section 7.1(c)(i) or 7.1(c)(v) under circumstances not described in Section 7.3(b)(v); or (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(ii) or 7.1(f)(ii) (under circumstances not described in Section 7.3(b)(iv)) and at the time of such withdrawal, modification or stockholder rejection, there shall not exist circumstances giving rise to a Material Adverse Effect on Parent, Company shall promptly reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel); and, in the event (A) any Takeover Proposal or Trigger Event is, within twelve months of the later of (x) such termination of this Agreement and
(y) the payment of the above described expenses, consummated (as defined in Section 7.3(g)) by or with any person (or any affiliate of any person) that made a Takeover Proposal prior to termination of this Agreement or that caused a Trigger Event prior to such termination, or (B) any other Takeover Proposal or Trigger Event not described in clause (A) is consummated (as defined in Section 7.3(g)) within six months of the later of (x) such termination of this Agreement and (y) the payment of the above-described expenses, Company shall promptly pay to Parent the additional sum of $150,000,000 (less any amounts paid by Company to Parent under Section 7.3(b)).

     (d) In the event that Company shall terminate this Agreement pursuant to
Section 7.1(d) Parent shall promptly reimburse Company for all of the out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

     (e) As used herein, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing 15% or more, or commences a tender or exchange offer, open market purchase program or other publicly announced initiative following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 15% or more, of the voting power of Company; provided, however, a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 15% or more of Company if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Company, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Company; (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Company, directly or indirectly, relating to a merger or other business combination involving Company or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Company; (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Company, directly or indirectly, relating to a merger or other business combination involving Company or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Company; or (iv) otherwise acting, alone or in concert with others, to seek control of Company or to seek to control or influence the management or policies of Company.

     (f) For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any of its subsidiaries or the acquisition of 15% or more of the outstanding shares of capital stock of Company, or a significant portion of the assets of, Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     (g) For purposes of Section 7.3(c) above, (A) "consummation" of a Takeover Proposal shall occur on the date a written agreement is entered into with respect to a merger or other business combination involving Company or the acquisition of 15% or more of the outstanding shares of capital stock of Company, or sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Company or any of its subsidiaries and (B) "consummation" of a Trigger Event shall occur on the date any Person (other than any stockholder which currently owns 15% or more of the outstanding shares of capital stock of Company, provided that such stockholder does not increase its ownership) or any of its affiliates or associates would beneficially own securities representing 15% or more of the voting power of Company, following a tender or exchange offer.

     7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock or Merger Sub Common Stock.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4
(Confidentiality), 5.9 (Employee Benefit Plans), 5.10 (Forms S-3 and S-8), 5.16

(Indemnification), 5.18 (Pooling Accounting), 5.21 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this
Article VIII shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Merger Sub, to:

         Cisco Systems, Inc.
         170 West Tasman Drive
         San Jose, California 95134-1706
         Attention: Senior Vice President, Legal and Government Affairs Facsimile No.: (408) 526-5926
         Telephone No.: (408) 526-8252

         with a copy to:

         Brobeck, Phleger & Harrison LLP
         Two Embarcadero Place
         2200 Geng Road
         Palo Alto, California 94303
         Attention: Therese A. Mrozek, Esq.
         Facsimile No.: (212) 586-7878
         Telephone No.: (212) 237-2515

     (b) if to Company, to:

         Arrowpoint Communications, Inc.
         50 Nagog Park
         Acton, Massachusetts 01720
         Attention: Charlie Gray, General Counsel
         Facsimile No: (978) 206-3254
         Telephone No.: (978) 206-3000

         with a copy to:

         Hale and Dorr LLP
         60 State Street
         Boston, Massachusetts 02109-1803
         Attention: Patrick J. Rondeau, Esq.
         Facsimile No.: (617) 526-5000
         Telephone No.: (617) 526-6000

     8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 4, 2000. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (f), 1.7-1.9, 5.9, 5.10, 5.12 and 5.16; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                           [Signature page follows.]

     IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          CISCO SYSTEMS, INC.

                                          By: /s/ LARRY R. CARTER
                                            ------------------------------------

                                          Name: Larry R. Carter
                                              ----------------------------------

                                          Title: Chief Financial Officer
                                             -----------------------------------

                                          ARROWPOINT COMMUNICATIONS, INC.

                                          By: /s/ CHIN-CHENG WU
                                            ------------------------------------

                                          Name: Chin-Cheng Wu
                                              ----------------------------------

                                          Title: Chief Executive Officer
                                             -----------------------------------

                                          ARCHER ACQUISITION CORPORATION

                                          By: /s/ LARRY R. CARTER
                                            ------------------------------------

                                          Name: Larry R. Carter
                                              ----------------------------------

                                          Title: Chief Financial Officer
                                             -----------------------------------

                        SIGNATURE PAGE TO AGREEMENT AND
                       PLAN OF MERGER AND REORGANIZATION

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (the "Agreement"), dated as of May 4, 2000, by and between Cisco Systems, Inc., a California corporation ("Parent"), and ArrowPoint Communications, Inc., a Delaware corporation ("Company").

     WHEREAS, concurrently with the execution and delivery of this Agreement, Company, Parent and Archer Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), which provides, among other things, that upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Company (the "Merger"), with Company continuing as the surviving corporation; and

     WHEREAS, as a condition and inducement to Parent's willingness to enter into the Reorganization Agreement, Parent has required that Company agree, and Company has so agreed, to grant to Parent an option with respect to certain shares of Company's common stock upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

     1. Grant of Option. Company hereby grants to Parent an irrevocable option (the "Company Option") to purchase up to 6,974,047 shares (the "Company Shares") of common stock, par value $.001 per share, of Company (the "Company Common Stock") in the manner set forth below at a price (the "Exercise Price") of $135 per Company Share, payable in cash. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Reorganization Agreement.

     2. Exercise of Option. The Company Option may be exercised by Parent, in whole or in part at any time or from time to time after the occurrence of any of the events that obligates Company to pay Parent the Termination Fee pursuant to
Section 7.3(b) or 7.3(c) of the Reorganization Agreement. In the event Parent wishes to exercise the Company Option, Parent shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing for such purchase.

     3. Termination of Option. The Company Option shall terminate upon the earlier of: (a) the Effective Time; (b) the termination of the Reorganization Agreement pursuant to Section 7.1 thereof (other than a termination in connection with which Parent is entitled to any payments as specified in Sections 7.3(b) or (c) thereof); (c) 180 days following any termination of the Reorganization Agreement in connection with which Parent is entitled to a payment as specified in Section 7.3(b) thereof (or if, at the expiration of such 180-day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal); or (d) 270 days following any termination of the Reorganization Agreement in connection with which Parent is entitled to a payment as specified in Section 7.3(c) thereof (or if, at the expiration of such 270-day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal); provided, however, that if Parent has exercised the Company Option but the Closing has not occurred as provided in Section 5 with respect to such exercise, the

Company Option shall survive until immediately following such Closing. Notwithstanding the foregoing, the Company Option may not be exercised if Parent is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Reorganization Agreement.

     4. Conditions to Closing. The obligation of Company to issue the Company Shares to Parent hereunder is subject to the conditions that (a) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (b) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. Company shall use its reasonable best efforts to satisfy such conditions as soon as practicable after Parent exercises the Company Option.

     5. Closing. At any Closing, (a) Company will deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 11, and (b) Parent will deliver to Company the aggregate price for the Company Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. At any Closing at which Parent is exercising the Company Option in part, Parent shall present and surrender this Agreement to Company, and Company shall deliver to Parent an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Company Common Stock purchasable hereunder.

     6. Representations and Warranties of Company. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, that number of unissued Company Shares that are subject to the Company Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Company Shares to Parent upon the exercise of the Company Option, Parent will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;
(f) except as may be required under the Securities Act of 1933, as amended (the "Securities Act"), the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (i) any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Company or (ii) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets, which Violation, in the case of each of clauses (ii) and (iii), would have a Material Adverse Effect on Company; and (g) except as described in
Section 2.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, other than applicable filings with and payment of fees to The Nasdaq National Market with respect to the inclusion for quotation thereon of the additional shares of Company Common Stock which may be purchased hereunder.

     7. Representations and Warranties of Parent. Parent represents and warrants to Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except as described in Section 3.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, result in any Violation pursuant to, (i) any provision of the Articles of Incorporation or By-laws of Parent, (ii) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, which Violation, in the case of each of clauses (ii) and (iii), would have a Material Adverse Effect on Parent; (e) except as described in Section 3.3 of the Reorganization Agreement and Section 4(a) of this Agreement, and except as may be required under the Securities Act and the Securities Exchange Act of 1934, as amended, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; and (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof.

     8. Put and Call.

     (a) Exercise. At any time during which the Company Option is exercisable pursuant to Sections 2 and 3 (the "Repurchase Period"), upon demand by Parent, Parent shall have the right to sell to Company (or any successor entity thereof), and Company (or such successor entity) shall be obligated to repurchase from Parent (the "Put"), and upon demand by Company following two (2) business days' prior notice, Company (or any successor entity thereof) shall have the right to purchase from Parent and Parent shall be obligated to sell to Company (or any successor entity) (the "Call") all or any portion of the Company Option, to the extent not previously exercised, at the price set forth in subparagraph

(i) below, or all or any portion of the Company Shares purchased by Parent pursuant thereto, at a price set forth in subparagraph (ii) below:

          (i) The difference between the "Market/Tender Offer Price" for shares of Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put or Call is given to a party (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal that was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the closing prices of shares of Company Common Stock on The Nasdaq National Market for the ten trading days immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Parent is exercising its rights under this Section 8), but only if the Market/Tender Offer Price is greater than the Exercise Price.

          (ii) The Exercise Price paid by Parent for the Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased.

          (iii) Notwithstanding subparagraphs (i) and (ii) above, in no event shall the proceeds payable to Parent pursuant to this Section 8 exceed the sum of (x) $150,000,000 plus (y) the Exercise Price multiplied by the number of Company Shares purchased minus (z) any amount paid to Parent by Company pursuant to Section 7.3(b) or Section 7.3(c) of the Reorganization Agreement.

     (b) For purposes of Section 8(a), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

     (c) Payment and Redelivery of Company Option or Shares. In the event Parent or Company exercises its rights under this Section 8, Company shall, within ten business days of the Notice Date, pay the required amount to Parent in immediately available funds and Parent shall surrender to Company the Company Option or the certificates evidencing the Company Shares purchased by Parent pursuant thereto, and Parent shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

     9. Registration Rights.

     (a) Following any exercise of the Company Option, Parent may by written notice (the "Registration Notice") to Company request Company to register under the Securities Act all or any part of the shares of Company Common Stock acquired pursuant to this Agreement (the "Restricted Shares") beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their reasonable best efforts to prevent any Person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of Common Stock of Company on a fully diluted basis (a "Permitted Offering"); provided, further, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Company Common Stock and that any rights to require registrations hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the Fair Market Value of such shares. For purposes of this Section 9, the term "Fair Market Value" shall mean the per share average of the closing sale prices of Company's Common Stock on The Nasdaq National Market for the ten trading days immediately preceding the date of the Registration Notice.

     (b) Company shall use its reasonable best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than an aggregate of two effective registration statements hereunder and
(ii) Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) Company is in possession of material non-public information which it reasonably believes (i) would be detrimental to be disclosed at such time and, (ii) after consultation with counsel to Company, such information would have to be disclosed if a registration statement were filed at that time; (B) Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement, the provisions of this Section 9 shall again be applicable to any proposed registration; provided, however, that Parent shall not be entitled to request more than two registrations pursuant to this Section 9. Company shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 9 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (c) The registration rights set forth in this Section 9 are subject to the condition that Parent shall provide Company with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for Company, is necessary to enable Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (d) If Company's securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, Nasdaq National Market System, or any other securities exchange or automated quotations system, Company, upon the request of Parent, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

     (e) A registration effected under this Section 9 shall be effected at Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent, and Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

     10. Adjustment Upon Changes in Capitalization.

     (a) In the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) In the event that Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and Company shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into Company and Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Parent shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

     11. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF MAY 4, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     12. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Parent in compliance with the provisions of Section 9 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Parent shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Parent. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in Section 11.

     13. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to seek an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

     14. Entire Agreement. This Agreement and the Reorganization Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     15. Further Assurance. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

     17. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

     (a) if to Parent or Merger Sub, to:

         Cisco Systems, Inc.
         170 West Tasman Drive
         San Jose, CA 95134
         Attention: Senior Vice President, Legal and Government Affairs Facsimile No.: (408) 526-5926
         Telephone No.: (408) 526-8252
         with a copy to:

         Brobeck, Phleger & Harrison LLP
         Two Embarcadero Place
         2200 Geng Road
         Palo Alto, California 94303
         Attention: Therese A. Mrozek, Esq.
         Facsimile No.: (650) 496-2885
         Telephone No.: (650) 424-0160

     (b) if to Company, to:

         ArrowPoint Communications, Inc.
         50 Nagog Park
         Acton, Massachusetts 01720
         Attention: Charlie Gray, Esq.
         Facsimile No.: (978) 206-3254
         Telephone No.: (978) 206-3141

         with a copy to:
         Hale and Dorr LLP
         60 State Street
         Boston, Massachusetts 02109-1803
         Attention: Patrick J. Rondeau, Esq.
         Facsimile No.: (617) 526-5000
         Telephone No.: (617) 526-6000

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

     19. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     21. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     22. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                           [Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          CISCO SYSTEMS, INC.

                                          By: /s/ LARRY R. CARTER
                                            ------------------------------------
                                              Name: Larry R. Carter
                                              Title: Chief Financial Officer

                                          ARROWPOINT COMMUNICATIONS, INC.

                                          By: /s/ CHIN-CHENG WU
                                            ------------------------------------
                                              Name: Chin-Cheng Wu
                                              Title: Chief Executive Officer

                   SIGNATURE PAGE TO STOCK OPTIONS AGREEMENT

                                                                      APPENDIX C

                             STOCKHOLDER AGREEMENT

     THIS STOCKHOLDER AGREEMENT (this "Agreement") is entered into as of May 4, 2000, by and among Cisco Systems, Inc., a California corporation ("Parent"), Archer Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the undersigned stockholder ("Stockholder") of ArrowPoint Communications, Inc., a corporation existing under the laws of Delaware ("Company").

                                   RECITALS:

     WHEREAS, Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger") effected in part through the conversion of each outstanding share of capital stock of Company (the "Company Capital Stock"), into shares of common stock of Parent (the "Parent Shares") at the rate set forth in the Agreement and Plan of Merger and Reorganization dated as of May 4, 2000 by and among Parent, Merger Sub and Company (such agreement as it may be amended or restated is hereinafter referred to as the "Reorganization Agreement") (the "Transaction");

     WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding Company Capital Stock as is indicated on the signature page of this Agreement (the "Shares"); and

     WHEREAS, in order to induce Parent to enter into the Transaction, certain stockholders of Company have agreed to vote the Shares and any other such shares of Company Capital Stock so as to facilitate consummation of the Transaction.

     NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants set forth in the Reorganization Agreement, the parties hereto agree as follows:

     1. Share Ownership and Agreement to Retain Shares.

          1.1  Encumbrance.

          (a) Stockholder represents, warrants and covenants to Parent that (i) Stockholder is the beneficial owner of that number of Shares of Company Capital Stock set forth on the signature page hereto; (ii) except as otherwise set forth on the signature page hereto, Stockholder has held such Company Capital Stock at all times since the date set forth on such signature page; (iii) the Shares constitute the Stockholder's entire interest in the outstanding Company Capital Stock; (iv) no other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire the Shares or any portion of the Shares; and (v) the Shares are and will be at all times up until the Expiration Date free and clear of any liens, claims, options, charges or other encumbrances. As used herein, the term "Expiration Date" shall mean the earlier to occur of (A) the Effective Time (as defined in the Reorganization Agreement) of the Transaction, and (B) the termination of the Reorganization Agreement.

          1.2 New Shares. Stockholder agrees that any shares of Company Capital Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction.

     3. Irrevocable Proxy. Stockholder is hereby delivering to Parent a duly executed proxy in the form attached hereto as Exhibit A (the "Proxy") with respect to each meeting of stockholders of Company, such Proxy to cover the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting. Upon the execution of this Agreement by the Stockholder, the Stockholder hereby revokes any and all prior proxies given by the Stockholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares or any New Shares until after the Expiration Date.

     4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

          (a) Until the Expiration Date, the Stockholder will not (i) initiate or solicit, directly or indirectly, any proposal, plan of offer to acquire all or any substantial part of the business or properties or Company Capital Stock, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the Stockholders of Company all or any substantial part of the business, properties or Company Capital Stock (each, an "Acquisition Proposal"); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent or Merger Sub, or any associate, agent or representative of Parent or Merger Sub), under any circumstances that would reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal provided that, in the case of clauses (iii) and (iv), the foregoing shall not prevent Stockholder, in Stockholder's capacity as a director or officer (as the case may be) of Company, from taking any actions permitted under
     Section 4.3 of the Reorganization Agreement. In the event the Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Stockholder shall promptly inform Parent as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties.

          (b) Stockholder is competent to execute and deliver this Stockholder Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Stockholder Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) the enforceability thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (c) The execution and delivery of this Stockholder Agreement by Stockholder does not, and the performance of this Stockholder Agreement by Stockholder shall not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

     5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

     6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have in its capacity as a stockholder of the Company.

     7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

     8. Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, until such time as the Transaction has been publicly disclosed by Parent, except as may otherwise be required by law.

     9. Miscellaneous.

          9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without the prior written consent of the other. This Agreement is binding upon Stockholder in Stockholder's capacity as a stockholder of Company (and not in Stockholder's capacity as a director or officer, as the case may be, of Company) and only with respect to the specific matters set forth herein.

          9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

          9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent or Merger Sub upon any such violation, Parent and Merger Sub shall have the right to seek to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent or Merger Sub at law or in equity and the Stockholder hereby waives the absence of irreparable harm as a defense in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

          9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Stockholder Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

             (a) If to the Stockholder, at the address set forth below the Stockholder's signature at the end hereof.

           (b) if to Parent or Merger Sub, to:

               Cisco Systems, Inc.
               170 West Tasman Drive
               San Jose, CA 95134-1706
               Attention: Senior Vice President, Legal Governmental Affairs Facsimile No.: (408) 526-5926
               Telephone No.: (408) 526-8252

               with a copy to:

               Brobeck, Phleger & Harrison LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, California 94303
               Attention: Therese A. Mrozek, Esq.
               Facsimile No.: (650) 496-2885
               Telephone No.: (650) 812-2583

           (c) if to Stockholder, to its address set forth on the signature page with a copy to:

               Hale and Dorr LLP
               60 State Street
               Boston, Massachusetts 02109-1803
               Attention: Patrick J. Rondeau, Esq.
               Facsimile No.: (617) 526-5000
               Telephone No.: (617) 526-6000

     or to such other address as any party hereto may designate for itself by notice given as herein provided.

          9.6 Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to any applicable conflicts of laws rules.

          9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations and understandings among the parties hereto with respect to such subject matter.

          9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                           [Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be executed as of the date first above written.

CISCO SYSTEMS, INC.                                         STOCKHOLDER
By: -------------------------------------------------       By: -------------------------------------------------
Name: ----------------------------------------------        Title:
                                                                  -----------------------------------------------
Title:
      -----------------------------------------------

ARCHER ACQUISITION CORPORATION
By: -------------------------------------------------       By: -------------------------------------------------
Name: ----------------------------------------------        Title:
                                                                  -----------------------------------------------
Title:
-----------------------------------------------
By:

Total Number of Shares of Company Capital Stock owned on the date hereof:

     Common Stock:  ________________________

                   [SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

                                                                      APPENDIX D

--------------------------------------------------------------------------------

           Goldman, Sachs & Co. Y 2765 Sand Hill Road Y Menlo Park, California 94025
           Tel: 650-234-3300

                                                      LOGO

--------------------------------------------------------------------------------

PERSONAL AND CONFIDENTIAL

May 5, 2000

Board of Directors
ArrowPoint Communications, Inc.
50 Nagog Park
Acton, Massachusetts 01720

Gentlemen:

     Attached is our opinion letter dated May 4, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Company Shares"), of ArrowPoint Communications, Inc. (the "Company") of the exchange ratio of 2.1218 shares of Common Stock, par value $0.001 per share, of Cisco Systems, Inc. (the "Buyer") to be received for each Company Share pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 4, 2000, among Buyer, ArrowPoint Acquisition Corporation, a wholly-owned subsidiary of Buyer, and the Company.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

                                          Very truly yours,

                                          /s/  GOLDMAN, SACHS & CO.
                                          (GOLDMAN, SACHS & CO.)

--------------------------------------------------------------------------------

           Goldman, Sachs & Co. Y 2765 Sand Hill Road Y Menlo Park, California 94025
           Tel: 650-234-3300

                                                      LOGO

--------------------------------------------------------------------------------

PERSONAL AND CONFIDENTIAL

May 4, 2000

Board of Directors
ArrowPoint Communications, Inc.
50 Nagog Park
Acton, Massachusetts 01720

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Company Shares"), of ArrowPoint Communications, Inc. (the "Company") of the exchange ratio of 2.1218 shares of Common Stock, par value $0.001 per share (the "Buyer Shares"), of Cisco Systems, Inc. (the "Buyer") to be received for each Company Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 4, 2000, among Buyer, ArrowPoint Acquisition Corporation, a wholly-owned subsidiary of Buyer, and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of the initial public offering of Company Shares in March 2000 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Buyer from time to time, including having acted as financial advisor in various strategic advisory assignments including, but not limited to, the acquisition of the optical systems business of Pirelli SpA in December 1999. We may provide investment banking services to Buyer in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or Buyer for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement of the Company on Form S-1 dated March 30, 2000 relating to the initial public offering of Company Shares, including the Prospectus therein; a draft of the Registration Statement of the Company on Form S-4 dated the date hereof, including a draft of the Proxy Statement/Prospectus relating to the Special Meeting of Stockholders of the Company to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Buyer for the five fiscal years ended July 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and the Buyer; certain other communications from the Company and the Buyer to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and Buyer regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Shares and the Buyer Shares, which, like many Internet related stocks, have been and are likely to continue to be subject to significant short term price and trading volatility, compared with certain financial and stock market information for the Company and the Buyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, Buyer did not make available its forecasts of future financial performance. Accordingly, our review of such matters was limited to discussions with the senior management of the Buyer of certain publicly available estimates by research analysts covering the Buyer, which according to Buyer, do not materially differ from the view of management of the Buyer as to the future performance of the Buyer. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Buyer or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. In rendering our opinion, we are not addressing the underlying business decision of the Company to effect the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Company Shares.

                                          Very truly yours,

                                          /s/  GOLDMAN, SACHS & CO.
                                          (GOLDMAN, SACHS & CO.)